    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 16, 1998
                                                        REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                --------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                --------------
                             INTELLISYS GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
                                    DELAWARE
         (STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)
                                      5099
            (PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBER)
                                   77-0376647
                    (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
                              140 EAST DANA STREET
                        MOUNTAIN VIEW, CALIFORNIA 94041
                                 (800) 828-6464
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL
                               EXECUTIVE OFFICES)
                                --------------
                                DONALD J. ESTERS
                             CHAIRMAN AND PRESIDENT
                             INTELLISYS GROUP, INC.
                              140 EAST DANA STREET
                        MOUNTAIN VIEW, CALIFORNIA 94041
                                 (800) 828-6464
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                --------------
                                   COPIES TO:
         JEFFREY T. PERO, ESQ.                   KAREN E. BERTERO, ESQ.
         KAREN E. EBERLE, ESQ.                   HILARY J. HATCH, ESQ.
            LATHAM & WATKINS                  GIBSON, DUNN & CRUTCHER LLP
   505 MONTGOMERY STREET, 19TH FLOOR              333 SOUTH GRAND AVE.
    SAN FRANCISCO, CALIFORNIA 94111              LOS ANGELES, CA 90071
             (415) 391-0600                          (213) 229-7000
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
                                --------------
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
If the Registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of the Form, check the following box. [_]
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                           PROPOSED       PROPOSED
                                           MAXIMUM        MAXIMUM
                             AMOUNT        OFFERING      AGGREGATE      AMOUNT OF
    TITLE OF SHARES          TO BE        PRICE PER       OFFERING     REGISTRATION
    TO BE REGISTERED     REGISTERED(1)     SHARE(2)       PRICE(2)         FEE
-----------------------------------------------------------------------------------
Common Stock, $.01 par     2,300,000
 value..................     shares          $10        $23,000,000       $6,785
-----------------------------------------------------------------------------------
-----------------------------------------------------------------------------------

(1) Includes 300,000 shares subject to an over-allotment option granted to the Underwriters.
(2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE       +
+AMENDED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE RELATED REGISTRATION + +STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION OR ANY APPLICABLE + +STATE SECURITIES COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN + +OFFER TO SELL NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE +
+WHERE THE OFFER OR SALE IS NOT PERMITTED.                                     +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED OCTOBER 16, 1998

PROSPECTUS
--------

                                      LOGO

                             Intellisys Group, Inc.

                        2,000,000 SHARES OF COMMON STOCK

Intellisys Group, Inc. designs, installs and services custom integrated audio, video and data display, conferencing and networking systems. These systems include state-of-the-art technology that enhances our clients' ability to present and exchange information. We also sell a wide range of portable multimedia presentation, conferencing and networking equipment.

This is an initial public offering of our common stock. No public market currently exists for our shares. The offering price may not reflect the market price of our shares after the offering.

We will list the common stock on the Nasdaq National Market under the symbol "ISGP."

             Investing in the common stock involves certain risks.
                    See "Risk Factors" beginning on page 9.

                                                                 PER SHARE TOTAL
--------------------------------------------------------------------------------
Public Offering Price........................................... $         $
--------------------------------------------------------------------------------
Underwriting Discounts and Commissions.......................... $         $
--------------------------------------------------------------------------------
Proceeds, Before Expenses, to Intellisys Group, Inc............. $         $
--------------------------------------------------------------------------------

The underwriters have a 45-day option to purchase up to 300,000 additional shares of common stock from us to cover over-allotments, if any.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------

WEDBUSH MORGAN SECURITIES INC.

                  The date of this prospectus is      , 1998.

                              [INSIDE FRONT COVER]

ARTWORK:

[Photograph of Pacific Bell Network Operations Center, including work stations and rear-projection screens.]

CAPTIONS:

Pacific Bell Network Operations Center

  For Pacific Bell's Northern California call center, Intellisys designed and installed 18 rear-projection computer screens that allow Pacific Bell's entire Northern California communication system to be monitored. The 110" diagonal screens and 12 supplemental television monitors create a visual display wall that provides operations personnel with easy access to relevant information.

ARTWORK:

[Photograph of Pacific Bell Mobile Services Operation Center, showing work stations and large screen display monitors.]

CAPTIONS:

Pacific Bell Mobile Services Operation Center

  To monitor Pacific Bell's cellular telephone network throughout Northern California, Intellisys designed and installed three 120" diagonal rear-projection screens and four supporting television displays interconnected to a matrix of computer stations. When alarm conditions occur anywhere in the network, the relevant information is displayed on a large screen to enable Pacific Bell's personnel to take appropriate action.

ARTWORK:

[Photograph showing Apple Computer corporate boardroom.]

CAPTIONS:

Apple Computer Corporate Boardroom

  Intellisys designed and installed the multimedia systems in Apple Computer's boardroom. The system allows the room to change quickly and easily from a conference room to a presentation environment by lowering the projector and screen and automatically activating the window shades. The audiovisual system also includes high-fidelity stereo playback and an audio conference system built into the conference table.

ARTWORK:

[Photograph showing Apple Computer's Presentation Auditorium.]

CAPTIONS:

Apple Computer Presentation Auditorium

  For use in Apple Computer's annual televised stockholders' meeting, Intellisys designed and installed a large image, rear-projected visual display system and a broadcast-quality television recording system. The auditorium's lectern contains a sophisticated remote control system providing each presenter with simple, easy-to-use access to multimedia presentation materials.

ARTWORK:

[Photograph showing Silicon Graphics Visionarium wraparound screen (with "Visionarium" artwork) and computer stations.]

CAPTIONS:

Silicon Graphics Visionarium

  For Silicon Graphics' showcase total-immersion theater, Intellisys designed and installed the complete video, sound and control systems. Three overlapping images are projected on a 120(degrees) wraparound screen giving viewers a true virtual reality experience.

ARTWORK:

[Photograph showing Sun Microsystems corporate demonstration room, including work stations, large format display screen and work stations.]

CAPTIONS:

Sun Microsystems Corporate Demonstration Center

  Intellisys provided the presentation systems for Sun Microsystems' corporate demonstration center. These systems feature high resolution large screen displays designed to replicate the look of Sun's computer monitors. The rooms allow Sun to demonstrate a variety of computing solutions to potential customers.

                               PROSPECTUS SUMMARY

  This summary highlights information contained in this prospectus. This summary is not complete and may not contain all of the information you should consider before investing in the common stock. You should read the entire prospectus carefully.

                                  THE COMPANY

  We design, install and service custom integrated audio, video and data display, conferencing and networking systems. These systems include state-of-the-art technology that enhances our clients' ability to present and exchange information. We also sell a wide range of portable multimedia presentation, conferencing and networking equipment.

  We believe that, based on revenue, we are one of the largest companies in the highly fragmented multimedia presentation and communication services industry. Our strategy is to establish a national presence by growing internally (including opening offices in new geographic markets) and acquiring complementary businesses. We generated revenue of $41.5 million for the year ended December 31, 1997, a 36% increase over 1996 revenue of $30.6 million, and revenue of $26.7 million in the first six months of 1998, a 47% increase over revenue of $18.2 million in the first six months of 1997. We generated operating income of $1.7 million for the year ended December 31, 1997, a 197% increase over 1996 operating income of $562,000, and operating income of $925,000 in the first six months of 1998, a 135% increase over operating income of $394,000 in the first six months of 1997. Since June 1, 1998, we have completed three acquisitions, and we recently entered into non-binding letters of intent to acquire two additional businesses. See "Business--Recent and Potential Acquisitions" and "Pro Forma Consolidated Financial Data."

  We provide our clients one source for their multimedia presentation and communication needs by:

  . offering sophisticated, "start to finish" design, procurement and installation services;

  . creating innovative integrated systems through a wide range of technical expertise;

  . providing high quality post-installation service and support; and

  . maintaining strong relationships with suppliers of market-leading products.

  We provide the extensive expertise necessary to design and integrate presentation, performance, production, conferencing, networking and portable systems. A presentation system typically includes video/data projection, soundtrack and speech audio systems, audio and video source equipment and remote control systems. A performance system may include public address systems, stadium-size video displays, special audio and video effects, wide-screen motion picture film systems, animated displays, automated theatrical operations, and broadcast and closed-circuit television systems. A production system may include equipment used for analog and digital video origination, graphics design and post-production and distribution activities. A conferencing system typically includes cameras, microphones, codec processing equipment, television monitors, speakers and remote control equipment. A networking system typically includes cabling that connects multiple rooms or buildings and the switching, bridging and routing equipment that allows audio and video signals to be directed to the proper location.

  The technologies that drive presentation, conferencing and networking equipment are converging. As a result, businesses, government agencies and educational institutions are requesting more sophisticated integrated solutions for their communication needs. We believe that these needs are currently being met primarily by:

  . small, regional firms that provide basic system integration services;

  . regional "box houses" (companies that focus on catalog sales of presentation and communication equipment); and

  . ""staging and rental" businesses (companies that primarily provide staging services for trade shows and other corporate events).

  We believe that we offer our clients more sophisticated design services (including feasibility analysis, architectural coordination and technical engineering) and a larger technically trained workforce than our small, regional competitors. In addition, unlike most "box houses" and "staging and rental" companies, we offer our clients a full range of services from initial consultation to the design, engineering, procurement, fabrication and installation of custom integrated multimedia communication systems. We also provide post-installation support, repair, maintenance and on-site staffing and operations. We believe that our ability to offer a comprehensive range of services for state-of-the-art multimedia presentation and communication systems distinguishes us from our competitors. We have completed approximately 1,000 integrated systems projects since January 1996 for clients such as Netscape, Apple Computer, University of California, Stanford University, NASA-Ames Research Labs and the U.S. Department of Energy.

                                    STRATEGY

  Our goal is to enhance our market position in the multimedia presentation and communication services industry by continuing to grow internally and through strategic acquisitions. Our strategy to achieve this goal contains the following key elements:

  Serve as a Single Source Provider of Multimedia Communication Solutions. We seek to become the provider of choice for all of our clients' multimedia presentation and communication needs. We believe that offering a full spectrum of state-of-the-art multimedia presentation and communication systems, equipment and support services gives us a competitive advantage and enables us to attract new clients and expand our business with existing clients. Although our equipment maintenance, repair and rental services have not contributed substantially to our revenue to date, we plan to enhance our efforts to market those services in the future. We also seek to capitalize on opportunities to offer new or expanded services tied to advances in the computer, data communication and telecommunication industries.

  Stimulate Internal Growth. We plan to continue to expand domestically by opening new offices in targeted geographic markets. Our decisions to open offices in new markets are based on our review of demographic information, existing client needs, business growth projections and the level of competition in the area. We recently opened two additional offices in Southern California and expect to open two offices in the metropolitan New York City area in 1999.

  Make Strategic Acquisitions. We believe that the multimedia presentation and communication services industry is highly fragmented and consists primarily of small companies that operate within limited geographical areas. We believe that our industry offers substantial consolidation opportunities. We have acquired three businesses since June 1, 1998 and recently entered into non-binding letters of intent to acquire two additional businesses. We seek to acquire selected businesses in targeted geographic markets and to expand the operations of acquired companies through internal growth. We believe that our acquisitions to date have allowed us to:

  . add new clients;

  . further develop our relationships with existing clients;

  . offer new services and capabilities; and

  . acquire experienced personnel.

See "Business--Recent and Potential Acquisitions."

  Develop and Maintain Strong Supplier Relationships. We currently have distribution relationships with over 300 suppliers, including leading communications technology, digital media hardware and software manufacturers such as InFocus, NEC, Sony and PictureTel. We believe that our strong relationships with suppliers have enabled us to attract and retain clients by allowing us to offer a large selection of cutting-edge communications equipment. We believe that we are able to negotiate attractive pricing and volume discounts from suppliers because of our size and position in the industry. We intend to continue to develop relationships and obtain exclusive distribution agreements with companies that are developing new technologies in order to ensure that our clients have access to the latest technology at favorable prices.

  Focus on Staff Professional Development. We seek to employ highly qualified and trained sales and technical personnel in order to provide superior service to our clients. Our sales staff regularly attends manufacturer and industry sponsored training to obtain manufacturer certification and expertise in the features and benefits of the components and systems we sell and install. Our engineering, project management and installation technicians participate (both as instructors and students) in manufacturer and industry certification programs for high-level technical training in system design, installation procedures, and component applications, service and maintenance. Our personnel also attend internally developed training programs for design and engineering, sales skills and presentation and proposal writing.

  Our predecessor, Educational Industrial Sales, Inc. ("Educational"), was incorporated in California in 1976. In October 1998, we changed our name from Electronic Integrated Solutions ("EIS") to Intellisys Group, Inc. The "Company," "we," "us" and "our" refer to Intellisys Group, Inc. and our wholly owned subsidiary, B. Higginbotham Enterprises, Inc., unless we indicate otherwise. Our executive offices are located at 140 East Dana Street, Mountain View, California 94041. Our telephone number is (800) 828-6464.

  Unless we indicate otherwise, we have adjusted all information in this prospectus to reflect our reincorporation in Delaware in October 1998 (the "Reincorporation") and the mergers of our former wholly owned subsidiaries, Educational and Alford Media Sales, Inc., into Intellisys Group, Inc. In the Reincorporation, we converted our issued and outstanding common stock into 3,997,162 shares of Delaware common stock on a 4.047-for-one basis. Also, unless we indicate otherwise, the information in this prospectus assumes that the underwriters will not exercise their over-allotment option.

                                  THE OFFERING

 Common stock offered............................... 2,000,000 shares
 Common stock to be outstanding after the offering.. 6,162,859 shares (1)
 Use of proceeds.................................... We will use the net proceeds from the offering
                                                     to reduce outstanding
                                                     borrowings under our
                                                     credit facility, to repay
                                                     a note issued in
                                                     connection with an
                                                     acquisition, to fund
                                                     possible future
                                                     acquisitions and for
                                                     working capital. See "Use
                                                     of Proceeds."
 Dividend Policy.................................... We intend to retain all future earnings to fund
                                                     the development and growth
                                                     of our business.
                                                     Therefore, at this time we
                                                     do not anticipate paying
                                                     cash dividends. See
                                                     "Dividend Policy."
 Proposed Nasdaq National Market symbol............. ISGP

--------
(1) Includes:

   . 43,078 shares of common stock that we expect to issue in connection with our proposed acquisition of Proline Industries, Inc.;

   . 72,619 shares of common stock that we expect to issue immediately following this offering upon automatic conversion of subordinated convertible promissory notes issued in connection with our acquisition of Digital Networks Corporation; and

   . 50,000 shares of common stock that we expect to issue immediately following this offering upon automatic conversion of a convertible promissory note to be issued in connection with our proposed acquisition of Aurora Visual Systems.

   Excludes:

   . 409,916 shares of common stock subject to stock options that we granted under stock option agreements;

   . 1,058,489 shares of common stock issuable upon conversion, under certain circumstances, of preferred stock that we expect to issue prior to the closing of this offering;

   . 100,000 shares of common stock issuable upon exercise of warrants we will issue to the representatives of the underwriters in connection with this offering; and

   . 47,142 shares of common stock issuable upon exercise of additional outstanding warrants.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                               YEAR ENDED DECEMBER 31,      SIX MONTHS ENDED JUNE 30,
                          --------------------------------- -------------------------
                                                  PRO FORMA                 PRO FORMA
                           1995    1996    1997    1997(1)   1997    1998    1998(1)
                          ------- ------- ------- --------- ------- ------- ---------
STATEMENT OF INCOME
 DATA:
Sales and installation
 revenue................  $25,481 $30,557 $41,535  $97,590  $18,162 $26,675  $53,869
Gross profit............    7,621   7,521  11,339   23,794    4,556   7,288   14,517
Operating income........    1,431     562   1,667    2,473      394     925    2,084
Net income..............      701     195     793      763      127     503      882
Earnings per share:
 Basic..................     0.19    0.05    0.21     0.20     0.03    0.13     0.23
 Diluted................     0.18    0.05    0.20     0.15     0.03    0.12     0.17
Weighted average shares:
 Basic..................    3,720   3,833   3,833    3,833    3,833   3,840    3,840
 Diluted................    3,916   3,970   3,988    5,089    3,969   4,036    5,138

                              DECEMBER 31,                  JUNE 30, 1998
                         ---------------------- -------------------------------------
                                                                         PRO FORMA
                          1995   1996    1997   ACTUAL  PRO FORMA (1) AS ADJUSTED (2)
                         ------ ------- ------- ------- ------------- ---------------
BALANCE SHEET DATA:
Working capital......... $1,688 $ 1,414 $ 2,095 $ 1,755    $ 1,282        $19,032
Total assets............  8,007  11,888  15,257  25,573     46,118         59,868
Lines of credit and
 short-term notes pay-
 able...................  2,362   4,399   4,845   8,133     14,685         10,685
Long-term debt..........    273     434     346     795      1,365          1,365
Preferred stock.........    --      --      --      --       7,970          7,970
Stockholders' equity....  2,315   2,510   3,303   5,001      4,838         22,588

--------
(1) Gives effect to our acquisitions of Digital Networks Corporation, B. Higginbotham Enterprises, Inc. and Alford Media Sales, Inc. and our potential acquisitions of Aurora Visual Systems and Proline Industries, Inc. (including the anticipated issuance of 1,058,489 shares of preferred stock to finance portions of the Proline and Aurora acquisitions and to repay approximately $1.0 million of outstanding notes) in the case of the statement of income as if the acquisitions had been completed at the beginning of each of the periods presented and in the case of the balance sheet as if the acquisitions had occurred on June 30, 1998.
(2) As further adjusted to reflect the sale of 2,000,000 shares of common stock at an estimated price of $10 per share and the application of the estimated net proceeds from this offering as if these events had occurred on June 30, 1998. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

  You should consider the following factors carefully before deciding to purchase common stock. This prospectus contains forward-looking statements. These statements include words such as "may," "will," "expect," "believe," "intend," "anticipate," "estimate" or similar words. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. Actual results and events may vary materially from those discussed in the forward-looking statements. We discuss risks and uncertainties that might cause such a difference below and elsewhere in this prospectus.

ABILITY TO MANAGE AND SUSTAIN GROWTH

  We have experienced rapid growth recently, in part due to our acquisition of three businesses since June 1, 1998. This rapid growth may place a significant strain on our resources. In order to continue to grow, we must, among other things:

  . increase the amount of business we obtain from existing clients;

  . develop new clients;

  . continue to open offices in new geographic markets;

  . expand the range of integrated systems, equipment and support services we offer to our clients;

  . acquire complementary businesses in new and existing markets; and

  . retain key employees and recruit and train new employees.

  Until recently, most of our clients and operations have been located in the San Francisco bay area. Through our recent acquisitions and by opening new offices, we have expanded into other areas of the Western and Southwestern United States. We plan to expand into additional geographic regions and markets. We may not be able to translate our experience into success in new geographic regions or markets. In addition, we cannot guarantee that:

  . we will be able to expand our business with current clients;

  . we will be able to develop new clients;

  . we will have adequate financial and other resources to open new offices or enter new markets;

  . any new offices will perform in a satisfactory manner;

  . we will be able to develop and offer new integrated systems, equipment and support services, or that any new integrated systems, equipment and support systems will be successful;

  . we will be able to identify and finance appropriate future acquisitions on favorable terms, or at all;

  . we will be able to retain key employees or hire new employees; or

  . any future business we may develop or acquire will perform in a satisfactory manner.

  As a result, we cannot assure you that we will be able to expand our business or manage any future growth effectively and profitably.

INTEGRATION OF ACQUISITIONS

  Since June 1, 1998, we have acquired three businesses. We are currently pursuing additional acquisitions and recently entered into non-binding letters of intent to acquire two additional businesses. We may not be able to integrate our recent or any future acquisitions successfully with existing operations without substantial costs, delays or other problems. As we integrate acquired businesses, key employees of the acquired companies could resign and management's attention could be diverted from our ongoing business concerns. We may not be able to implement operational improvements in, or exploit potential synergies with, acquired businesses. Any of these factors could materially adversely affect our operating results and financial condition. In addition, any businesses we acquire may not perform as well as we may expect and could be adversely affected by unforeseen liabilities.

ABILITY TO MAKE ADDITIONAL ACQUISITIONS

  We intend to pursue opportunities to expand our business through the acquisition of selected companies in targeted geographic markets. We expect to finance future acquisitions with proceeds from this offering, cash proceeds of borrowings from third parties or the issuance of our common stock, promissory notes or other securities. We cannot guarantee, however, that:

  . we will be able to identify appropriate acquisition candidates or negotiate acquisitions on favorable terms;

  . we will be able to obtain the financing necessary to complete future acquisitions; or

  . the issuance of our common stock or other securities in connection with any future acquisition will not result in a substantial dilution in the ownership interests of holders of our common stock.

CLIENT CONCENTRATION

  Each year a substantial portion of our revenue is derived from sales to a relatively small number of clients. During 1997 and the first six months of 1998, approximately 19% of our revenue for each period resulted from sales to our top 10 clients. The identities of our top 10 clients change from period to period as we complete our contracts with them. If we fail to replace the completed contracts with new contracts of similar size, our revenue and profits may be adversely affected.

DEPENDENCE ON KEY PERSONNEL

  Our future success will depend in part upon the continued service of our key technical, marketing and management personnel, particularly our Chairman, President and Chief Financial Officer, Donald J. Esters. We will need to attract and retain qualified employees, particularly technical personnel such as design and systems integration engineers and service technicians. The competition for qualified personnel is intense. We may not be able to retain key employees or attract additional qualified personnel.

  The Company is the beneficiary of a key man insurance policy on the life of Mr. Esters in the amount of $1,000,000.

COMPETITION

  No firm data exists on the size of the multimedia presentation and communication services industry and the number and size of competitors within the industry. However, we believe, based on our experience in the industry, that the multimedia presentation and communication services industry is highly competitive and highly fragmented. We compete primarily with small, regional firms that offer more limited services than ours. However, some participants in the industry have national, full service businesses and greater capabilities and financial resources than ours. In addition, non-traditional competitors who offer more mature and sophisticated products and services (such as telecommunications, computing and energy management companies) have begun to add multimedia presentation and communication services and products to their existing technology products and services. Our primary competitors are:

  . audiovisual equipment dealers;

  . companies that rent and sell audiovisual equipment, primarily in connection with staging services for trade shows and other corporate events;

  . independent design consulting firms;

  . electrical contractors;

  . manufacturers' sales and service divisions;

  . office superstores and consumer electronics chains; and

  . the in-house communications staffs of many clients and potential clients.

  We believe that the multimedia presentation and communication services industry will become more consolidated in the future and, as a result, may become more competitive. We could be adversely affected if existing competitors expand their integrated systems businesses, if new competitors with greater resources than ours enter the industry or if our clients or potential clients choose to service their multimedia presentation and communication needs internally.

DEPENDENCE ON KEY SUPPLIERS

  We rely on outside vendors to supply the components we sell to our clients. Our future success will depend, in part, on our ability to maintain favorable pricing, product availability and other supply terms with our current suppliers and to develop relationships with new suppliers. We cannot assure you that we will be able to maintain our favorable relationships with current suppliers or develop new supplier relationships. We do not maintain an inventory large enough to protect us against an interruption of supply, particularly if we were required to obtain new products or products from alternative sources. In 1997, 52.6% of our revenue was derived from our sale of products supplied by our 10 largest suppliers, with products supplied by InFocus accounting for approximately 15.6% of revenue in 1997 and approximately 13.3% of revenue in the six months ended June 30, 1998.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

  We may experience quarter-to-quarter fluctuations in our results of operations as a result of a variety of factors, including:

  . our success in replacing completed contracts with new contracts of similar size;

  . changes in the mix of revenue between integrated systems and portable equipment that result in changes in profit margins;

  . the size and timing of acquisitions, expenses incurred in connection with those acquisitions and the integration of acquisitions into our business;

  . client demand for our systems and equipment;

  . the timing and cost of adding new personnel;

  . competitive conditions; and

  . general economic conditions.

  In reviewing our results of operations, you should not place undue emphasis on quarter-to-quarter comparisons. Our results in any quarter may not be indicative of the results we may achieve in any subsequent quarter or for the full year. Quarterly fluctuations in operating results may result in volatility in the market price of our common stock. If our results of operations for any quarter are less favorable than the results expected by the market, the market price of the common stock held by our stockholders would be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Selected Quarterly Results of Operations."

EFFECT OF ECONOMIC CONDITIONS

  We generate our revenue in large part from clients in the computer hardware and software industry and other businesses that are cyclical in nature and subject to changes in national, regional and industry economic conditions. We could be adversely affected by any national, regional or industry economic downturn, particularly by a recession in the computer hardware and software industry, that results in decreased spending on multimedia presentation and communication systems, equipment and support services.

RAPID TECHNOLOGICAL CHANGE

  Rapid technological change, including frequent new products, product obsolescence and changing client needs, characterizes our industry. This rapid change has contributed to our past growth. In order to succeed in the future, we will need to continue to:

  . track industry developments and trends;

  . identify new products in a variety of communication media;

  . offer state-of-the-art products to clients;

  . integrate new technologies; and

  . respond to changing client requirements.

  We cannot assure you that rapid technological changes will continue to occur or that, if they do, we will respond to them successfully.

CONTROL BY SINGLE STOCKHOLDER

  Immediately following the offering, Donald J. Esters will beneficially own approximately 39.1% of the outstanding common stock, assuming that we complete our acquisition of Proline Industries, Inc. and that promissory notes issued or to be issued in connection with the Aurora Visual Systems and Digital Networks Corporation acquisitions convert automatically into common stock upon the closing of this offering. Accordingly, Mr. Esters will be able to influence significantly any stockholder vote, including any vote on the election of directors. Mr. Esters' interests could conflict with the interests of our other stockholders.

MANAGEMENT INFORMATION SYSTEMS; YEAR 2000

  Our success depends in part on the accuracy and reliability of the computer software programs and operating systems we use in our business and the information generated by these systems. Recently, we have begun to replace and upgrade our management information systems. We expect to complete this process in the first quarter of 1999. We cannot assure you that we will be able to accomplish this transition to new software without disrupting our business, delaying the integration of newly acquired businesses or incurring higher costs than expected.

  Our new software is designed to be year 2000 compliant, but we cannot assure you that it contains all necessary data code changes. We have evaluated our other software programs (such as engineering and design programs), and we believe that these programs are year 2000 compliant. We expect all of our critical systems to be year 2000 compliant by December 31, 1999.

  Certain products we sell may be affected by year 2000 issues. We plan to obtain information from our suppliers regarding their products' compliance with year 2000 issues. We do not have any information that makes us believe that year 2000 issues relating to our internal systems or to products or systems we sell to our clients will adversely affect us. At this time, however, we cannot assure you that:

  . all of our systems will be year 2000 compliant by 2000;

  . the products or systems we have sold to clients are year 2000 compliant;

  . we will not encounter year 2000 compliance issues in any business that we acquire; or

  . any failure on our part or on the part of our clients or suppliers to achieve full year 2000 systems compliance will not adversely affect us.

  Although we have not yet formulated a contingency plan for year 2000 compliance, we plan to continue to assess year 2000 risks to determine whether we need to do so. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Issues."

NO PRIOR MARKET FOR COMMON STOCK; DETERMINATION OF PUBLIC OFFERING PRICE

  There has been no public market for our common stock. We are applying to list the common stock for trading on the Nasdaq National Market System. We do not know whether investor interest in the Company will lead to the development of a trading market or, if a trading market develops, how liquid that market will be. We will determine the initial public offering price for the shares of common stock through our negotiations with the underwriters. You may not be able to sell your shares at or above the initial public offering price. See "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE

  Sales of a large number of shares of common stock in the market after the offering or the perception that sales may occur could cause the market price of our common stock to drop. 6,162,859 shares of common stock will be outstanding immediately after the offering, including 43,078 shares of common stock that we expect to issue in connection with our acquisition of Proline Industries, Inc. and 122,619 shares of common stock that we expect to issue upon the automatic conversion of convertible promissory notes issued or to be issued in connection with the Aurora Visual Systems and Digital Networks Corporation acquisitions. The 2,000,000 shares sold in this offering (plus any shares issued upon exercise of the underwriters' over-allotment option) will be freely tradable, except for shares held by "affiliates" of the Company, as that term is defined under Rule 144 under the
Securities Act. Of the remaining shares,     are subject to lock-up agreements
in which the holders of the shares have agreed not to sell any shares for a period of 180 days after the date of this prospectus without the prior written consent of the representatives of the underwriters. The shares not subject to lock-up agreements are "restricted securities" as defined in Rule 144 under the Securities Act. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or an exemption under the Securities Act. See "Shares Eligible for Future Sale."

  After this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register the 750,000 shares of common stock that are available for grant under our 1998 Equity Participation Plan and the 409,916 shares issuable upon exercise of options otherwise outstanding. We expect the registration statement on Form S-8 to become effective immediately upon filing. Options to purchase 238,746 shares of Common Stock are either vested or vest within 60 days of October 1, 1998. Before the offering closes,
we plan to grant stock options to purchase     shares of common stock under our
1998 Equity Participation Plan. After the offering is effective, shares covered by the registration statement on Form S-8 will be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates as well as to the limitations on sale and vesting described above. See "Management."

DILUTION

  We expect the initial public offering price to be substantially higher than the net tangible book value per share of the common stock. Therefore, you will incur immediate and substantial net tangible book value dilution. You may incur additional dilution if holders of stock options exercise their options or if holders of warrants exercise their warrants to purchase common stock. See "Dilution."

CERTAIN ANTI-TAKEOVER PROVISIONS

  Certain provisions of our Certificate of Incorporation and Bylaws could make it more difficult for a third party to acquire control of the Company, even if a change in control would be beneficial to stockholders. These provisions include a staggered Board of Directors, supermajority voting requirements for business combinations, a requirement that stockholders act at meetings rather than by written consent and the authority of our Board of Directors to issue, without stockholder approval, preferred stock with terms set by the Board of Directors. See "Description of Capital Stock."

PAYMENT OF DIVIDENDS ON COMMON STOCK

  We have agreements that limit our ability to pay dividends on our common stock. We intend to retain any future earnings to fund the operation and expansion of our business. We do not anticipate paying cash dividends on our shares in the foreseeable future. See "Description of Capital Stock" and "Dividend Policy."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the 2,000,000 shares of common stock in this offering are estimated to be approximately $17.8 million based upon an assumed offering price per share of $10, after deducting the underwriting discount and commissions and estimated offering expenses. The Company expects to use approximately $4.0 million of the estimated net proceeds to:

  . reduce by approximately $3.5 million outstanding indebtedness under the Company's $15 million secured credit facility with Sanwa Business Credit Corporation, which bears interest at rates of 0.50% over the prime rate or 3.25% over the Euro-Rate, depending on the type and amount of the loans; and

  . repay outstanding indebtedness in the amount of $500,000 under a subordinated promissory note of the Company that is due and payable immediately following this offering.

  The Company expects to use the remainder of the net proceeds to fund possible future acquisitions and for working capital. Pending application of the net proceeds as described above, the net proceeds of the offering will be invested in interest-bearing or dividend-bearing investment grade securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  The Company continues to evaluate potential acquisitions and engage in discussions with several potential acquisition candidates. The Company entered into a non-binding letter of intent on August 23, 1998 with Aurora Visual Systems, a portable systems business, with respect to the Company's acquisition of substantially all of Aurora's assets in exchange for an aggregate purchase price of $1.4 million and the Company's assumption of certain liabilities. On October 5, 1998, the Company entered into a non-binding letter of intent to acquire all of the outstanding capital stock of Proline Industries, Inc. for an aggregate purchase price of $6.4 million. Proline is an integrated systems business with offices in Washington, Oregon and Northern California. A portion of the purchase prices for the Company's potential acquisitions of Aurora and Proline will be financed with the proceeds of a private placement of the Company's preferred stock, which the Company expects to complete prior to the closing of the offering. The Company is not currently a party to any binding agreements or commitments with respect to any future acquisitions. There can be no assurance that any future acquisitions, including the Aurora and Proline acquisitions, will be consummated on terms favorable to the Company, if at all.

                                DIVIDEND POLICY

  The Company presently anticipates that it will retain all of its future earnings to finance the expansion of its business and provide working capital. Therefore, the Company does not anticipate paying any cash dividends on the common stock in the foreseeable future. In addition, certain of the Company's debt instruments contain covenants that restrict the Company's ability to declare dividends. The Company has not paid any dividends on its common stock in the past. The Company's Board of Directors has the discretion to determine whether to declare or pay dividends in the future, and any determination will be based upon the Company's results of operations, financial condition, capital requirements, contractual restrictions and other factors the Board of Directors deems relevant.

                                 CAPITALIZATION

  The following table sets forth the capitalization of the Company (i) on an actual basis as of June 30, 1998; (ii) on a pro forma basis to reflect the Recent Acquisitions and Potential Acquisitions (as defined in "Selected Consolidated Financial Data") and the issuance of preferred stock in connection with the Potential Acquisitions and (iii) on a pro forma as adjusted basis to give effect to the sale by the Company of the 2,000,000 shares of common stock at an assumed offering price of $10 per share and the application of the estimated net proceeds therefrom as if the offering had occurred as of June 30, 1998. This table should be read in conjunction with "Use of Proceeds," "Selected Consolidated Financial Data," "Pro Forma Consolidated Financial Data" and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus.

                                                        JUNE 30, 1998
                                              ----------------------------------
                                                                    PRO FORMA
                                              ACTUAL PRO FORMA(1) AS ADJUSTED(1)
                                              ------ ------------ --------------
                                                        (IN THOUSANDS)
Long-term debt..............................  $  795   $ 1,365       $ 1,365
Redeemable preferred stock, Series A; no
 shares outstanding actual; 1,058,489 shares
 outstanding pro forma and pro forma as
 adjusted...................................     --      7,970         7,970
Stockholders' equity:
 Preferred Stock; 10,000,000 shares
  authorized; no shares outstanding actual;
  1,058,489 redeemable Series A outstanding
  pro forma and pro forma as adjusted.......     --        --            --
 Common stock, $.01 par value; 30,000,000
  shares authorized; 3,997,162 shares
  outstanding actual; 4,040,240 shares
  outstanding pro forma; and 6,040,240
  shares outstanding pro forma as adjusted..      40        40            60
 Additional paid-in capital.................   2,410     2,760        20,490
 Retained earnings..........................   2,551     2,038         2,038
                                              ------   -------       -------
Total stockholders' equity..................   5,001     4,838        22,588
                                              ------   -------       -------
Total capitalization........................  $5,796   $14,173       $31,923
                                              ======   =======       =======

--------
(1) Excludes (i) 72,619 shares of common stock to be issued immediately following this offering upon automatic conversion of subordinated convertible promissory notes; (ii) 409,916 shares of common stock subject to stock options granted under stock option agreements; (iii) 50,000 shares of common stock expected to be issued immediately following this offering upon automatic conversion of a convertible promissory note to be issued in connection with the proposed acquisition of Aurora Visual Systems;
    (iv) 100,000 shares of common stock issuable upon exercise of warrants to be issued to the representatives of the underwriters in connection with the offering; and (v) 47,142 shares of common stock issuable upon exercise of additional outstanding warrants.

                                    DILUTION

  As of June 30, 1998, the net tangible book value of the Company on a pro forma basis, after giving effect to the Recent Acquisitions and the Potential Acquisitions (as defined in "Selected Consolidated Financial Data") and the issuance of preferred stock in connection with the Potential Acquisitions was approximately $3.1 million, or $.61 per share of common stock outstanding. See "Pro Forma Consolidated Financial Data." Net tangible book value per share represents the amount of total tangible assets less total liabilities divided by the number of shares of common stock outstanding. After giving effect to the transactions described above and the sale by the Company of 2,000,000 shares of common stock in this offering, the application of the net proceeds from this offering as described in "Use of Proceeds" and the automatic conversion of convertible promissory notes into 122,619 shares of common stock immediately following this offering, the pro forma net tangible book value of the Company at June 30, 1998 would have been $20.8 million, or $2.89 per share. This represents an immediate increase in net tangible book value of $2.28 per share to existing shareholders and an immediate dilution of $7.11 per share to new shareholders purchasing shares at the assumed initial public offering price of $10.00 per share. The following table illustrates this per share dilution:

   Assumed initial public offering price per share...............       $10.00
   Net tangible book value per share before the offering......... $ .61
   Increase in net tangible book value per share attributable to new investors................................................  2.28
                                                                  -----
   Pro forma net tangible book value per share after the offer-
    ing..........................................................         2.89
                                                                        ------
   Dilution per share to new investors...........................       $ 7.11
                                                                        ======

  The following table summarizes, as of June 30, 1998, the relative investments of all existing stockholders and new investors, after giving effect to the Recent Acquisitions and Potential Acquisitions, the issuance of preferred stock in connection with the Potential Acquisitions, the sale of 2,000,000 shares of common stock offered hereby and the automatic conversion of convertible promissory notes into 122,619 shares of common stock immediately following this offering:

                            SHARES PURCHASED  TOTAL CONSIDERATION
                            ----------------- -------------------
                                                                  AVERAGE PRICE
                             NUMBER   PERCENT   AMOUNT    PERCENT   PER SHARE
                            --------- ------- ----------- ------- -------------
Existing stockholders(1):
 Shares sold prior to June
  30, 1998................. 3,997,162   55.3% $ 2,261,000    7.1%    $ 0.57
 Shares issued in acquisi-
  tions....................    43,078    0.6      350,000    1.1       8.12
 Shares of preferred
  stock.................... 1,058,489   14.7    7,970,000   25.2       7.53
 Shares issued upon conver-
  sion of notes............   122,619    1.7    1,037,000    3.3       8.46
New investors.............. 2,000,000   27.7   20,000,000   63.3      10.00
                            ---------  -----  -----------  -----
  Total.................... 7,221,348  100.0% $31,618,000  100.0%
                            =========  =====  ===========  =====

--------
(1) Excludes (i) 409,916 shares of common stock subject to stock options granted under stock option agreements; (ii) 100,000 shares of common stock issuable upon exercise of warrants to be issued to representatives of the underwriters in connection with the offering; and (iii) 47,142 shares of common stock issuable upon exercise of additional outstanding warrants. To the extent the foregoing options and warrants are exercised in the future, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The selected data presented below under "Statement of Income Data" and "Balance Sheet Data" for, and as of the end of, each of the years in the three-year period ended December 31, 1997 are derived from the consolidated financial statements of the Company, which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements as of December 31, 1997 and December 31, 1996 and for each of the years in the three-year period ended December 31, 1997, and the report thereon, are included elsewhere in this Prospectus. The selected data presented below under the captions "Statement of Income Data" and "Balance Sheet Data" as of June 30, 1998 and June 30, 1997, and for each of the six month periods then ended, and as of December 31, 1994, are derived from the unaudited consolidated financial statements of the Company. The financial data shown for the six months ended June 30, 1998 are not necessarily indicative of the results to be expected for the entire year ending December 31, 1998. The selected data presented below under the caption "Statement of Income Data" for the year ended December 31, 1994 are derived from the consolidated financial statements of the Company for the period from February 16 to December 31, 1994 and the combined financial statements of Intellisys Group, Inc. and Educational, a wholly-owned subsidiary of Intellisys Group, Inc. since February 16, 1994 and the predecessor business, for the period from January 1, 1994 through February 15, 1994. The selected data presented below under the captions "Statement of Income Data" and "Balance Sheet Data" as of and for the year ended December 31, 1993 are derived from the unaudited financial statements of Educational. The data derived from unaudited financial statements include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the financial position and results of operations for such periods. The financial data shown below should be read in conjunction with the Consolidated Financial Statements and Notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

  The pro forma data are unaudited and intended to present the effect of (i) the Company's acquisitions of Digital Networks Corporation, B. Higginbotham Enterprises, Inc. and Alford Media Sales, Inc. (collectively, the "Recent Acquisitions"); (ii) the Company's potential acquisitions of Aurora Visual Systems and Proline Industries, Inc. (collectively, the "Potential Acquisitions"); and (iii) the anticipated issuance of 1,058,489 shares of preferred stock to finance portions of the Proline and Aurora acquisitions and to repay of approximately $1.0 million of outstanding notes. The pro forma data should be read in conjunction with "Pro Forma Consolidated Financial Data" and the "Notes to Pro Forma Consolidated Financial Data" contained elsewhere in this prospectus.

                                                                                SIX MONTHS ENDED
                                      YEAR ENDED DECEMBER 31,                       JUNE 30,
                         -------------------------------------------------- --------------------------
                                                                  PRO FORMA                  PRO FORMA
                          1993     1994    1995    1996    1997    1997(1)   1997    1998     1998(1)
                         -------  ------- ------- ------- ------- --------- ------- -------  ---------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF INCOME
 DATA:
Sales and installation
 revenue...............  $14,009  $16,412 $25,481 $30,557 $41,535  $97,590  $18,162 $26,675   $53,869
Cost of sales..........   10,102   11,916  17,860  23,036  30,196   73,796   13,606  19,387    39,352
                         -------  ------- ------- ------- -------  -------  ------- -------   -------
 Gross profit..........    3,907    4,496   7,621   7,521  11,339   23,794    4,556   7,288    14,517
Selling, general and
 administrative
 expenses..............    3,345    3,829   6,190   6,959   9,672   21,321    4,162   6,363    12,433
                         -------  ------- ------- ------- -------  -------  ------- -------   -------
  Operating income.....      562      667   1,431     562   1,667    2,473      394     925     2,084
Interest expense, net..      --       135     247     269     351    1,099      185     242       614
Other expense, net.....      (12)     --      --      --      --       103      --     (165)      --
                         -------  ------- ------- ------- -------  -------  ------- -------   -------
  Income before income
   taxes...............      574      532   1,184     293   1,316    1,271      209     848     1,470
Income taxes...........       16       92     483      98     523      508       82     345       588
                         -------  ------- ------- ------- -------  -------  ------- -------   -------
  Net income...........  $   558  $   440 $   701 $   195 $   793  $   763  $   127 $   503   $   882
                         =======  ======= ======= ======= =======  =======  ======= =======   =======
Earnings per share:
  Basic................    $0.15    $0.12   $0.19   $0.05   $0.21    $0.20    $0.03   $0.13     $0.23
  Diluted..............    $0.15    $0.11   $0.18   $0.05   $0.20    $0.15    $0.03   $0.12     $0.17
Weighted average
 shares:
  Basic................    3,690    3,690   3,720   3,833   3,833    3,833    3,833   3,840     3,840
  Diluted..............    3,690    3,867   3,916   3,970   3,988    5,089    3,969   4,036     5,138

                                     DECEMBER 31,                      JUNE 30, 1998
                         ------------------------------------ -------------------------------
                                                                        PRO      PRO FORMA,
                          1993   1994   1995   1996    1997   ACTUAL  FORMA(1) AS ADJUSTED(2)
                         ------ ------ ------ ------- ------- ------- -------- --------------
                                                    (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital......... $1,228 $1,234 $1,688 $ 1,414 $ 2,095 $ 1,755 $ 1,282     $19,032
Total assets............  3,739  6,145  8,007  11,888  15,257  25,573  46,118      59,868
Lines of credit and
 short-term notes pay-
 able...................    850  2,692  2,362   4,399   4,845   8,133  14,685      10,685
Long-term debt..........    179    299    273     434     346     795   1,365       1,365
Preferred stock.........    --     --     --      --      --      --    7,970       7,970
Stockholders' equity....  1,674  1,614  2,315   2,510   3,303   5,001   4,838      22,588

--------
(1) Gives effect to the Recent Acquisitions and Potential Acquisitions (including the anticipated issuance of preferred stock in connection with the Potential Acquisitions) in the case of the statement of income data as if the acquisitions had been completed at the beginning of each of the periods presented and in the case of the balance sheet as if the acquisitions had occurred on June 30, 1998.
(2) As further adjusted to reflect the sale of 2,000,000 shares of common stock at an estimated price of $10 per share and the application of the estimated net proceeds from this offering as if these events had occurred as of June 30, 1998. See "Use of Proceeds" and "Capitalization."

                     PRO FORMA CONSOLIDATED FINANCIAL DATA

  The following unaudited pro forma consolidated financial data for the year ended December 31, 1997 and as of and for the six months ended June 30, 1998 have been derived by the application of pro forma adjustments related to the Recent and Potential Acquisitions to the historical financial statements of the Company. The following unaudited pro forma consolidated statements of income for the year ended December 31, 1997 and the six months ended June 30, 1998 give effect to the Recent and Potential Acquisitions as if they occurred at the beginning of the period presented. The following unaudited pro forma consolidated balance sheet as of June 30, 1998 gives effect to the Recent and Potential Acquisitions as if they had occurred on June 30, 1998. The following unaudited pro forma as adjusted consolidated statements of income and balance sheet give effect to this offering and the application of the net proceeds therefrom as if these transactions had occurred at the beginning of the period or as of the date presented.

  The following unaudited pro forma consolidated financial data do not purport to represent what the Company's results of operations or financial condition would have been had such transactions in fact occurred at the beginning of the periods presented or to project the Company's results of operations or financial position in or for any future period. The unaudited pro forma consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto contained elsewhere in this prospectus.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997

                                                             PRO FORMA            OFFERING
                                     RECENT     POTENTIAL   ADJUSTMENTS    PRO   ADJUSTMENTS    PRO FORMA
                          ACTUAL  ACQUISITIONS ACQUISITIONS  (NOTE 1)     FORMA   (NOTE 2)     AS ADJUSTED
                          ------- ------------ ------------ -----------  ------- -----------   -----------
                                              (IN THOUSANDS EXCEPT PER SHARE DATA)
Sales and installation
 revenue................  $41,535   $20,362      $35,693       $ --      $97,590   $  --         $97,590
Cost of sales...........   30,196    15,545       28,055         --       73,796      --          73,796
                          -------   -------      -------       -----     -------   ------        -------
  Gross profit..........   11,339     4,817        7,638         --       23,794      --          23,794
Selling, general and
 administrative
 expenses...............    9,672     5,037        6,838        (226)(a)  21,321      --          21,321
                          -------   -------      -------       -----     -------   ------        -------
  Operating income .....    1,667      (220)         800         226       2,473      --           2,473
Interest expense, net...      351       308          355          85 (b)   1,099     (340)(a)        759
Other expense, net......      --        103          --          --          103      --             103
                          -------   -------      -------       -----     -------   ------        -------
  Income (loss) before
   income taxes.........    1,316      (631)         445         141       1,271      340          1,611
Income taxes............      523      (146)          78          53 (c)     508      136 (b)        644
                          -------   -------      -------       -----     -------   ------        -------
  Net income (loss) ....  $   793   $  (485)     $   367       $  88     $   763   $  204        $   967
                          =======   =======      =======       =====     =======   ======        =======
Earnings per share:
  Basic.................    $0.21                                          $0.20                   $0.17
  Diluted...............    $0.20                                          $0.15                   $0.14
Weighted average shares:
  Basic.................    3,833                                          3,833                   5,833
  Diluted...............    3,988                                          5,089                   7,089

        See accompanying Notes to Pro Forma Consolidated Financial Data.

              UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998

                                                               PRO FORMA              OFFERING
                                      RECENT      POTENTIAL   ADJUSTMENTS            ADJUSTMENTS   PRO FORMA
                          ACTUAL   ACQUISITIONS* ACQUISITIONS  (NOTE 1)    PRO FORMA  (NOTE 2)    AS ADJUSTED
                          -------  ------------- ------------ -----------  --------- -----------  -----------
                                                (IN THOUSANDS EXCEPT PER SHARE DATA)
STATEMENT OF INCOME
 DATA:
Sales and installation
 revenue................  $26,675     $10,390      $16,804       $ --       $53,869     $ --        $53,869
Cost of sales...........   19,387       7,038       12,927         --        39,352       --         39,352
                          -------     -------      -------       -----      -------     -----       -------
  Gross profit..........    7,288       3,352        3,877         --        14,517       --         14,517
Selling, general and
 administrative
 expenses...............    6,363       2,531        3,500          39 (a)   12,433       --         12,433
                          -------     -------      -------       -----      -------     -----       -------
  Operating income .....      925         821          377         (39)       2,084       --          2,084
Interest expense, net...      242         139          191          42 (b)      614      (170)(a)       444
Other expense, net......     (165)        --           --          165 (d)      --        --            --
                          -------     -------      -------       -----      -------     -----       -------
  Income before income
   taxes................      848         682          186        (246)       1,470       170         1,640
Income taxes............      345         118           41          84 (c)      588        68 (b)       656
                          -------     -------      -------       -----      -------     -----       -------
  Net income ...........  $   503     $   564      $   145       $(330)     $   882     $ 102       $   984
                          =======     =======      =======       =====      =======     =====       =======
Earnings per share:
  Basic.................    $0.13                                             $0.23                   $0.17
  Diluted...............    $0.12                                             $0.17                   $0.14
Weighted average shares:
  Basic.................    3,840                                             3,840                   5,840
  Diluted...............    4,036                                             5,138                   7,138

--------
* Reflects the results of operations of B. Higginbotham Enterprises, Inc. and Alford Media Sales, Inc. for the period from January 1, 1998 through May 31, 1998 and Digital Networks Corporation for the period from January 1, 1998 through June 30, 1998. The results of operations of Higginbotham and Alford for June 1998 are included in the Company's actual Consolidated Statement of Income.


        See Accompanying Notes to Pro Forma Consolidated Financial Data.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                              AS OF JUNE 30, 1998

                                                            PRO FORMA               OFFERING
                                   DIGITAL     POTENTIAL   ADJUSTMENTS             ADJUSTMENTS    PRO FORMA
                         ACTUAL* ACQUISITION+ ACQUISITIONS  (NOTE 3)     PRO FORMA  (NOTE 4)     AS ADJUSTED
                         ------- ------------ ------------ -----------   --------- -----------   -----------
                                                         (IN THOUSANDS)
ASSETS:
Current assets:
 Cash..................  $   119    $   20       $   73      $  --        $   212    $13,750 (a)   $13,962
 Receivables, net......   13,776     2,527        5,140         --         21,443        --         21,443
 Inventories...........    6,929     1,357        2,453         --         10,739        --         10,739
 Prepaid expenses and
  other current
  assets...............      685         2          142         --            829        --            829
                         -------    ------       ------      ------       -------    -------       -------
  Total current
   assets..............   21,509     3,906        7,808         --         33,223     13,750        46,973
Property and equipment,
 net...................    2,064       257          686         --          3,007        --          3,007
Intangible and other
 assets................    2,000        95           21       7,772 (a)     9,888        --          9,888
                         -------    ------       ------      ------       -------    -------       -------
  Total assets.........  $25,573    $4,258       $8,515      $7,772       $46,118    $13,750       $59,868
                         =======    ======       ======      ======       =======    =======       =======
LIABILITIES AND
 STOCKHOLDERS' EQUITY:
Current liabilities:
 Bank lines of credit..  $ 6,802    $  --        $3,219      $1,000 (b)   $11,021    $(3,500)(b)   $ 7,521
 Current portion of
  long-term debt.......      127       --            19         --            146        --            146
 Notes payable.........    1,331     1,339          388         606 (d)     3,664       (500)(c)     3,164
 Accounts payable and
  accrued expenses ....   10,416     2,021        3,518         --         15,955        --         15,955
 Income taxes payable..      305       --           --          --            305        --            305
 Deferred revenue......      773        77          --          --            850        --            850
                         -------    ------       ------      ------       -------    -------       -------
  Total current
   liabilities.........   19,754     3,437        7,144       1,606        31,941     (4,000)       27,941
Long-term debt.........      668       463           88         --          1,219        --          1,219
Deferred income taxes..      150       --           --          --            150        --            150
                         -------    ------       ------      ------       -------    -------       -------
  Total liabilities....   20,572     3,900        7,232       1,606        33,310     (4,000)       29,310
                         -------    ------       ------      ------       -------    -------       -------
Redeemable preferred
 stock.................      --        --           --        7,970 (c)     7,970        --          7,970
Stockholders' equity:
 Preferred stock.......      --        --           --          --            --         --            --
 Common stock..........       40        30          --          (30)(e)        40         20 (d)        60
 Additional paid-in
  capital..............    2,410        80           45         225 (e)     2,760     17,730 (d)    20,490
 Retained earnings.....    2,551       248        1,238      (1,999)(e)     2,038        --          2,038
                         -------    ------       ------      ------       -------    -------       -------
  Total stockholders'
   equity..............    5,001       358        1,283      (1,804)        4,838     17,750        22,588
                         -------    ------       ------      ------       -------    -------       -------
    Total liabilities
     and stockholders'
     equity............  $25,573    $4,258       $8,515      $7,772       $46,118    $13,750       $59,868
                         =======    ======       ======      ======       =======    =======       =======

--------
*Reflects the acquisitions of B. Higginbotham Enterprises, Inc. and Alford
   Media Sales, Inc. prior to June 30, 1998.

+The Company acquired Digital Networks Corporations after June 30, 1998.

        See accompanying Notes to Pro Forma Consolidated Financial Data

                 NOTES TO PRO FORMA CONSOLIDATED FINANCIAL DATA

GENERAL

  Following is a description of the Recent and Potential Acquisitions, which are reflected in the accompanying "Pro Forma Consolidated Financial Data":

  Recent Acquisitions. Effective June 1, 1998, the Company acquired all of the outstanding stock of B. Higginbotham Enterprises, Inc. This acquisition was accounted for as a purchase, with the excess of the purchase price over fair value of the net assets acquired allocated to goodwill. A summary of the purchase price and related preliminary purchase allocation follows:

                         AGGREGATE PURCHASE PRICE
   Cash paid to the holders of Higginbotham common stock............... $1,600
   Notes payable to the holders of Higginbotham common stock...........    500
   Deferred amounts payable for contingent payouts.....................    900
   Legal and other direct acquisition costs............................     12
                                                                        ------
     Aggregate purchase price.......................................... $3,012
                                                                        ======
                 PRELIMINARY ALLOCATION OF PURCHASE PRICE
   Aggregate purchase price............................................ $3,012
     Less book value of assets acquired................................    399
                                                                        ------
   Excess of cost over net book value of assets acquired...............  2,613
   Less adjustments for non-compete covenant and other contingent
    payouts............................................................    950
                                                                        ------
   Goodwill............................................................ $1,663
                                                                        ======

  Effective June 1, 1998, the Company acquired all of the outstanding stock of Alford Media Sales, Inc. for $565 in cash, which approximated the fair value of the net assets acquired.

  Effective August 24, 1998, the Company acquired the net assets of Digital Networks Corporation. This acquisition was accounted for as a purchase, with the excess of the purchase price over the fair value of the net assets acquired allocated to goodwill. A summary of the purchase price and related preliminary purchase allocation follows:

                         AGGREGATE PURCHASE PRICE
   Cash paid to Digital................................................ $1,000
   Notes payable to Digital............................................    400
   Convertible notes payable to Digital................................    537
   Deferred amounts payable for contingent payouts.....................    500
   Legal and other direct acquisition costs............................     42
                                                                        ------
     Aggregate purchase price.......................................... $2,479
                                                                        ======
                 PRELIMINARY ALLOCATION OF PURCHASE PRICE
   Aggregate purchase price............................................ $2,479
     Less book value of assets acquired................................    565
                                                                        ------
   Excess of cost over net book value of assets acquired...............  1,914
   Less adjustments for non-compete covenant and other contingent
    payouts............................................................    550
                                                                        ------
   Goodwill............................................................ $1,364
                                                                        ======


  Potential Acquisitions. On August 23, 1998, the Company entered into a non-binding letter of intent to acquire the net assets of Aurora Visual Systems. This acquisition, if consummated, will be accounted for as a purchase, with the excess of the purchase price over the fair value of the net assets acquired to be allocated to goodwill. A summary of the purchase price and related preliminary purchase allocation follows:

                         AGGREGATE PURCHASE PRICE
   Cash to be paid to Aurora............................................ $  900
   Convertible note payable to Aurora...................................    500
                                                                         ------
     Aggregate purchase price........................................... $1,400
                                                                         ======
                 PRELIMINARY ALLOCATION OF PURCHASE PRICE
   Aggregate purchase price............................................. $1,400
     Less book value of assets to be acquired...........................    112
                                                                         ------
   Excess of cost over net book value of assets to be acquired..........  1,288
   Less adjustments for non-compete covenant............................     35
                                                                         ------
   Goodwill............................................................. $1,253
                                                                         ======

  On October 5, 1998, the Company entered into a non-binding letter of intent to acquire the outstanding stock of Proline Industries, Inc. This acquisition, if consummated, will be accounted for as a purchase, with the excess of the purchase price over the fair value of the net assets to be acquired to be allocated to goodwill. A summary of the purchase price and related preliminary purchase allocation follows:

                         AGGREGATE PURCHASE PRICE
   Cash to be paid to the holders of Proline common stock............... $6,050
   Common stock to be issued to a holder of Proline common stock........    350
                                                                         ------
   Aggregate purchase price ............................................ $6,400
                                                                         ======
                 PRELIMINARY ALLOCATION OF PURCHASE PRICE
   Aggregate purchase price............................................. $6,400
     Less book value of assets to be acquired...........................  1,288
                                                                         ------
   Excess of cost over net book value of assets to be acquired..........  5,112
   Less adjustments for non-compete covenants...........................    150
                                                                         ------
   Goodwill............................................................. $4,962
                                                                         ======

NOTE 1: PRO FORMA ADJUSTMENTS--CONSOLIDATED STATEMENTS OF INCOME

  The following pro forma adjustments have been applied to the accompanying consolidated historical statements of income to reflect the Recent and Potential Acquisitions as if they had all occurred as of the beginning of the period.

  (a) Selling, general and administrative expenses--to reflect adjustments to record the following:

                                                                   SIX MONTHS
                                                     YEAR ENDED       ENDED
                                                    DEC. 31, 1997 JUNE 30, 1998
                                                    ------------- -------------
   Reduction for non-recurring salaries paid to
    previous owners of Proline, net of Aurora
    partnership draws taken in lieu of salary......     $(649)        $(172)
   Amortization of goodwill and non-compete
    covenants for Recent Acquisitions..............       172            86 (i)
   Amortization of goodwill and non-compete
    covenants for Potential Acquisitions...........       251           125 (i)
                                                        -----         -----
     Total.........................................     $(226)        $  39
                                                        =====         =====

  --------
  (i) Goodwill is being amortized over 30 years. The non-compete covenants are being amortized over the terms of the related agreements.

  (b) Interest expense--to reflect adjustments to record interest expense on debt incurred for Recent Acquisitions.

  (c) Income taxes--to reflect the income tax provision at an assumed 40% rate.

  (d) Other expense--to reflect elimination of management fees related to Digital.

NOTE 2: OFFERING ADJUSTMENTS--CONSOLIDATED STATEMENTS OF INCOME

  The following offering adjustments have been applied to the pro forma consolidated statements of income to reflect the offering as if it had occurred at the beginning of the periods presented.

                                                                   SIX MONTHS
                                                     YEAR ENDED       ENDED
                                                    DEC. 31, 1997 JUNE 30, 1998
                                                    ------------- -------------
   (a) Interest Expense--to reflect reduction in
       interest expense for repayment of credit
       facility and note payable..................      $(340)        $(170)
                                                        =====         =====
   (b) Income Taxes--to reflect income tax
       adjustment associated with interest expense
       reduction at an assumed 40% rate...........      $ 136         $  68
                                                        =====         =====

NOTE 3: PRO FORMA ADJUSTMENTS--CONSOLIDATED BALANCE SHEET

  The following pro forma adjustments have been applied to the accompanying consolidated balance sheet to reflect the Recent and Potential Acquisitions as if they had all occurred on June 30, 1998:

  (a) Intangible and other assets--to reflect adjustments to record goodwill and non-compete covenants for the following:

   Recent Acquisitions................................................... $1,372
   Potential Acquisitions................................................  6,400
                                                                          ------
     Total............................................................... $7,772
                                                                          ======

  (b) Bank lines of credit--to reflect a $1,000 adjustment to record borrowings to finance the Digital acquisition.

  (c) Preferred stock financing--to reflect a $7,970 adjustment to record the anticipated issuance of 1,058,489 shares of preferred stock to finance $6,050 of the purchase price for the Proline acquisition, $900 of the purchase price for the Aurora acquisition and the repayment of $1,020 of an outstanding note.

  (d) Notes payable--to reflect the issuance of notes payable in connection with the following acquisitions and payments of outstanding notes as described in (c) above:

   To record notes payable issued in connection with the Digital
    acquisition.................................................         $ 400
   To record convertible notes payable issued in connection with
    the Digital acquisition.....................................           537
   To record notes payable issued in connection with the Aurora
    acquisition.................................................           500
   To record repayment of note with proceeds from preferred
    stock financing:
    Principal balance of note...................................  $1,020
    Less fair value of warrants issued to holder of note........     189
                                                                  ------
    Liability as reflected on balance sheet.....................          (831)
                                                                         -----
     Total......................................................         $ 606
                                                                         =====

  (e) Stockholders' equity--to reflect adjustments to record the following:

   To eliminate Digital common stock.................................. $   (30)
   To eliminate Digital and Proline additional paid-in capital........    (125)
   To eliminate Digital historical retained earnings..................    (455)
   To eliminate Aurora historical retained earnings...................    (112)
   To eliminate Proline historical retained earnings..................  (1,243)
   To eliminate recorded value of warrants issued to the holder of a note repaid with
    proceeds from the preferred stock financing (See Note 3(c)
    above)............................................................    (189)
   To record the issuance of common stock in connection with the Pro-
    line acquisition..................................................     350
                                                                       -------
     Total............................................................ $(1,804)
                                                                       =======

NOTE 4: OFFERING ADJUSTMENTS--CONSOLIDATED BALANCE SHEET AT JUNE 30, 1998

  The following offering adjustments have been applied to the pro forma consolidated balance sheet to reflect the offering as if it had occurred on January 1, 1998:

  (a) Cash--to reflect adjustments to the following:

   Proceeds from the offering........................................ $20,000
   Underwriting discounts relating to the offering...................  (1,450)
   Estimated expenses relating to the offering.......................    (800)
                                                                      -------
     Net proceeds from the offering..................................  17,750
   Repayment of credit facility......................................  (3,500)
   Payment of promissory note issued in connection with the
    Higginbotham acquisition.........................................    (500)
                                                                      -------
     Total........................................................... $13,750
                                                                      =======

  (b) Bank lines of credit--to reflect repayment of credit line using proceeds from the offering.

  (c) Note payable--to reflect payment of promissory note issued in connection with the Higginbotham acquisition.

  (d) Stockholders' equity--to reflect adjustments to the following:

   Issuance of common stock in the offering........................... $    20
   Additional paid-in capital from issuance of common stock in connection with the offering......................................  17,730
                                                                       -------
   Net proceeds from the offering..................................... $17,750
                                                                       =======

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis of the Company's consolidated financial condition and results of operations should be read in conjunction with "Selected Consolidated Financial Data," "Pro Forma Consolidated Financial Data" and the Company's Consolidated Financial Statements and Notes thereto included elsewhere in this prospectus.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, information derived from the statements of operations of the Company expressed as a percentage of sales and installation revenue:

                                                                 SIX MONTHS
                                               YEAR ENDED           ENDED
                                              DECEMBER 31,        JUNE 30,
                                            -------------------  ------------
                                            1995   1996   1997   1997   1998
                                            -----  -----  -----  -----  -----
Sales and installation revenue............. 100.0% 100.0% 100.0% 100.0% 100.0%
Cost of sales..............................  70.1   75.4   72.7   74.9   72.7
                                            -----  -----  -----  -----  -----
  Gross profit.............................  29.9   24.6   27.3   25.1   27.3
Selling, general and administrative
 expenses..................................  24.3   22.8   23.3   22.9   23.9
                                            -----  -----  -----  -----  -----
  Operating income.........................   5.6    1.8    4.0    2.2    3.4
Interest expense, net......................   1.0    0.9    0.8    1.0    0.9
Other income...............................   --     --     --     --    (0.6)
                                            -----  -----  -----  -----  -----
  Income before income taxes...............   4.6    0.9    3.2    1.2    3.1
Income taxes...............................   1.9    0.3    1.3    0.5    1.3
                                            -----  -----  -----  -----  -----
  Net income...............................   2.7%   0.6%   1.9%   0.7%   1.8%
                                            =====  =====  =====  =====  =====

SIX MONTHS ENDED JUNE 30, 1998 AND 1997

  Sales and installation revenue. Sales and installation revenue was $26.7 million in the first six months of 1998 compared to $18.2 million for the same period in 1997, an increase of 47%. Of the increase, approximately $6.9 million was primarily attributable to increases in the number of integrated systems sold and the average integrated system contract size as well as the number of portable equipment sold. The remaining $1.6 million increase in revenues in the first six months of 1998 compared to the first six months of 1997 resulted from revenues attributable to the acquisitions of Higginbotham and Alford on June 1, 1998.

  Cost of sales and gross profit. Cost of sales increased to $19.4 million, or 73% of revenue, in the first six months of 1998 compared to $13.6 million, or 75% of revenue, in the same period in 1997. The increase in cost of sales corresponded to the increase in revenue. The Company's gross margins are generally higher on sales of integrated systems than on portable equipment sales. Cost of sales decreased as a percentage of revenue due primarily to an increase in sales of higher margin integrated systems as a percentage of revenue and to improved margins on portable equipment sales.

  Selling, general and administrative expenses. Selling, general and administrative expenses were $6.4 million, or 24% of revenues, in the first six months of 1998 compared to $4.2 million, or 23% of revenue, for the same period in 1997. The increase reflected the Company's decision to continue to invest in its sales and administrative functions, including opening and staffing a new sales office in Englewood, Colorado in the summer of 1997.

  Interest and other income. For the first six months of 1998, interest expense was $242,000 compared to $185,000 for the same period in 1997. The increase in interest expense reflected the increase in the Company's aggregate borrowings for working capital purposes. In the first half of 1998, the Company also recorded $165,000 of other income to reflect the management fees resulting from the management of Digital's operations prior to the consummation of the Digital acquisition.

  Income taxes. The Company used an effective income tax rate of 40% for the six months ended June 30, 1998 and June 30, 1997. Management believes that the 40% tax rate used for the six months ended June 30, 1998 was consistent with the Company's historical tax provision.

YEARS ENDED DECEMBER 31, 1997 AND 1996

  Sales and installation revenue. Sales and installation revenue increased 36% to $41.5 million in 1997 from $30.6 million in 1996, primarily as a result of increases in the number of integrated systems sold and the average integrated system contract size as well as the number of portable equipment sold.

  Cost of sales and gross profit. Cost of sales was $30.2 million, or 73% of revenue, in 1997 compared to $23.0 million, or 75% of revenue, in 1996. The Company's gross margins are generally higher on sales of integrated systems than on portable equipment sales. The lower cost of sales in 1997 as a percentage of revenue reflected an increase in sales of higher margin integrated systems as a percentage of revenue.

  Selling, general and administrative expenses. Selling, general and administrative expenses increased to $9.7 million in 1997 from $7.0 million in 1996. These expenses represented 23% of revenue in each of 1996 and 1997. The increase in expenses in 1997 was attributable to the addition of employees to support increased sales, the opening of the Englewood, Colorado office in the summer of 1997 and expansion of other Company facilities.

  Interest expense. In 1997, interest expense was $351,000 compared to $269,000 in 1996. The increase in interest expense reflected the increase in the Company's aggregate borrowings for working capital and equipment loans.

  Income taxes. In 1997, the Company's income tax provision was $523,000 compared to $98,000 in 1996. The increase in tax provision from 1996 to 1997 was proportionate to the increased pre-tax income.

YEARS ENDED DECEMBER 31, 1996 AND 1995

  Sales and installation revenue. Sales and installation revenue increased 20% to $30.6 million in 1996 from $25.5 million in 1995, principally as a result of an increase in the number of integrated systems and portable equipment sold. Revenue for 1995 included revenue from a large single integrated system contract (the "1995 Contract"), which was substantially completed during 1995.

  Cost of sales and gross profit. In 1996, cost of sales was $23.0 million, or 75% of revenue, compared to $17.9 million, or 70% of revenue, in 1995. The Company's gross margins are generally higher on sales of integrated systems than on portable equipment sales. The increase in cost of sales as a percentage of revenue in 1996 primarily reflected a decrease in higher margin integrated systems sales as a percentage of revenue, primarily as a result of the completion of the 1995 Contract in early 1996.

  Selling, general and administrative expenses. In 1996, selling, general and administrative expenses were $7.0 million compared to $6.2 million in 1995. These expenses represented 23% of revenue in 1996 and 24% of revenue in 1995. The increase in expenses reflected the full-year cost of maintaining new Company sales offices. The Company opened new sales offices in Irvine, California and Tempe, Arizona in the first quarter of 1995 and in San Francisco in the fourth quarter of 1995. The increase was also attributable to the addition of personnel to support increased sales.

  Interest expense. In 1996, interest expense was $269,000 compared to $247,000 in 1995. The increase in interest expense reflected the increase in the Company's aggregate borrowings for working capital purposes.

  Income taxes. In 1996, the Company's income tax provision was $98,000 compared to $483,000 in 1995. The lower tax provision in 1996 was in proportion to a decrease in pre-tax income.

SELECTED QUARTERLY RESULTS OF OPERATIONS

  The following table sets forth certain unaudited statement of income data for the six quarters ended June 30, 1998, as well as such data expressed as a percentage of the Company's revenue for the periods indicated. The results of operations for the quarter ended June 30, 1998 include the results of operations of Higginbotham and Alford during June 1998. This information has been derived from unaudited financial statements that, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of such information when read in conjunction with the Company's Consolidated Financial Statements and Notes thereto.

                                               QUARTER ENDED
                             ------------------------------------------------------
                                                  SEP.     DEC.     MAR.     JUNE
                             MARCH 31,  JUNE 30,   30,      31,      31,      30,
                               1997       1997    1997     1997     1998     1998
                             ---------  -------- -------  -------  -------  -------
                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
   Sales and installation
    revenue................   $8,184     $9,978  $11,549  $11,824  $12,804  $13,871
   Cost of sales...........    6,060      7,546    8,396    8,194    9,484    9,903
                              ------     ------  -------  -------  -------  -------
     Gross profit..........    2,124      2,432    3,153    3,630    3,320    3,968
   Selling, general and
    administrative
    expenses...............    2,034      2,128    2,669    2,841    3,005    3,358
                              ------     ------  -------  -------  -------  -------
     Operating income......       90        304      484      789      315      610
   Interest expense, net...      103         81       73       94      106      136
   Other expense, net......      --         --       --       --       --      (165)
                              ------     ------  -------  -------  -------  -------
     Income (loss) before
      income taxes.........      (13)       223      411      695      209      639
   Income taxes............       (5)        88      165      275       84      261
                              ------     ------  -------  -------  -------  -------
     Net income (loss).....   $   (8)    $  135  $   246  $   420  $   125  $   378
                              ======     ======  =======  =======  =======  =======
   Earnings (loss) per
    share:
     Basic.................   $(0.00)     $0.04    $0.06    $0.11    $0.03    $0.10
     Diluted...............   $(0.00)     $0.03    $0.06    $0.11    $0.03    $0.09
   Weighted average shares:
     Basic.................    3,833      3,833    3,833    3,833    3,833    3,846
     Diluted...............    3,981      3,987    3,995    3,997    4,027    4,046
                                               QUARTER ENDED
                             ------------------------------------------------------
                                                  SEP.     DEC.     MAR.     JUNE
                             MARCH 31,  JUNE 30,   30,      31,      31,      30,
                               1997       1997    1997     1997     1998     1998
                             ---------  -------- -------  -------  -------  -------
   Sales and installation
    revenue................    100.0%     100.0%   100.0%   100.0%   100.0%   100.0%
   Cost of sales...........     74.0       75.6     72.7     69.3     74.1     71.4
                              ------     ------  -------  -------  -------  -------
     Gross profit..........     26.0       24.4     27.3     30.7     25.9     28.6
   Selling, general and
    administrative
    expenses...............     24.9       21.3     23.1     24.0     23.5     24.2
                              ------     ------  -------  -------  -------  -------
     Operating income......      1.1        3.1      4.2      6.7      2.4      4.4
   Interest expense, net...      1.3        0.8      0.6      0.8      0.8      1.0
   Other expense, net......      --         --       --       --       --      (1.2)
                              ------     ------  -------  -------  -------  -------
     Income (loss) before
      income taxes.........     (0.2)       2.3      3.6      5.9      1.6      4.6
   Income taxes............     (0.1)       0.9      1.4      2.3      0.6      1.9
                              ------     ------  -------  -------  -------  -------
     Net income (loss).....     (0.1)%      1.4%     2.2%     3.6%     1.0%     2.7%
                              ======     ======  =======  =======  =======  =======

  The Company may experience quarter-to-quarter fluctuations in its results of operations as a result of a variety of factors, including the Company's success in replacing completed contracts with new contracts of similar size, changes in the mix of integrated systems and portable equipment revenue that result in changes in profit margins, the size and timing of acquisitions, expenses incurred in connection with those acquisitions and the integration of acquisitions into the Company's business, client demand for the Company's systems and equipment, the timing and cost of adding new personnel, competitive conditions and general economic conditions. The Company sells its systems on a project-by-project basis, and quarterly results of operations may also be affected by the timing of the completion of projects and the commencement of work on new projects. The Company's gross margins are generally higher on sales of integrated systems than on portable equipment sales. The Company has experienced and expects to continue to experience variations in gross profit as a result of quarter-to-quarter changes in the amount of higher margin integrated systems sales as a percentage of revenue and changes in profit margins on integrated systems sales and portable equipment sales. The Company believes that quarter-to-quarter comparisons of its results of operations are not necessarily meaningful or indicative of the results the Company may achieve in any subsequent quarter or full year. See "Risk Factors--Fluctuations in Quarterly Operating Results."

LIQUIDITY AND CAPITAL RESOURCES

  The Company has financed its operations primarily through internal cash flow and bank borrowings. Net cash used in operations for the first six months of 1998 was $752,000. The negative cash flow from operations was primarily attributable to increases in accounts receivable, inventory and accounts payable. For the first half of 1998, net cash used in investing activities was $2.7 million, principally for the Recent Acquisitions. For the first six months of 1998, net cash provided by financing activities was $3.4 million, consisting of loan proceeds from a lender, equity capital contributed by new investors, and net borrowings under the Company's credit agreement with Wells Fargo Bank, N.A. (the "Prior Credit Facility.")

  For the year ended December 31, 1997, net cash provided by operating activities was $238,000. This was primarily due to cash generated by net income before non-cash expenses for depreciation and amortization. Cash used in investing activities for 1997 of $507,000 primarily consisted of additions of equipment. Cash provided by financing activities in 1997 consisted of $349,000, principally from borrowings under the Company's Prior Credit Facility.

  The Company entered into the Prior Credit Facility in June 1997. The Prior Credit Facility was subsequently amended August 1997 to increase the line of credit to $7.0 million. The Prior Credit Facility consisted of a $7.0 million revolving credit line and a term credit facility of $740,000, secured by substantially all of the Company's assets. The limit on aggregate borrowings depended on the balance of the Company's eligible accounts receivable and inventories. Loans from the credit line bore interest at the prime rate or at 2.25% over LIBOR. At June 30, 1998, the Company had aggregate borrowings of approximately $6.8 million outstanding under the Prior Credit Facility.

  In September 1998, the Company entered into a $15.0 million line of credit (the "Credit Facility") with Sanwa Business Credit Corporation and terminated and paid all outstanding indebtedness under the Prior Credit Facility. The Credit Facility is secured by substantially all of the Company's assets. The Credit Facility includes revolving advances that vary according to the Company's eligible accounts receivable and inventories and bears interest at rates of 0.50% over the prime rate or 3.25% over the Euro-Rate, depending on the type and amount of the loans. The Company is required either to maintain a daily average loan amount of $7.5 million or pay a fee equal to the shortfall multiplied by the applicable interest rate charged for prime rate-based loans. Amounts borrowed under the Credit Facility were used to repay borrowings under the Prior Credit Facility and other bank debt of acquired companies and will be used to finance the ongoing working capital requirements of the Company as well as potential acquisitions. At October 1, 1998, the Company had total borrowings of $12.2 million outstanding under the Credit Facility. The Company intends to reduce this debt to $7.5 million with a portion of the net proceeds from the offering. See "Use of Proceeds."

  The Company believes that the Credit Facility, together with proceeds from the offering and funds generated by the Company's operations, will provide the Company with sufficient liquidity and capital resources to finance the Company's operations and planned expenditures through 1999.

YEAR 2000 ISSUES

  The year 2000 issue is the result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date ending in "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

  In anticipation of potential year 2000 problems, the Company has begun to replace and upgrade its management information systems with a platform designed to be year 2000 compliant. The Company expects to complete this process in the first quarter of 1999. The Company has retained a consulting firm to coordinate successful system implementation, including testing of year 2000-related problems. Testing for year 2000 compliance will commence upon system implementation and will continue throughout 1999. The Company presently believes that with successful system conversions, the year 2000 issue will not pose significant operational problems for its systems. However, although the Company's new software is designed to be year 2000 compliant, there can be no assurance that it contains all necessary data code changes. If the Company does not complete its planned conversions in a timely fashion, year 2000 could have a material impact on the operations of the Company.

  The Company expects that assessment, remediation and contingency planning activities for its internal systems will be ongoing through 1999. The Company currently expects the total cost for these activities to be approximately $450,000. This total cost estimate does not include replacement of internal software and hardware in the normal course of business. The costs of the project and the date established for completion of year 2000 modifications are based on management's best estimates, which were derived using numerous assumptions of future events, including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved, and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, potential acquisitions and similar uncertainties.

  Certain products that the Company sells may be affected by year 2000 issues. The Company intends to obtain information from its suppliers regarding their products' year 2000 compliance. The

Company does not currently have any information that would lead it to believe that year 2000 issues relating to its internal systems or to products or systems sold to customers will have a material adverse impact on the Company's financial condition or overall trends in results of operations. Since third party year 2000 compliance is not within the Company's control, and since the Company has not yet obtained compliance information from its suppliers, there can be no assurance that the failure by a supplier to achieve year 2000 compliance would not adversely affect the Company. Furthermore, the purchasing patterns of the Company's clients may be affected by year 2000 issues if these companies spend significant resources on year 2000 compliance or are adversely affected by failure to address year 2000 issues in a timely manner. These expenditures could result in reduced funds available for the Company's services, which could adversely affect the Company. Although the Company has not formulated a contingency plan to date, it plans to continue to assess year 2000 risks to determine whether it needs to do so. See "Risk Factors--Year 2000 Issues."

RECENT ACCOUNTING PRONOUNCEMENTS

  In 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income, which establishes standards for reporting and displaying comprehensive income and its components. The statement is effective for fiscal years beginning after December 15, 1997 and will be adopted by the Company in 1998. This statement is not expected to have a material impact on the Company's disclosures within the consolidated financial statements.

  In 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which establishes standards for the way that public business enterprises are to report information about operating segments in the annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to shareholders. The statement is effective for periods beginning after December 15, 1997, and will be adopted by the Company in 1998. The Company is currently evaluating what impact this pronouncement will have on the disclosures within the consolidated financial statements.

  In 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The SFAS establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The SFAS requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires a company to formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. The statement is effective for fiscal years beginning after June 15, 1999 and early adoption is permitted. This statement is not expected to have a material impact on the Company's results of operations.

  In 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The SOP is effective for fiscal years beginning after December 15, 1998 and earlier adoption is permitted. The adoption of SOP No. 98-1 is not expected to have a material impact on the Company's results of operations.

                                    BUSINESS

OVERVIEW

  Intellisys Group, Inc. designs, installs and services custom integrated audio, video and data display, conferencing and networking systems. These systems include state-of-the-art technology that enhances the Company's clients' ability to present and exchange information. The Company also sells a wide range of portable multimedia presentation, conferencing and networking equipment.

  The Company believes that, based on revenue, it is one of the largest companies in the highly fragmented multimedia presentation and communication services industry. The Company's strategy is to establish a national presence by growing internally (including opening offices in new geographic markets) and acquiring complementary businesses. We generated revenue of $41.5 million for the year ended December 31, 1997, a 36% increase over 1996 revenue of $30.6 million, and revenue of $26.7 million in the first six months of 1998, a 47% increase over revenue of $18.2 million in the first six months of 1997. We generated operating income of $1.7 million for the year ended December 31, 1997, a 197% increase over 1996 operating income of $562,000, and operating income of $925,000 in the first six months of 1998, a 135% increase over operating income of $394,000 in the first six months of 1997. Since June 1, 1998, we have completed three acquisitions, and we recently entered into non-binding letters of intent to acquire two additional businesses. See "--Recent and Potential Acquisitions" and "Pro Forma Consolidated Financial Data."

  The Company provides its clients one source for their multimedia presentation and communication needs by:

  . offering sophisticated, "start to finish" design, procurement and installation services;

  . creating innovative integrated systems through a wide range of technical expertise;

  . providing high quality post-installation service and support; and

  . maintaining strong relationships with suppliers of market-leading products.

  The Company provides the extensive expertise necessary to design and integrate presentation, performance, production, conferencing, networking and portable systems. A presentation system typically includes video/data projection, soundtrack and speech audio systems, audio and video source equipment and remote control systems. A performance system may include public address systems, stadium-size video displays, special audio and video effects, wide-screen motion picture film systems, animated displays, automated theatrical operations, and broadcast and closed-circuit television systems. A production system may include equipment used for analog and digital video origination, graphics design and post-production and distribution activities. A conferencing system typically includes cameras, microphones, codec processing equipment, television monitors, speakers and remote control equipment. A networking system typically includes cabling that interconnects multiple rooms or buildings and the switching, bridging and routing equipment that allows audio and video signals to be directed to the proper location.

  The technologies that drive presentation, conferencing and networking equipment are converging. As a result, businesses, government agencies and educational institutions are requesting more sophisticated integrated solutions for their communication needs. The Company believes that these needs are currently being met primarily by:

  . small, regional firms that provide basic system integration services;

  . regional "box houses" (companies that focus on catalog sales of presentation and communication equipment); and

  . ""staging and rental" businesses (companies that primarily provide staging services for trade shows and other corporate events).

  The Company believes that it offers more sophisticated design services (including feasibility analysis, architectural coordination and technical engineering) and a larger technically trained workforce than its small, regional competitors. Additionally, unlike most "box houses" and "staging and rental" companies, the Company offers its clients a full range of services from initial consultation to the design, engineering, procurement, fabrication and installation of custom integrated multimedia communication systems. The Company also provides post-installation support, repair, maintenance and on-site staffing and operations. The Company believes that its ability to offer a comprehensive range of services for state-of-the-art multimedia presentation and communication systems distinguishes it from its competitors. The Company has completed approximately 1,000 integrated systems projects since January 1996 for clients such as Netscape, Apple Computer, University of California, Stanford University, NASA-Ames Research Labs and the U.S. Department of Energy.

INDUSTRY OVERVIEW

  Historically, customers of sound systems installation businesses, which specialized primarily in music and paging systems, also engaged these businesses to provide multimedia presentation and communication systems. For the most part, these businesses served a limited geographical area. In the mid-1980's, as digital imaging, sound processing and control technologies developed, companies began to offer display devices and videoconferencing and integrated remote control equipment, in addition to sound systems. Around the same time, clients began to request more comprehensive services that included strategic planning, consistent buying power and increased out-sourced services. To meet these client needs, firms similar to the Company began to employ sales professionals, engineers and technicians trained in a wide range of multimedia technologies.

  The multimedia presentation and communication services industry includes firms engaged in the design, installation and maintenance of electronic systems, which can be combined through networked control devices. Systems combine optical and video display systems, audio reproduction systems, video origination, recording and distribution systems, and single and multi-point remote control systems. Multimedia presentation and communication services firms provide services and systems to business and industry, education, government, health services, religious and community agency customers. The Company believes that the multimedia presentation and communication services industry is currently highly fragmented, with no clear market leader.

  The Company believes that there is a trend toward consolidation in the industry as firms move to establish a national presence through the acquisition of local or regional firms. In addition, non-traditional competitors, offering more mature and sophisticated products and services (such as telecommunications, computing and energy management companies), have begun to add multimedia presentation and communication services and products to their existing technology products and services.

  The convergence of traditional audiovisual presentation media and computer-based delivery has generated demand for high-technology presentation, production and performance products and services. The need for faster access to people and information and the goal of reduced travel have led to increased demand for high-quality audio and video conferencing systems. Due to increasing LAN/WAN network capacity, distribution of real-time audio and video media content through a network to remote sites (e.g., for distance learning and network-based conferencing) has become more cost-effective and commonplace.

STRATEGY

  The Company's goal is to enhance its market position in the multimedia presentation and communication services industry by continuing to grow internally and through strategic acquisitions. The Company's strategy to achieve this goal contains the following key elements:

  Serve as a Single Source Provider of Multimedia Communication Solutions. The Company seeks to become the provider of choice for all of its clients' multimedia presentation and communication needs. The Company believes that offering a full spectrum of state-of-the-art multimedia presentation and communication integrated systems, equipment and support services gives it a competitive advantage and enables it to attract new clients and expand its business with existing clients. Although the Company's equipment maintenance, repair and rental services have not contributed substantially to its revenue to date, the Company plans to enhance its efforts to market those services in the future. The Company seeks to capitalize on opportunities to offer new or expanded services tied to advances in the computer, data communication and telecommunication industries.

  Stimulate Internal Growth. The Company also plans to continue to expand domestically by opening new offices in targeted geographic markets. The Company's decisions to open offices in new markets are based on management's review of demographic information, existing client needs, business growth projections and the level of competition in the area. The Company recently opened two additional offices in Southern California and expects to open two offices in the metropolitan New York City area in 1999.

  Make Strategic Acquisitions. The Company believes that the multimedia presentation and communication services industry is highly fragmented and consists primarily of small companies that operate within limited geographical areas. The Company believes that its industry offers substantial consolidation opportunities. The Company has acquired three businesses since June 1, 1998 and recently entered into non-binding letters of intent to acquire two additional businesses. The Company seeks to acquire selected businesses in targeted geographic markets and to expand the operations of acquired companies through internal growth. The Company believes that its acquisitions to date have allowed it to:

  . add new clients;

  . further develop its relationships with existing clients;

  . offer new services and capabilities; and

  . acquire experienced personnel.

See "--Recent and Potential Acquisitions."

  Develop and Maintain Strong Supplier Relationships. The Company currently has distribution relationships with over 300 suppliers, including leading communications technology, digital media hardware and software manufacturers such as InFocus, NEC, Sony and PictureTel. The Company believes that its strong relationships with suppliers have enabled the Company to attract and retain clients by allowing it to offer a large selection of cutting-edge communications equipment. The Company believes that it is able to negotiate attractive pricing and volume discounts from suppliers because of its size and position in the industry. The Company intends to continue to develop relationships and obtain exclusive distribution agreements with companies that are developing new technologies in order to ensure that its clients have access to the latest technology at favorable prices.

  Focus on Staff Professional Development. The Company seeks to employ highly qualified and trained sales and technical personnel in order to provide superior service to its clients. The Company's sales staff regularly attends manufacturer and industry sponsored training to obtain manufacturer certification and expertise in the features and benefits of the components and systems the Company sells and installs. The Company's engineering, project management and installation technicians participate (both as instructors and students) in manufacturer and industry certification programs for high-level technical training in system design, installation procedures, and component applications, service and maintenance. The Company's personnel also attend internally developed training programs for design and engineering, sales skills and presentation and proposal writing.

RECENT AND POTENTIAL ACQUISITIONS

  The Company has acquired three businesses since June 1998 and recently entered into non-binding letters of intent to acquire two additional businesses. The Company intends to continue to participate in the consolidation of the multimedia presentation and communication industry as opportunities arise.

  Recent Acquisitions. In June 1998, the Company acquired all of the outstanding capital stock of B. Higginbotham Enterprises, Inc. Higginbotham is an integrated systems business with five offices located in Houston, Dallas, Irving, El Paso and Fort Worth, Texas. The Higginbotham acquisition enabled the Company to expand its business into the Texas integrated systems market.

  The Company also acquired Alford Media Sales, Inc., an integrated audiovisual systems business located in Dallas, Texas, in June 1998. The Alford acquisition has enabled the Company to enhance its technical and service capabilities.

  In August 1998, the Company acquired substantially all of the assets of Digital Networks Corporation, a computer networking equipment and systems business. Pursuant to the acquisition agreement, the Company assumed management of Digital's operations effective June 1, 1998. The Digital acquisition has enabled the Company to expand its services to include computer networking systems and sales.

  Potential Acquisitions. On August 23, 1998, the Company entered into a non-binding letter of intent with Aurora Visual Systems with respect to the Company's acquisition of substantially all of Aurora's assets. Aurora is a portable systems business with locations in Seattle, Washington and Boise, Idaho.

  On October 5, 1998, the Company entered into a non-binding letter of intent to acquire all of the outstanding capital stock of Proline Industries, Inc. Proline is a leading systems integration business with five locations in Washington, Oregon and Northern California.

  Each of the Potential Acquisitions is subject to a number of contingencies, including the execution of definitive purchase agreements, approval of the Company's Board of Directors and completion of the sale of preferred stock to finance the Potential Acquisitions. There can be no assurance that the Company will be able to consummate these acquisitions on terms favorable to the Company, or at all.

INTEGRATED SYSTEMS, PORTABLE EQUIPMENT AND SUPPORT SERVICES

  The Company provides its clients a single source for their multimedia presentation and communication needs, from consultation through design, engineering, procurement, installation, service and operations. The Company has organized its design, engineering, sales, service and support professionals into project teams to provide targeted expertise, application-specific solutions and interdisciplinary experience in the key areas of integrated systems, portable equipment and support services.

  Integrated Systems. The Company creates state-of-the-art presentation, performance, production, conferencing and networked media systems integrated into architectural environments, as well as portable systems, for business, education and government clients. The Company works with developers, contractors, facilities managers, architects, engineers and interior designers as strategic partners in its clients' project teams.

  A typical integrated systems project begins with a consultation with the Company's sales department. The Company assigns an account manager to the client, who then meets with the client to determine the client's presentation and communications needs, analyzes the physical space in which the system is to be installed, and develops the initial system recommendations. The Company's account manager works with the integrated systems group's designers, engineers and project managers to produce a detailed set of plans and schematic layout of the system. The account manager reviews the layout with the client and works with the Company's procurement specialists to identify and purchase from major manufacturers state-of-the-art audio, video, presentation or remote control technology. The Company's engineering staff works directly with manufacturers when the system requires a custom product or application. Finally, the Company's project manager oversees the installation of the integrated system at the client's site and trains the client to use the system. In most cases, the client and the Company enter into a post-installation service and support contract that covers system maintenance and repair.

    Presentation. The Company designs, engineers and integrates systems for small or large group presentation of graphics, video and other data that allow participants to access and exchange information in an interactive setting. These systems include large screen display, speech reinforcement, soundtrack/stereo playback and remote control operations of room environment and audiovisual equipment. The Company's clients use these systems for meetings, training and education, and sales and marketing presentations in single or multiple locations. The Company designs systems for board rooms, auditoriums, conference centers, customer briefing and demonstration centers, classrooms, council chambers, public assembly areas and command and control centers. For example, in an advanced distance learning application the Company may create a classroom "studio" that includes audio equipment and cameras that follow instructors and students, as well as videoconferencing equipment that enables students in remote locations to participate in classroom activities.

    Performance. The Company designs, engineers and integrates audio and video systems for theatrical, performing arts, sports and entertainment venues. These systems include public address systems, stadium-size video displays, special audio and video effects, wide-screen motion picture film systems, animated displays, automated theatrical operations, and broadcast and closed-circuit television systems. The Company's performance projects have included museums, themed urban entertainment centers, virtual reality experiences, children's interactive playspaces, 3-D theaters and high-end retail display for clients such as Sony and Disney.

    Production. The Company supplies and integrates analog and digital video origination, graphics design, post-production and distribution equipment and systems for independent video producers, post-production companies and internal corporate, government and educational communications departments. Novice or professional video producers can take their projects from start to finish on a single integrated system designed and implemented by the Company, whether these projects involve videotape, CD-ROM, digital video disk (DVD), intranet or internet applications. The Company believes that the gradual replacement of conventional analog components with digital on-line broadcast-quality equipment and non-linear editing systems will continue to create opportunities to integrate systems with sequencing flexibility for efficient media delivery.

    Conferencing Systems. The Company develops conferencing systems that allow multi-site, real-time interactive exchange of audio, video, document and computer information. These systems range from simple desktop systems to integrated conference room systems for meetings to complex business television and distance learning applications. The Company's conferencing systems include telephone, audio/graphic, H.320 video, computer data, integrated switched digital network, H.323 local area network/wide area network or internet/intranet capabilities. The Company develops conferencing technology solutions for document and data sharing, business negotiations, planning and design collaborations, strategic planning meetings, and marketing and sales presentations.

    Networked Media Systems. The Company develops integrated media access and retrieval systems for electronic delivery of audio and video information across multi-site television and data networks. The Company's account managers and engineers work with the client's information technology staff to develop appropriate fiberoptic or traditional cabling plans for the transmission of audio, video and digital information. The Company designs, engineers and installs integrated local area and wide area networks with accompanying bridging, routing, multiplexing and switching hardware. Media access and retrieval systems include a media library in which all of the client's equipment and educational content (whether in video or electronic format) is located at a central "hub." Instructors or presenters at various sites can review a catalog of programs in the media library and select programs to present at their locations at a particular day and time.

    Portable Systems. The Company's portable systems team provides consulting and procurement services with respect to small-format computer and video presentation technology, including flat screen plasma displays, digital projection systems, liquid crystal display monitors, panels and projectors, videocassette recorders, speakerphones, carts and cables. The most common portable systems sold by the Company are compact projecting systems that enable presenters to make PowerPoint(TM) or other presentations in the office or on the road directly from a laptop computer.

  In addition to custom integrated systems, the Company offers several predesigned, prepackaged systems that can be delivered and installed quickly, more efficiently and at favorable prices. These systems include display, audio and control technologies, as well as audio and video conferencing capabilities.

  Portable Equipment. The Company distributes a full-line catalog from which clients may purchase individual components. The Company's telemarketing staff helps clients select the equipment that meets their pricing and performance requirements.

  Support Services. The Company provides on-site and off-site maintenance, repair and support services for integrated and portable display, audio, video, control and network systems installed by the Company or others. Services include full system diagnosis, system adjustment, component level electronic repair and the provision of interim replacement equipment. All of the Company's systems include a one-year warranty that covers basic system design. A number of the Company's clients also elect to enter into extended service contracts with terms from one to three years under which the Company's Service Center staff provides manufacturer trained and certified maintenance and service. The Company also provides full-time on-site support personnel who provide training and orientation and presentation assistance including set-up and operation for clients such as 3Com, Netscape and Cisco. The Company's support services group also provides planning, trained technicians and state-of-the-art rental equipment for short-term presentation needs. Although the Company's equipment maintenance, repair and rental services have not contributed substantially to its revenues to date, the Company plans to enhance its efforts to market those services in the future.

RELATIONSHIPS WITH SUPPLIERS

  The Company believes that its strong relationships with suppliers have enabled it to attract and retain clients by allowing it to offer a large selection of cutting-edge and unique communications equipment. The Company has distribution relationships with leading communications technology, digital media hardware and software manufacturers, including:

    AMX                          Electrohome                 PictureTel
    Barco                        Extron                      Proxima
    Bose                         InFocus                     Sony
    Crestron                     NEC                         3M

  The Company maintains regional exclusive distribution agreements with certain original equipment manufacturers. The Company is authorized to provide federal government discounted pricing for Sony, Canon, Kodak, NEC, Panasonic and PictureTel products, among others, for federal agency clients. Similarly, the Company provides California, Arizona, Colorado and Texas government discounted pricing for state agencies and educational institutions. The Company's strategy is to continue to develop relationships with firms developing new technologies to ensure that its clients have access to the latest in communication technology at favorable prices. Approximately 15.6% of the Company's revenue in 1997 and approximately 13.3% of the Company's revenue in the six months ended June 30, 1998 were derived from the sale of products supplied by InFocus, a leading manufacturer of portable presentation equipment. However, the Company currently purchases and sells products from over 300 suppliers, including a number of other portable presentation equipment suppliers.

CLIENTS

  The Company's business clients include technology, financial services, telecommunications, consumer goods, manufacturing, energy, utilities, media and publishing companies. The Company's educational clients include public and private primary and secondary schools, colleges and universities. The Company also develops and implements communications solutions for city, state and federal government agencies, including public assembly, council chambers, museum and operations control applications.

  The Company targets clients that are building new or renovating existing facilities that will include production, presentation or performance spaces in business, education and government. Management estimates that the Company currently has approximately 2,000 clients, ranging from Fortune 500 companies to sole proprietorships. Each year, a substantial portion of the Company's revenue is derived from sales to a relatively small number of clients. During 1997 and the first six months of 1998, approximately 19% of the Company's revenue for each period resulted from sales to our top 10 clients. The identities of the Company's top clients change from period to period as we complete our contracts with them. If the Company fails to replace the completed contracts with new contracts of similar size, the Company's revenue and profits may be adversely affected.

  The Company has completed approximately 1,000 integrated systems projects since January 1996 for clients such as Netscape, Apple Computer, Cisco Systems, 3Com, Sun Microsystems, Silicon Graphics, Hewlett Packard, Compaq, Oracle, Andersen Consulting, Fluor Daniel, Nike, Chevron, Franklin Resources, Pacific Bell, Stanford University, University of California, University of Texas, NASA-Ames Research Labs and the U.S. Department of Energy.

  The Company believes that its clients decide to purchase products and services from the Company based on a variety of factors, the most important of which is the Company's ability to provide a full range of consulting, design, engineering, procurement, installation and support services. The Company's clients also engage the Company because of its ability to offer a wide array of state-of-the-art, market-leading products in all communications media.

MARKETING AND SALES

  Marketing. The Company uses a combination of direct mail, catalog, web presence, in-house product seminars and demonstrations and participation in industry trade show events (such as INFOCOMM SM) to raise client awareness of the Company's products and services. The Company also advertises in the regional business newspapers and publishes articles in industry publications such as Systems Contractor News, Sound & Video Contractor, Sound & Communication and the Communications Industries Report. The Company has provided presentations and training for professional associations such as the American Institute of Architects, the International Interior Design Association, the Society for Marketing Professional Services, the International Communications Industries Association and the National Systems Contractors Association.

  Sales Force. The Company's sales force consists of an Executive Vice President supported by Regional Sales Vice Presidents, Regional Sales Managers, territory-based Account Managers and local Telemarketers. The Company's sales force cultivates relationships with client staff in operations, facilities planning, purchasing and information technology. The sales force also builds relationships with developers, contractors, facilities managers, purchasing agents, MIS managers, architects, engineers and interior designers. The Company's sales force works with clients which have multiple locations to develop communication standards for multimedia communication facilities and systems.

  Training. The Company encourages and pays for its employees to participate in self-paced, on-line industry training programs in the areas of sales, design and installation. The Company is committed to having its entire sales, operations and technical staff certified by the International Communications Industries Association certification program. In addition, the Company works with its suppliers to provide product-specific training and certification for Company employees, both in the Company's offices and at the manufacturer's locations. The Company has formulated a standard implementation program to guide its employees through each integrated systems project. This program includes needs assessment, conceptual design, infrastructure planning, system/network design and implementation management. The Company believes that this program enables its account managers and engineering staff to develop comprehensive, cost-effective integrated systems for its clients.

COMPETITION

  No firm data exists on the size of the multimedia presentation and communication services industry and the number and size of competitors within the industry. However, the Company's management believes, based on its experience in the industry, that the multimedia presentation and communication services industry is highly competitive and highly fragmented. Although the Company competes primarily with small, regional firms that offer more limited services, some participants in the industry have national, full service businesses and greater capabilities and financial resources. In addition, non-traditional competitors who offer more mature and sophisticated products and services (such as telecommunications, computing and energy management companies) have begun to add multimedia presentation and communication services and products to their existing technology products and services. The Company's primary competitors are:

  . audiovisual equipment dealers;

  . companies that rent and sell audiovisual equipment, primarily in connection with staging services for trade shows and other corporate events;

  . independent design consulting firms;

  . electrical contractors;

  . manufacturers' sales and service divisions;

  . office superstores and consumer electronics chains; and

  . the in-house communications staffs of many clients and potential clients.

  Although the Company believes that most participants in the multimedia presentation and communication services industry compete generally on the basis of bid pricing, the Company promotes its ability to provide value-added engineering and design services.

  The Company believes that the multimedia presentation and communication services industry will become more consolidated in the future and, as a result, may become more competitive. The Company could be materially adversely affected if its competitors expand their integrated systems businesses, if new competitors with greater resources enter the industry or if the Company's clients or potential clients choose to service their multimedia presentation and communication needs internally.

EMPLOYEES

  As of October 1, 1998, the Company had 325 full-time and 45 part-time and temporary employees, including 71 in sales and marketing, 174 in engineering and technical services, and 80 in corporate administration. The Company believes that its employee relations are satisfactory and has never experienced a work stoppage.

PROPERTIES

  The Company's sales and operations, administration and executive offices and warehouse facilities are located in 15 leased facilities with an aggregate of approximately 89,800 square feet in the following locations:

                                                                                       APPROXIMATE
                                                                                         SQUARE
    LOCATION                                    TYPE OF FACILITY                         FOOTAGE
   -----------                 ------------------------------------------------------  -----------
   Dallas, Texas               Service Center                                             6,100
   El Paso, Texas              Sales and Operations Office                                2,000
   El Segundo, California      Sales and Operations Office                                4,100
   Englewood, Colorado         Sales and Operations Office                                6,000
   Fort Worth, Texas           Sales and Operations Office                                5,000
   Houston, Texas              Sales and Operations Office                                4,200
   Irvine, California          Sales and Operations Office and Service Center             6,200
   Irvine, California          Sales and Operations,
                               Administration and Warehouse                               7,700
   Irving, Texas               Sales and Operations, Administration and Warehouse        11,000
   Mountain View, California   Executive Offices, Sales and
                               Operations, and Warehouse                                 15,500
   Mountain View, California   Service Center                                             2,700
   Sacramento, California      Sales and Operations Office and
                               Service Center                                            12,600
   San Diego, California       Sales and Operations Office                                  200
   San Francisco, California   Sales and Operations Office                                2,600
   Arizona Tempe,              Sales and Operations Office                                3,900

  The Company leases its office and warehouse facilities under operating leases that expire on various dates through 2003. Certain of these leases include renewal options. The Company's aggregate rental expense for the year ended December 31, 1997 was approximately $352,000. If the Company completes the Aurora and Proline acquisitions, the Company will add seven facilities in

California, Oregon, Idaho and Washington; the Company anticipates that certain of these facilities will be consolidated with the Company's existing offices following the acquisitions. The Company believes that it will need to expand its corporate headquarters facility to accommodate reasonably expected growth and that its other facilities are adequate to meet its current needs. The Company believes that it will be able to obtain suitable additional or alternative space, as needed, on commercially reasonable terms.

LEGAL PROCEEDINGS

  The Company is not a party to any legal proceedings other than various claims and lawsuits arising in the ordinary course of its business. Although the ultimate legal and financial liability of the Company with respect to these pending legal proceedings cannot be estimated with certainty, the Company believes that such ultimate liability will not have a material adverse effect on its business or financial condition.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  Executive officers and directors of the Company, and their ages as of October 1, 1998, are as follows:

   NAME                      AGE POSITIONS
   ----                      --- ---------
   Donald J. Esters.........  59 Chairman, President and Chief Financial Officer
   Michael Dennis...........  39 Executive Vice President, Sales & Marketing
   Dennis Kushner...........  53 Vice President, Operations and Secretary
   Mark Madison.............  41 Vice President, Engineering
   Craig Park...............  49 Vice President, Integrated Systems
   Daniel M. Caserza........  46 Corporate Controller
   Frank Perna..............  60 Director
   John Bohle...............  55 Director

  Donald J. Esters has been the Chairman, President and Chief Financial Officer of EIS since 1994 and of the Company since inception. Mr. Esters was Chief Operating Officer of Harman International from 1983 to 1993. Mr. Esters received a B.B.A. from St. Francis College and is a certified public accountant. Mr. Esters is Chairman of the Board of Directors of Durand Communications, Inc., a developer and marketer of services and products for creation of online corporate headquarters, shopping malls and other "virtual organizations." Durand Communications is a privately held company. In addition, Mr. Esters is Chairman and sole shareholder of The Dupuis Group, L.L.C., a graphic design firm.

  Michael Dennis has been Executive Vice President of Educational since March 1998 and of the Company since inception, Vice President of Sales of Educational from 1994 to March 1998, and Sales Manager for Educational from 1987 to 1994. Mr. Dennis received a B.S. in Visual Communication and Instructional Media from California State University, Chico.

  Dennis Kushner has been Vice President, Operations of Educational since January 1998 and of the Company since inception, Mr. Kushner has also been Secretary of the Company since October 1998. From February 1997 through January 1998, Mr. Kushner provided management consulting services for small, medium and large companies, specializing in finance and operations. Mr. Kushner was Vice President-General Manager, Vice President of Sales & Marketing and Vice President of Operations for Harvey Universal, a manufacturer of industrial and consumer cleaners and biotechnology products, from November 1993 through 1997. Mr. Kushner received a B.S. in Accounting and Finance and an M.P.A. in Management and Systems from the University of Southern California.

  Mark Madison has been Vice President, Engineering of Educational since 1986 and of the Company since inception. Mr. Madison managed Chevron Corporation's nationwide audiovisual communication groups for seven years before joining the Company. Mr. Madison has been involved in the audiovisual communication industry for over 21 years and has completed numerous training courses, including Syn-Aud-Con, TEF and ICIA.

  Craig Park has been Vice President, Integrated Systems of Educational since August 1996 and of the Company since inception. From 1986 to 1996, Mr. Park was a Principal and Director of

Audiovisual Services at Paoletti Associates, an acoustical and audiovisual consulting firm. Mr. Park received a B.S. in Architecture from California State Polytechnic University. Mr. Park has served in design, marketing and management roles in the multimedia presentation and communication industry since 1971.

  Daniel M. Caserza has been Corporate Controller of Educational since March 1998 and of the Company since inception. From June 1997 to February 1998, Mr. Caserza was Corporate Controller for Swan Magnetics, Inc., a developer of disk drive equipment. From June 1995 to June 1997, Mr. Caserza was Corporate Controller for Edify Corporation, an internet software company. From January 1992 to May 1995, Mr. Caserza served as Controller and Chief Financial Officer for Gas Tech, Inc., a manufacturer of gas detection instruments. Previously, Mr. Caserza spent eleven years with Hewlett Packard Company in a variety of financial positions. Mr. Caserza received a B.S. in Mathematics and an M.B.A. from Santa Clara University. Mr. Caserza is a certified public accountant.

  Frank Perna has been a Director of EIS since October 1994 and of the Company since inception. Mr. Perna has been the Chairman and Chief Executive Officer of EOS Corporation, a privately held manufacturer of uninterruptible power supplies, since 1994. Mr. Perna served as the Chief Executive Officer of MagneTek from 1990 to 1994 and as President and Director of MagneTek from 1985 to 1990. Mr. Perna is an executive officer of National Financial Associates, which will hold 4.6% of the Company's common stock after the closing of the offering. Mr. Perna received a B.S. in Mechanical Engineering from General Motors Institute, a masters degree in management from the Massachusetts Institute of Technology and a masters degree in electrical engineering from Wayne State University.

  John Bohle has been a Director of EIS since 1994 and the Company since inception. Mr. Bohle has been a partner of Ray & Berndston, an executive search firm, since 1976. Mr. Bohle received a B.S. in Mechanical Engineering from the University of California, Berkeley.

BOARD OF DIRECTORS

  The Company's Board of Directors is divided into three classes with terms expiring at the Company's annual meetings of stockholders in 1999, 2000 and 2001. The Class I Director, Mr. Bohle, holds office currently for a term expiring at the annual meeting of stockholders in 1999. The Class II Director, Mr. Perna, holds office currently for a term expiring at the annual meeting of stockholders in 2000. The Class III Director, Mr. Esters, holds office currently for a term expiring at the annual meeting of stockholders in 2001. The members of each class hold office until their successors are duly elected and qualified. At each annual meeting of the stockholders of the Company, the successors to the class of Directors whose term expires at the meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Before completion of this offering, the Company intends to increase its authorized number of directors from three to five and appoint two additional Directors, one of whom, upon completion of the expected private placement of preferred stock, will be appointed by the holder of the preferred stock.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors intends to establish an Audit Committee and a Compensation Committee before the closing of this offering.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Historically, the Company has not had a compensation committee or other committee of the Board of Directors performing a similar function. Accordingly, decisions concerning compensation of executive officers have been made by the entire Board. The Board of Directors intends to establish a Compensation Committee before the closing of this offering.

DIRECTOR COMPENSATION

  The Company has not historically compensated members of its Board of Directors for serving as directors. The Company expects that, after this offering, it will pay its non-employee directors in a manner and at a level consistent with industry practice.

  In particular, the Company will grant non-employee directors non-qualified stock options under the Company's 1998 Equity Participation Plan. Pursuant to the terms of the 1998 Equity Participation Plan, the Company will grant to each person who is a non-employee director as of the date of this offering a non-qualified stock option to purchase 3,000 shares of common stock. After this offering is completed, the Company will grant to each non-employee director a non-qualified stock option to purchase 1,000 shares of common stock on the date of each annual meeting of stockholders. The Company will grant to each non-employee director, upon his or her initial appointment to the Board of Directors, a stock option to purchase 3,000 shares of common stock pursuant to the 1998 Equity Participation Plan. The price per share for shares subject to these options will be equal to the fair market value per share of common stock on the date the option is granted. Each option will have a 10-year term. Options granted to non-employee directors will become exercisable in cumulative annual installments of 25% over a four-year period, except that any option granted to a non-employee director may by its terms become immediately exercisable in full upon the retirement of the non-employee director in accordance with Company policy.

EXECUTIVE COMPENSATION

  The following table sets forth information concerning compensation of the Chairman, President and Chief Financial Officer of the Company and the other highly compensated executive officers of the Company whose salary and incentive compensation exceeded $100,000 for the year ended December 31, 1997 (the "Named Executive Officers"). Dennis Kushner replaced Frank DiGirolamo as Vice President, Operations in January 1998.

                                      ANNUAL       LONG-TERM
                                   COMPENSATION   COMPENSATION
                                 ---------------- ------------
                                                     SHARES
       NAME AND PRINCIPAL                          UNDERLYING     ALL OTHER
            POSITION              SALARY   BONUS    OPTIONS    COMPENSATION(1)
       ------------------        -------- ------- ------------ ---------------
Donald J. Esters, Chairman,
 President and Chief Financial
 Officer........................ $150,000 $55,000       --         $3,393
Michael Dennis, Executive Vice
 President......................  215,000  55,000    20,233         5,500
Frank DiGirolamo, Vice
 President, Operations..........  156,650  30,000       --            --
Mark Madison, Vice President,
 Engineering....................   95,000  25,840       --            500
Craig Park, Vice President,
 Integrated Systems.............  158,535  13,500       --          2,905

--------
(1) All Other Compensation includes 401(k) plan matching contributions made by the Company, life insurance premiums paid by the Company and parking allowance.

OPTION GRANTS AND EXERCISES

  The following table provides specific information concerning grants of options to purchase the Company's common stock made during the year ended December 31, 1997 to the Named Executive Officers.

                                                                     POTENTIAL REALIZABLE
                                                                       VALUE AT ASSUMED
                                                                         ANNUAL RATES
                                  % OF TOTAL                            OF STOCK PRICE
                                   OPTIONS                             APPRECIATION FOR
                         OPTIONS  GRANTED TO  EXERCISE OR               OPTION TERM(2)
                         GRANTED EMPLOYEES IN BASE PRICE  EXPIRATION ---------------------
          NAME           (1)(#)  FISCAL YEAR    ($/SH)       DATE      5% ($)    10% ($)
          ----           ------- ------------ ----------- ---------- ---------- ----------
Michael Dennis.......... 20,233      45.5%       $1.48     5/18/07   $   18,867 $   47,812

--------
(1) The options granted to Mr. Dennis vest one-fifth on the first anniversary of the date of grant and one-fifth per year thereafter. The options are exercisable only to the extent vested.
(2) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, based on the Securities and Exchange Commission rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option-holder's continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.

  The following table provides information concerning exercises of options to purchase the Company's common stock in the year ended December 31, 1997 and unexercised options held as of December 31, 1997 by the Named Executive Officers. No Named Executive Officer exercised options during the year ended December 31, 1997.

                         NUMBER OF UNEXERCISED OPTIONS HELD AT VALUE OF UNEXERCISED IN-THE-MONEY
                                   DECEMBER 31, 1997            OPTIONS AT DECEMBER 31, 1997(2)
                         ------------------------------------- ----------------------------------
NAME                     EXERCISABLE(#)(1) UNEXERCISABLE(#)(1) EXERCISABLE($) UNEXERCISABLE($)(1)
----                     ----------------- ------------------- -------------- -------------------
Michael Dennis..........      146,485            36,419           $358,965          $28,000
Mark Madison............       71,219               --             175,982              --
Craig Park..............        4,047            16,186              7,000           28,000

--------
(1) 60,698 of the options set forth above vest one-fifth on the first anniversary of the date of grant and one-fifth per year thereafter. 142,439 of Mr. Dennis' options and all of Mr. Madison's options set forth above were granted in connection with the 1994 acquisition of the Company's predecessor and vested immediately upon grant. Options are exercisable only to the extent vested.
(2) The value of the unexercised in-the-money options is based on fair market value at December 31, 1997 as determined by the Company's Board of Directors and is net of the exercise price of such options.

401(K) PROFIT SHARING PLAN

  The Company maintains a savings plan (the "401(k) Plan") qualified under
Section 401(a) and 401(k) of the Internal Revenue Code. Generally, all employees of the Company who are at least 21 years of age and who have completed 90 days of service are eligible to participate in the 401(k) Plan. The Company makes matching contributions equal to 30% of a participant's salary reductions, provided that the matching contributions made on behalf of participant shall not exceed $500 for any plan year. The Company does not make any discretionary profit sharing contributions under the 401(k) Plan.

  In connection with the Digital Networks Corporation acquisition, the Company assumed a savings plan (the "Digital 401(k) Plan") qualified under Section 401(a) and 401(k) of the Internal Revenue Code. The Digital 401(k) Plan generally provides that employees who are at least 19 years of age and who have completed 90 days of services are eligible to participate in the plan. Matching contributions are made at a percentage of a participant's salary reductions up to 100% for any plan year. The Digital 401(k) Plan allows discretionary profit sharing contributions on behalf of a participant based upon a pay formula that equals the total amount of discretionary contributions multiplied by the ratio of a participant's annual pay to the total annual pay to all participants.

1998 EQUITY PARTICIPATION PLAN

  The 1998 Equity Participation Plan of Intellisys Group, Inc. provides for the grant to executive officers, other key employees, consultants and non-employee directors of the Company of stock options, restricted stock, stock appreciation rights, deferred stock, dividend equivalents, performance awards, stock payments and other stock related benefits (collectively, the "Awards"). An aggregate of 750,000 shares of common stock (or the equivalent in other equity securities) may be issued under the 1998 Equity Participation Plan. The maximum number of shares which may be subject to Awards granted under the 1998 Equity Participation Plan to any individual in any year cannot exceed 200,000. Before the closing of this offering, the Company plans to grant non-qualified stock
options to purchase an aggregate of     shares of common stock to certain
employees of the Company.

  Administration. Following the offering, the Compensation Committee of the Board (the "Committee") will administer the 1998 Equity Participation Plan with respect to grants to employees or consultants of the Company, and the full Board will administer the 1998 Equity Participation Plan with respect to non-qualified stock options granted to non-employee directors. Subject to the terms and conditions of the 1998 Equity Participation Plan, the Board or Committee has the authority to select the persons to whom Awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 1998 Equity Participation Plan.

  Nonqualified Stock Options ("NQSOs") provide for the right to purchase common stock at a specified price which, except with respect to NQSOs intended to qualify as performance-based compensation under Section 162(m) of the Code, may be less than fair market value on the date of grant (but not less than par value), and usually will become exercisable in installments after the grant date. NQSOs may be granted for any term specified by the Committee.

  Incentive Stock Options ("ISOs"), are designed to comply with the provisions of the Code and are subject to certain requirements contained in the Code, including exercise prices equal to or exceeding the fair market value of the common stock on the grant date and expiration ten years after the grant date. ISOs may be subsequently modified to disqualify them from treatment as ISOs.

  Restricted Stock may be sold to participants at various prices (but not below par value) and made subject to such restrictions as may be determined by the Committee. Typically, restricted stock may be repurchased by the Company at the original purchase price if the conditions or restrictions are not met. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and will receive dividends before the time when the restrictions lapse.

  Deferred Stock may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based on continued employment or on performance criteria established by the Committee. Like restricted stock, deferred stock may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights before the time when vesting conditions are satisfied.

  Stock Appreciation Rights ("SARs") may be granted in connection with stock options or other Awards, or separately. SARs granted by the Committee in connection with stock options or other Awards typically will provide for payments to the holder based upon increases in the price of the Company's common stock over the exercise price of the related option or other Awards, but alternatively may be based upon criteria such as book value. Except as required by Section 162(m) of the Code with respect to an SAR which is intended to qualify as performance-based compensation, the Equity Plan does not place any restrictions on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by the Committee. The Committee may elect to pay SARs in cash or in common stock or in a combination of both.

  Dividend Equivalents represent the value of the dividends per share paid by the Company, calculated with reference to the number of shares covered by the stock options, SARs or other Awards held by the participant.

  Performance Awards may be granted by the Committee on an individual or group basis. Generally, these Awards will be based upon specific performance targets and may be paid in cash or in common stock or in a combination of both. Performance Awards may include "phantom" stock awards that provide for payments based upon increases in the price of the Company's common stock over a predetermined period. Performance Awards may also include bonuses which may be granted by the Committee on an individual or group basis and which may be payable in cash or in common stock or in a combination of both.

  Stock Payments may be authorized by the Committee in the form of shares of common stock or an option or other right to purchase common stock as part of a deferred compensation arrangement in lieu of all or any part of compensation, including bonuses, that would otherwise be payable in cash to the key employee or consultant.

STOCK OPTION AGREEMENTS

  Pursuant to written stock option agreements, the Company has issued options to purchase an aggregate of 409,916 shares of Common Stock to certain executive officers of the Company, at exercise prices equal to fair market value at the date of the grant, as determined by the Board of Directors. Options to purchase 213,658 shares granted to certain executive officers of the Company in connection with the 1994 acquisition of the Company's predecessor vested immediately upon grant. The remaining options have 10-year terms and vest in equal annual installments over the five-year period following the date of the grant. None of these options has been exercised.

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information as of October 1, 1998 regarding the beneficial ownership of the Company's common stock by (i) each person known to the Board of Directors to own beneficially 5% or more of the Company's common stock; (ii) each director of the Company; (iii) the Named Executive Officers; and (iv) all directors and executive officers of the Company as a group. Information with respect to beneficial ownership has been furnished by each director, officer or 5% or more stockholder, as the case may be. The address for all executive officers and directors is c/o Intellisys Group, Inc., 140 East Dana Street, Mountain View, California 94041.

                                                          PERCENT OWNERSHIP
                                              SHARES    ----------------------
                                           BENEFICIALLY BEFORE THE  AFTER THE
NAME                                         OWNED(1)    OFFERING  OFFERING(2)
----                                       ------------ ---------- -----------
Esters Family Partnership.................  1,618,620      40.5%      26.3%
National Financial Associates(3)..........    284,877       7.1        4.6
Continental Far East(4)...................    284,877       7.1        4.6
Advanced Communications Equipment(5)......    284,877       7.1        4.6
Donald J. Esters(6).......................  2,408,507      60.3       39.1
John Bohle................................    142,439       3.6        2.3
Frank Perna(3)............................    284,877       7.1        4.6
Michael Dennis(7).........................    154,578       3.7        2.4
Frank DiGirolamo(8).......................      8,093         *          *
Mark Madison(7)...........................     71,219       1.8        1.1
Craig Park(7).............................      8,093         *          *
All directors and executive officers as a
 group (8 persons)(9).....................  3,069,713      72.6       48.0

--------
*  Less than 1%.
(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of common stock issuable pursuant to the exercise of stock options or warrants that are immediately exercisable or exercisable within 60 days. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.
(2) Gives effect to the issuance of a total of 2,000,000 shares sold in the offering. Also includes 43,078 shares of common stock expected to be issued in connection with the Company's proposed acquisition of Proline Industries, Inc.; 72,619 shares of common stock to be issued immediately following the offering upon automatic conversion of subordinated convertible promissory notes in connection with the Digital Networks Corporation acquisition and 50,000 shares of common stock to be issued immediately following this offering upon automatic conversion of a convertible promissory note expected to be issued in connection with the proposed acquisition of Aurora Visual Systems.
(3) The 284,877 shares owned by National Financial Associates may be deemed to be beneficially owned by Mr. Perna, who is an executive officer of National Financial Associates. The address for National Financial Associates is 28802 Malibu Cove Colony Dr., Malibu, CA 90265.
(4) The address for Continental Far East is Henoki Bldg. 3F, 1-5 Azabudai 3 Chome, Minato-Ku, Tokyo 106, Japan.
(5) The address for Advanced Communications Equipment is 5/F Prosperity Center, Kwai Chung N.T., Hong Kong.
(6) Includes the 1,618,620 shares designated as beneficially owned by Esters Family Partnership that may also be deemed to be beneficially owned by Mr. Esters as a partner of the Esters Family Partnership. The address for the Esters Family Partnership is 1420 Kingsboro Court, Westlake Village, CA 91362.
(7) All of the listed shares are subject to options which are currently exercisable or will become exercisable within 60 days of the date of this prospectus.
(8) The address for Mr. DiGirolamo is 550 Battery Street, #1904, San Francisco, CA 94111.
(9) Includes an aggregate of 238,746 shares subject to options held by certain executive officers which are currently exercisable or will become exercisable within 60 days of the date of this prospectus.

                              CERTAIN TRANSACTIONS

  In 1996, the Company loaned $100,000 to Dupuis Group, L.L.C. pursuant to a promissory note guaranteed by Donald J. Esters, the Company's Chairman, President and Chief Financial Officer. Dupuis Group is a graphic design firm that is wholly owned by Mr. Esters. The note is due on demand, and interest accrues quarterly at the prime rate plus 0.75%. The Company paid Dupuis Group $74,000 in 1997 and $18,000 for the six months ended June 30, 1998 for graphic design services.

  The Company loaned $60,000 to Durand Communications, Inc. in 1997. Mr. Esters is a member of the Board of Directors of Durand Communications. The loan has an interest rate of 10% and is due and payable in December 1998.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of this offering, the Company will have 6,162,859 shares of common stock outstanding, including 43,078 shares of common stock expected to be issued in connection with our acquisition of Proline Industries, Inc. and 122,619 shares of common stock to be issued by the Company upon automatic conversion of subordinated convertible promissory notes issued or to be issued in connection with the Aurora Visual Systems and Digital Networks Corporation acquisitions. The shares sold in the offering (2,000,000 shares assuming no exercise of the underwriters' over-allotment option) will be freely tradable without restriction under the Securities Act, except for any such shares held at any time by an "affiliate" of the Company, as such term is defined under Rule 144 under the Securities Act.

  All shares other than the 2,000,000 shares sold in this offering were or will be issued and sold by the Company in private transactions and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. In general, under Rule 144, as currently in effect, a person who has beneficially owned shares for at least one year, including an "affiliate," as that term is defined in Rule 144, is entitled to sell, within any three-month period, a number of "restricted" shares that does not exceed the greater of one percent of the then outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks preceding such sale. Sales under Rule 144 are subject to certain manner of sale limitations, notice requirements and the availability of current public information about the Company. Rule 144(k) provides that a person who is not deemed an "affiliate" and who has beneficially owned shares for at least two years is entitled to sell such shares at any time under Rule 144 without regard to the limitations described above. Of the 4,069,781 remaining shares outstanding, affiliates hold 2,835,823 shares. Of the shares owned by non-affiliates, 997,070 shares have been held by such non-affiliates in excess of two years. See "Risk Factors--Shares Eligible for Future Sale."

  Any employee, officer, director, advisor or consultant to the Company who purchased his or her shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701, which permits non-affiliates to sell their Rule 701 shares without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the Company becomes subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

  As of October 1, 1998, there were outstanding stock options to purchase an aggregate of 409,916 shares of common stock, of which 238,746 were presently exercisable or exercisable within 60 days. All outstanding stock options are held by executive officers or employees of the Company. Following the offering, the Company intends to file a registration statement on Form S-8 covering an aggregate of 750,000 shares of common stock that have been reserved for issuance under the Company's 1998 Equity Participation Plan and the 409,916 shares issuable upon exercise of options otherwise outstanding, thus permitting the resale of such shares in the public market without restriction under the Securities Act. Currently, no options have been granted under the 1998 Equity
Participation Plan. The Company intends to issue        non-qualified stock
options to purchase shares of common stock under the 1998 Equity Participation Plan before the closing of this offering.

  The Company and certain executive officers and directors of the Company have agreed with the underwriters, subject to certain exceptions, not to sell or otherwise dispose of any shares of common stock of the Company for a period of 180 days from the consummation of this offering without the prior written consent of the representatives of the underwriters.

  Before this offering, there has been no public market for the common stock. The Company is unable to estimate the number of shares that may be sold in the future by its existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock by existing stockholders could adversely affect prevailing market prices.

                          DESCRIPTION OF CAPITAL STOCK

  The following descriptions are qualified in their entirety by reference to the Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, copies of which have been filed with the Securities and Exchange Commission. The authorized capital stock of the Company consists of 30 million shares of common stock, $.01 par value per share, and 10 million shares of preferred stock, $.01 par value per share.

COMMON STOCK

  Each holder of common stock is entitled to one vote per share in the election of Directors and for all other purposes. There are no cumulative voting or preemptive rights applicable to any shares of common stock. All shares of common stock are entitled to participate pro rata in distributions and in such dividends as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding shares of preferred stock. Subject to the prior rights of creditors, all shares of common stock are entitled in the event of liquidation to participate ratably in the distribution of all the remaining assets of the Company after distribution in full of preferential amounts, if any, to be distributed to holders of preferred stock. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of any series of preferred stock which the Company may designate and issue in the future. Each outstanding share of common stock is fully paid and non-assessable.

PREFERRED STOCK

  The Company's preferred stock is divisible into and issuable in one or more series. The rights and preferences of the different series may be established by the Board of Directors without further action by the stockholders. The Board of Directors is authorized with respect to each series to fix and determine, among other things, (i) its dividend rate; (ii) its liquidation preference;
(iii) whether or not such shares will be convertible into, or exchangeable for, any other securities; and (iv) whether or not such shares will have voting rights, and, if so, the conditions under which such shares will vote as a separate class.

  The Company believes that the Board of Directors' ability to issue preferred stock on such a wide variety of terms will enable the preferred stock to be used for important corporate purposes, such as financing acquisitions or raising additional capital. However, were it inclined to do so, the Board of Directors could issue all or part of the preferred stock with (among other things) substantial voting power or advantageous conversion rights. Such stock could be issued to persons deemed by the Board of Directors likely to support current management in a contest for control of the Company, either as a precautionary measure or in response to a specific takeover threat. The Company expects to issue 1,058,489 shares of preferred stock in a private placement prior to the closing of the offering.

REGISTRATION AND OTHER RIGHTS

  The Company entered into a Registration Rights Agreement, dated as of June 24, 1998 (the "Registration Rights Agreement"), with certain investors (each individually, a "Holder," and collectively, the "Holders"). Pursuant to the Registration Rights Agreement, if the Company proposes to register any of its common stock under the Securities Act, the Holders have the right to register such amount of their shares of common stock as they may request (a "piggyback registration"), subject to certain limitations, and the Company will pay all registration expenses in connection with such piggyback registration. Any Holder's right to a piggyback registration will expire upon an effective registration of such Holder's shares under the Securities Act or when the shares of a Holder may be sold and transferred pursuant to Rule 144 or Rule 145 under the Securities Act. In addition, a Holder will lose the right to a piggyback registration when such Holder ceases to own at least 0.5% of the then outstanding shares of common stock of the Company. In connection with a Warrant to Purchase Stock, dated as of June 29, 1998, between the Company and Sand Hill Capital LLC ("Sand Hill"), the Company granted Sand Hill the same piggyback registration rights which are subject to the terms of the Registration Rights Agreement.

  Pursuant to an Investor Agreement, dated as of June 24, 1998 (the "Investor Agreement"), among the Company, Donald Esters (the "Primary Investor") and certain other investors (collectively, the "Minority Investors," and together with the "Primary Investor," the "Investors"), the Investors have a preemptive right to purchase any shares of common stock and securities convertible into common stock that the Company proposes to sell, other than in connection with an initial public offering or any subsequent registered public offering. In addition, the Minority Investors have a right to participate, on the same terms and conditions, in certain transfers of shares by the Primary Investor. If the Primary Investor proposes to sell more than 80% of shares of common stock held by him, then the Primary Investor has the right to require the Minority Investors to participate in such transfer. The Investor Agreement will terminate upon the consummation of this offering.

  The Company and certain of its stockholders are parties to stockholders' agreements which (i) impose certain restrictions on transfer of shares of the Company, (ii) require stockholders to offer to sell any shares first to the Company and then to the other stockholders before offering such shares to a third party, and (iii) require stockholders to take certain actions upon the approval of a majority of the stockholders. These stockholders' agreements will terminate upon completion of the offering.

CERTAIN CERTIFICATE OF INCORPORATION, BYLAW AND STATUTORY PROVISIONS AFFECTING STOCKHOLDERS

  The Company's Board of Directors is divided into three classes with terms expiring at the Company's annual meetings of stockholders in 1999, 2000 and 2001. Before completion of this offering, the Company intends to increase its authorized number of directors from three to five and appoint two additional Directors. Under the Delaware General Corporation Law ("DGCL"), directors serving on a classified board can be removed only for cause.

  The Company's Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. The Certificate of Incorporation and Bylaws also
(i) provide that special meetings of the stockholders may be called only by a resolution adopted by a majority of the Board of Directors of the Company or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority include the power to call such meetings; (ii) establish an advance notice procedure for stockholder proposals; (iii) require that certain business combinations be approved by supermajority vote; and (iv) reserve to the Board the exclusive right to change the number of directors or to fill vacancies on the Board.

  The Company is a Delaware corporation and is subject to Section 203 of the DGCL, which generally prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time that the person became an interested stockholder, unless (i) before such time the Board of Directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested person owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers of the corporation and by certain employee stock plans; or (iii) at or after such time the business combination is approved by the Board of Directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the corporation that is not owned by the interested stockholder. A "business combination" generally includes mergers, asset sales and similar transactions between the corporation and the interested stockholder, and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns 15% or more of the corporation's outstanding voting stock or who is an affiliate or associate of the corporation and, together with his or her affiliates and associates, has owned 15% or more of the corporation's outstanding voting stock within three years.

  The provisions of the Certificate of Incorporation, Bylaws and DGCL described above could make more difficult or discourage a proxy contest or acquisition of control by a holder of a substantial block of the Company's stock or the removal of the incumbent Board of Directors. Such provisions could also have the effect of discouraging an outsider from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders.

  The Company's Certificate of Incorporation and Bylaws also contain provisions that (i) eliminate the personal liability of directors for monetary damages resulting from breaches of fiduciary duty to the extent permitted by the DGCL and (ii) indemnify directors and officers to the fullest extent permitted by
Section 145 of the DGCL, including in circumstances in which indemnification is otherwise discretionary. The Company believes that these provisions are necessary to attract and retain qualified directors and officers. The Company has entered into indemnification agreements with its executive officers and directors.

OTHER ATTRIBUTES OF THE COMPANY'S SECURITIES

  The Company is a corporation organized under the laws of Delaware. Generally, the laws of the state of incorporation govern the corporate operations of a corporation and the rights of its stockholders. Certain provisions of the California Corporations Code become applicable to a corporation incorporated outside of California, however, if (i) the corporation transacts business in California and the average of its California property, payroll and sales factors (as defined in the California Revenue and Taxation Code) with respect to it is more than 50% during its latest fiscal year, (ii) more than one-half of its outstanding voting securities are held of record by persons having addresses in California and (iii) the corporation is not otherwise exempt. An exemption is provided if the corporation has outstanding securities qualified for trading as a national market security on the National Association of Securities Dealers Automated Quotation System ("Nasdaq") if the corporation has at least 800 record and nominee holders of its equity securities as of the record date of its most recent annual meeting of stockholders.

  The Company has filed an application with the Nasdaq National Market for quotation of its common stock. At present, most of the Company's activities occur in California. The Company's existing stockholders with addresses in California will own approximately 52.0% of the outstanding common stock following the offering. Certain provisions of California corporate law may apply to the Company, as described below, unless as a result of the offering there are more than 800 holders of its equity securities as of the applicable date.

  Except as discussed herein, provisions of California law which could be applicable to the Company if the Company meets these tests and is not exempt include, without limitation, those provisions relating to the stockholders' right to cumulate votes in elections of directors (cumulative voting is mandatory under California law), the stockholders' right to remove directors without cause (which under California law is subject to the stockholders' right to cumulate votes), the right of stockholders to call a special meeting (such right is mandatory under California law if the requesting stockholder owns at least 10% of the voting stock) and the Company's ability to indemnify its officers, directors and employees (which is more limited in California than in Delaware). Notwithstanding the foregoing, a corporation may provide for a classified board of directors, or eliminate cumulative voting, or both if it is a "listed corporation." A
"listed corporation" means a corporation with outstanding shares listed on the New York Stock Exchange or the American Stock Exchange, or a corporation with outstanding securities qualified for trading as a national market security on Nasdaq if such corporation has at least 800 holders of its equity securities as of the record date of its most recent annual meeting of stockholders.

TRANSFER AGENT AND REGISTRAR

          is the transfer agent and registrar for the common stock.

                                 UNDERWRITING

  The underwriters named below (the "Underwriters"), acting through Wedbush
Morgan Securities Inc. and     (the "Representatives"), have severally agreed
with the Company, subject to the terms and conditions of the Underwriting Agreement, to purchase from the Company the number of shares of common stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all shares if any shares are purchased.

                                                                       NUMBER OF
   NAME                                                                 SHARES
   ----                                                                ---------
   Wedbush Morgan Securities Inc. ....................................



                                                                       ---------
     Total............................................................ 2,000,000
                                                                       =========

  The Representatives have advised the Company that the Underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at such price less a concession not in excess of $ per share, of which $ may be reallowed to other dealers. After the public offering, the public offering price, concession and reallowance to dealers may be reduced by the Representatives. No such reduction shall change the amount of proceeds to be received by the Company as set forth on the cover page of this prospectus.

  The Company has granted the Underwriters an option, exercisable during the 45-day period after the date of this prospectus, to purchase up to 300,000 additional shares of common stock at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this prospectus. To the extent the Underwriters exercise the option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of common stock to be purchased by it shown in the above table represents as a percentage of the common stock offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the common stock offered hereby are being sold.

  The Underwriting Agreement contains certain covenants of indemnity among the Underwriters and the Company against certain civil liabilities, including liabilities under the Securities Act.

  Pursuant to the terms of the Lock-up Agreements, the executive officers and directors and certain stockholders of the Company have agreed with the Representatives that, until 180 days after the consummation of this offering, they will not, directly or indirectly, sell, contract to sell, make any short sale, pledge or otherwise dispose of any shares of common stock or securities exchangeable for or convertible into shares of common stock, exclusive of securities purchased in connection with this offering or in the public trading market, without the prior written consent of the Representatives. Subject to certain exceptions, the Company has also agreed until 180 days after the closing date of this offering not to issue, offer, sell, purchase or otherwise dispose of any shares of the Company's common stock or any other securities convertible into or exchangeable for common stock or any other equity security, except with the prior written consent of the Representatives. See "Shares Eligible for Future Sale."

  The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

  At the closing of this offering, the Company will sell to the Representatives, at a price of $.01 each, warrants to purchase up to 100,000 shares of common stock. Each warrant will be exercisable for a four-year period, commencing one year from the date of this prospectus, at an exercise
price equal to $   per share (120% of the public offering price of the
shares). The warrants will contain anti-dilution provisions providing for appropriate adjustments in any recapitalization, reclassification, stock dividend, stock split or similar transaction by the Company. The warrants do not entitle the Representatives to any rights as a stockholder of the Company until the Representatives exercise the warrants.

  The Company has granted certain demand and piggyback registration rights for the Common Stock underlying the warrants. On one occasion, at the Representatives' request, at any time during the four-year period commencing one year after the date of this prospectus, the Company will prepare and file a new registration statement permitting the sale of the warrants and/or underlying securities and use its best efforts to keep the registration statement effective under the Securities Act for a nine month period following the effective date. The Company will bear the cost of such registration statement. If the Company files an equity offering registration statement under the Securities Act at any time during the six-year period following the date of this prospectus, the Company will, subject to certain exceptions, include in such registration statement all or part of the underlying securities at the request of the warrant holder. The warrants are not transferable by the Representatives other than to employees and affiliates of the Representatives.

  During and after the offering, the Underwriters may purchase and sell the common stock in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members of other broker-dealers in respect of the shares of common stock sold in the offering for their account may be reclaimed by the syndicate if such shares are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the common stock which may be higher than the price that might otherwise prevail in the open market.

  There has been no public market for the common stock. The Public Offering Price was determined by negotiations between the Company and the Representatives. Among the factors considered in determining the Public Offering Price were prevailing market conditions, the market values of publicly traded companies that the Underwriters believed to be somewhat comparable to the Company, the demand for the shares and for similar securities of publicly traded companies that the Underwriters believed to be somewhat comparable to the Company, the future prospects of the Company and its industry in general, certain other financial and operating information of the Company in recent periods, and other factors deemed relevant. There can be no assurance that the prices at which the shares will sell in the public market after the offering will not be lower than the Price to Public.

  E*Capital Corporation owns 59,496 shares of the Company's common stock and warrants to acquire an additional 623 shares of common stock. Edward W. Wedbush, President and Chief Executive Officer of Wedbush Morgan Securities Inc., is a significant stockholder of E*Capital Corporation and individually owns 37,184 shares of the Company's common stock and warrants to acquire an additional 388 shares of common stock.

  The Company paid Wedbush Morgan Securities Inc. $50,000 for placement agent services in connection with a private placement of the Company's securities in June 1998. Upon completion of the sale of up to $10 million of preferred stock in connection with the financing of the Potential Acquisitions, the Company will pay Wedbush Morgan Securities Inc. a fee for advisory services equal to 5.5% of the gross proceeds from the sale.

  The Company has filed an application with the Nasdaq National Market for quotation of its common stock under the symbol "ISGP."

                                 LEGAL MATTERS

  The validity of the common stock being offered hereby will be passed upon for the Company by Latham & Watkins, San Francisco, California. Certain legal matters will be passed upon for the Underwriters by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

                                    EXPERTS

  The consolidated financial statements of the Company as of December 31, 1996 and 1997, and for each of the years in the three year period ended December 31, 1997, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

  The financial statements of B. Higginbotham Enterprises, Inc. as of June 30, 1997, and for the year then ended, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

  The financial statements of Proline Industries, Inc. as of December 31, 1996 and 1997, and for the years then ended, have been included herein and in the registration statement in reliance upon the report of Peterson Sullivan P.L.L.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C., a Registration Statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all the information set forth in the Registration Statement, certain portions of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the shares offered by this prospectus, reference is made to the Registration Statement, including the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the registration statement or such other document, each such statement being qualified in all respects by such reference. Copies of the Registration Statement (of which this prospectus is a part), together with such exhibits and schedules, may be obtained upon payment of the fee prescribed by the Commission or may be examined without charge at the office of the Commission.

  After consummation of the offering, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, will be required to file annual and quarterly reports, proxy statements and other information with the Commission. The Registration Statement, including the exhibits thereto, as well as such reports and other information filed by the Company with the Commission, can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Commission.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
INTELLISYS GROUP, INC. AND SUBSIDIARY--CONSOLIDATED FINANCIAL STATEMENTS
Independent Auditors' Report.............................................   F-2
Consolidated Balance Sheets as of December 31, 1996 and 1997 and June 30,
 1998 (unaudited)........................................................   F-3
Consolidated Statements of Income for each of the years in the three-year period ended December 31, 1997 and for the six-month periods ended June
 30, 1997 and 1998 (unaudited)...........................................   F-4
Consolidated Statements of Stockholders' Equity for each of the years in the three-year period ended December 31, 1997 and for the six-month
 period ended June 30, 1998 (unaudited)..................................   F-5
Consolidated Statements of Cash Flows for each of the years in the three-
 year period ended December 31, 1997 and for the six-month periods ended
 June 30, 1997 and 1998 (unaudited)......................................   F-6
Notes to Consolidated Financial Statements...............................   F-7
B. HIGGINBOTHAM ENTERPRISES, INC.--FINANCIAL STATEMENTS
Independent Auditors' Report.............................................  F-17
Balance Sheets as of June 30, 1997 and March 31, 1998 (unaudited)........  F-18
Statements of Operations for the year ended June 30, 1997 and for the nine-month periods ended March 31, 1997 and 1998 (unaudited)............  F-19
Statements of Stockholders' Equity for the year ended June 30, 1997 and for the nine-month period ended March 31, 1998 (unaudited)..............  F-20
Statements of Cash flows for the year ended June 30, 1997 and for the nine-month periods ended March 31, 1997 and 1998 (unaudited)............  F-21
Notes to Financial Statements............................................  F-22
PROLINE INDUSTRIES, INC.--FINANCIAL STATEMENTS
Independent Auditors' Report.............................................  F-27
Balance Sheets of December 31, 1996 and 1997 and June 30, 1998
 (unaudited).............................................................  F-28
Statements of Operations for the years ended December 31, 1996 and 1997 and for the six-month periods ended June 30, 1997 and 1998 (unaudited)..  F-29
Statements of Stockholders' Equity for the years ended December 31, 1996 and 1997 and for the six month period ended June 30, 1998 (unaudited)...  F-30
Statements of Cash Flows for the years ended December 31, 1996 and 1997 and for the six-month periods ended June 30, 1997 and 1998 (unaudited)..  F-31
Notes to Financial Statements............................................  F-32

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders Intellisys Group, Inc.:

  We have audited the accompanying consolidated balance sheets of Intellisys Group, Inc. and subsidiary (the Company) as of December 31, 1996 and 1997, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Intellisys Group, Inc. and subsidiary as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Mountain View, California
June 1, 1998, except as to Note 13,
which is as of October 15, 1998

                     INTELLISYS GROUP, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                      DECEMBER 31,
                                                     ---------------  JUNE 30,
                                                      1996    1997      1998
                      ASSETS                         ------- ------- -----------
                                                                     (UNAUDITED)
Current assets:
  Cash.............................................  $    42 $   122   $   119
  Accounts receivable, less allowance for doubtful
   accounts of $71, $101, and $134, respectively...    6,715   9,426    13,616
  Notes receivable.................................      100     160       160
  Inventories......................................    3,327   3,653     6,929
  Prepaid expenses.................................      146      90       333
  Deferred income taxes............................      183     352       352
                                                     ------- -------   -------
    Total current assets...........................   10,513  13,803    21,509
Property and equipment, net........................    1,139   1,222     2,064
Intangible and other assets........................      236     232     2,000
                                                     ------- -------   -------
    Total assets...................................  $11,888 $15,257   $25,573
                                                     ======= =======   =======
       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank line of credit..............................  $ 4,399 $ 4,845   $ 6,802
  Short-term notes payable.........................      --      --      1,331
  Current portion of long-term debt................      169      85       120
  Current portion of obligations under capital
   leases..........................................       16      15         7
  Accounts payable.................................    3,956   4,694     8,641
  Accrued expenses.................................      478   1,044     1,775
  Income taxes payable.............................      --      584       305
  Deferred revenue.................................       81     441       773
                                                     ------- -------   -------
    Total current liabilities......................    9,099  11,708    19,754
Long-term debt, excluding current portion..........      224     235       658
Obligations under capital leases, excluding current
 portion...........................................       25      11        10
Deferred income taxes..............................       30     --        150
                                                     ------- -------   -------
    Total liabilities..............................    9,378  11,954    20,572
                                                     ------- -------   -------
Commitments
Stockholders' equity:
  Preferred stock; 10,000,000 shares authorized;
   none issued and outstanding.....................      --      --        --
  Common stock; $.01 par value; 30,000,000 shares
   authorized; 3,832,892, 3,832,892, and 3,997,162
   shares issued and outstanding, respectively.....       38      38        40
  Additional paid-in capital ......................    1,217   1,217     2,410
  Retained earnings................................    1,255   2,048     2,551
                                                     ------- -------   -------
    Total stockholders' equity.....................    2,510   3,303     5,001
                                                     ------- -------   -------
    Total liabilities and stockholders' equity.....  $11,888 $15,257   $25,573
                                                     ======= =======   =======

          See accompanying notes to consolidated financial statements.

                     INTELLISYS GROUP, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                             SIX MONTHS ENDED
                                   YEARS ENDED DECEMBER 31,      JUNE 30,
                                  -------------------------- -----------------
                                    1995     1996     1997     1997     1998
                                  -------- -------- -------- -------- --------
                                                                (UNAUDITED)
Sales and installation revenue..  $ 25,481 $ 30,557 $ 41,535 $ 18,162 $ 26,675
Cost of sales...................    17,860   23,036   30,196   13,606   19,387
                                  -------- -------- -------- -------- --------
  Gross profit..................     7,621    7,521   11,339    4,556    7,288
Selling, general, and
 administrative expenses........     6,190    6,959    9,672    4,162    6,363
                                  -------- -------- -------- -------- --------
  Operating income..............     1,431      562    1,667      394      925
Interest expense, net...........       247      269      351      185      242
Other income....................       --       --       --       --      (165)
                                  -------- -------- -------- -------- --------
  Income before income taxes....     1,184      293    1,316      209      848
Income taxes....................       483       98      523       82      345
                                  -------- -------- -------- -------- --------
  Net income....................  $    701 $    195 $    793 $    127 $    503
                                  ======== ======== ======== ======== ========
Earnings per share:
  Basic.........................  $   0.19 $   0.05 $   0.21 $   0.03 $   0.13
                                  ======== ======== ======== ======== ========
  Diluted.......................  $   0.18 $   0.05 $   0.20 $   0.03 $   0.12
                                  ======== ======== ======== ======== ========
Weighted average shares:
  Basic.........................     3,720    3,833    3,833    3,833    3,840
                                  ======== ======== ======== ======== ========
  Diluted.......................     3,916    3,970    3,988    3,969    4,036
                                  ======== ======== ======== ======== ========


          See accompanying notes to consolidated financial statements.

                     INTELLISYS GROUP, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
               YEARS ENDED DECEMBER 31, 1995, 1996, AND 1997 AND
                   SIX MONTHS ENDED JUNE 30, 1998 (UNAUDITED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                               COMMON STOCK   ADDITIONAL              TOTAL
                             ----------------  PAID-IN   RETAINED STOCKHOLDERS'
                              SHARES   AMOUNT  CAPITAL   EARNINGS    EQUITY
                             --------- ------ ---------- -------- -------------
Balances as of December 31,
 1994......................  3,690,454  $37     $1,218    $  359     $1,614
Net income.................        --   --         --        701        701
Exercise of stock options..    142,438    1         (1)      --         --
                             ---------  ---     ------    ------     ------
Balances as of December 31,
 1995......................  3,832,892   38      1,217     1,060      2,315
Net income.................        --   --         --        195        195
                             ---------  ---     ------    ------     ------
Balances as of December 31,
 1996......................  3,832,892   38      1,217     1,255      2,510
Net income.................        --   --         --        793        793
                             ---------  ---     ------    ------     ------
Balances as of December 31,
 1997......................  3,832,892   38      1,217     2,048      3,303
Issuance of common stock,
 net.......................    156,177    2        998       --       1,000
Exercise of stock options..      8,093  --           6       --           6
Warrants issued in connec-
 tion with debt financing..        --   --         189       --         189
Net income.................        --   --         --        503        503
                             ---------  ---     ------    ------     ------
Balances as of June 30,
 1998......................  3,997,162  $40     $2,410    $2,551     $5,001
                             =========  ===     ======    ======     ======


          See accompanying notes to consolidated financial statements.

                     INTELLISYS GROUP, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                            SIX MONTHS ENDED
                               YEARS ENDED DECEMBER 31,         JUNE 30,
                              ----------------------------  ------------------
                                1995      1996      1997      1997      1998
                              --------  --------  --------  --------  --------
                                                               (UNAUDITED)
Cash flows from operating
 activities:
 Net income.................. $    701  $    195  $    793  $    127  $    503
 Adjustments to reconcile net
  income to net cash provided
  by (used in) operating
  activities:
 Allowance for doubtful
  accounts...................       67       (15)       30        12        48
 Depreciation and
  amortization...............      182       263       378       226       283
 Deferred income taxes.......     (102)      (43)     (199)      --         38
 Changes in operating assets
  and liabilities:
  Accounts receivable........     (105)   (2,816)   (2,741)      714    (2,054)
  Inventories................   (1,513)     (301)     (326)      639    (1,225)
  Prepaid expenses...........      130       (99)       56       (49)     (115)
  Other assets...............      (85)       (4)       (1)        3       (17)
  Accounts payable and
   accrued expenses..........    1,388     1,672     1,304      (192)    2,138
  Income taxes payable.......       82       (82)      584        14      (577)
  Deferred revenue...........       13       (82)      360       294       226
                              --------  --------  --------  --------  --------
   Net cash provided by (used
    in) operating
    activities...............      758    (1,312)      238     1,788      (752)
                              --------  --------  --------  --------  --------
Cash flows from investing
 activities:
 Purchase of intangible
  assets in connection with
  acquisitions...............      --        --        --        --     (1,713)
 Purchase of property and
  equipment in connection
  with acquisitions..........      --        --        --        --       (656)
 Purchase of net current
  liabilities in connection
  with acquisitions..........      --        --        --        --        181
 Purchases of property and
  equipment..................     (362)     (766)     (447)     (138)     (463)
 Proceeds from sale of
  equipment..................       21       --        --        --        --
 Issuance of notes
  receivable.................      --       (100)      (60)      --        --
                              --------  --------  --------  --------  --------
   Net cash used in investing
    activities...............     (341)     (866)     (507)     (138)   (2,651)
                              --------  --------  --------  --------  --------
Cash flows from financing
 activities:
 Exercise of stock options...      --        --        --        --          6
 Issuance of common stock,
  net........................      --        --        --        --      1,000
 Net borrowings under bank
  line of credit.............     (330)    2,037       446    (1,551)    1,457
 Proceeds from short-term
  debt.......................      --        --        --        --      1,020
 Proceeds from long-term
  debt.......................       57       269        97       --        --
 Payments of long-term debt
  and capital leases.........     (114)     (132)     (194)      (65)      (83)
                              --------  --------  --------  --------  --------
   Net cash provided by (used
    in) financing
    activities...............     (387)    2,174       349    (1,616)    3,400
                              --------  --------  --------  --------  --------
Net increase (decrease) in
 cash........................       30        (4)       80        34        (3)
Cash at beginning of year....       16        46        42        42       122
                              --------  --------  --------  --------  --------
Cash at end of year.......... $     46  $     42  $    122  $     76  $    119
                              ========  ========  ========  ========  ========
Supplemental disclosures of
 cash flow information:
 Cash paid during the year:
 Interest.................... $    247  $    269  $    365  $    188  $    234
                              ========  ========  ========  ========  ========
 Income taxes................ $    437  $    230  $    119  $     52  $    741
                              ========  ========  ========  ========  ========
 Noncash investing and
  financing activities:
 Acquisition of equipment
  under capital leases....... $     31  $     24  $      9  $      9  $    --
                              ========  ========  ========  ========  ========
 Warrants issued in
  connection with debt
  financing.................. $    --   $    --   $    --   $    --   $    189
                              ========  ========  ========  ========  ========

          See accompanying notes to consolidated financial statements.

                     INTELLISYS GROUP, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1995, 1996, AND 1997
                 (ALL AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)
 (INFORMATION AS OF JUNE 30, 1998, AND FOR THE SIX-MONTH PERIODS ENDED JUNE 30,
                          1997 AND 1998, IS UNAUDITED)

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Description of Business

  The accompanying consolidated financial statements include the accounts of Intellisys Group, Inc., formerly EISI, and its wholly owned subsidiary, Educational Industrial Sales, Inc. (the Subsidiary), collectively "the Company." The Company sells, designs, installs, and services multimedia presentation and communication technology systems to corporations, government agencies, and educational institutions.

  All significant intercompany balances and transactions have been eliminated in consolidation.

(b) Revenue Recognition

  The Company recognizes revenue on installation sales using the percentage-of-completion method. Revenue is recognized based on the percentage that costs to date bear to total estimated costs. Losses expected to be incurred are recorded when such losses are known. Product sales are recognized as revenue upon shipment.

  The Company bills customers for services at intervals that coincide with the completion of certain project phases. As of December 31, 1996 and 1997 and June 30, 1998, accounts receivable included unbilled amounts of $1,824, $2,911, and $3,820, respectively.

  The Company sells maintenance contracts for new and existing multimedia equipment installations. These contracts cover labor, parts, and materials and are recognized as revenue using the straight-line method over the life of the contract. The cost of the maintenance contract depends on the level of service required by the customer. Revenue from these contracts has not been material.

(c) Property and Equipment

  Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to seven years. Leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the asset.

(d) Inventories

  Inventories consist primarily of finished goods and are valued at the lower of cost (first in, first out) or market.

(e) Intangible Assets

  Intangible assets consist primarily of goodwill and covenants not to compete arising from the application of purchase accounting. Goodwill is amortized on a straight-line basis over its estimated

                     INTELLISYS GROUP, INC. AND SUBSIDIARY
useful life of 30 to 40 years. Covenants not to compete are amortized on a straight-line basis over the life of the agreement.

(f) Impairment of Long-Lived Assets

  The Company periodically reviews its long-lived assets and certain identifiable intangible assets for impairment. If events or changes indicate that the carrying amount of an asset is not recoverable from expected undiscounted cash flows, the Company will reduce the asset to its fair value.

(g) Fair Value of Financial Instruments

  The fair value of cash, accounts receivable, accounts payable and accrued expenses approximates carrying value because of the short-term maturity of those instruments. Although no quoted market prices are available and a portion is due from a related party, the Company believes the fair value of the notes receivable approximates the carrying value. The fair value of the Company's long-term indebtedness is estimated based on the current rates offered to the Company for debt of the same remaining maturities and approximates carrying value.

(h) Stock-Based Compensation

  The Company has elected to follow Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for its employee stock options. Under APB Opinion No. 25, no compensation expense is recognized when the exercise price of options equals the fair value market price of the underlying stock on the date of grant. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation.

(i) Income Taxes

  The Company accounts for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(j) Use of Estimates

  The Company's management has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

                     INTELLISYS GROUP, INC. AND SUBSIDIARY

(k) Concentration of Credit Risk

  The Company grants credit to its customers located in the western United States, primarily in California. The Company's ability to collect the amounts due from its customers is affected by economic conditions in its industry and the geographical area in which it conducts business. Accounts receivable from the Company's customers are generally due within 30 days and are subject to credit risk. The Company monitors extensions of credit and records an allowance for doubtful accounts based on its historical experience and management's assessment of collectibility of specific accounts.

(l) Per Share Data

  The Company presents basic and diluted earnings per share (EPS) in the consolidated statements of income. Basic EPS excludes dilution and is computed by dividing net income available to common stockholders by the weighted-average number of shares outstanding for the period. Diluted EPS includes dilution and is computed using the weighted-average number of common and dilutive potential common shares outstanding during the period. The dilutive effect of stock options is calculated using the treasury stock method.

(m) Unaudited Balances

  The accompanying unaudited financial statements include all adjustments (consisting of only normal recurring adjustments) that management considers necessary for a fair presentation of the financial position and results of operations as of the date and for the periods indicated.

(2) EARNINGS PER SHARE

  For both basic and diluted earnings per share, net income as reported was used in the computation. A reconciliation of shares used in the computation for basic and diluted earnings per share is as follows (in thousands):

                                                    DECEMBER 31,     JUNE 30,
                                                  ----------------- -----------
                                                  1995  1996  1997  1997  1998
                                                  ----- ----- ----- ----- -----
Weighted-average common shares outstanding used
 for basic earnings per share...................  3,720 3,833 3,833 3,833 3,840
Effect of dilutive securities--stock options and
 stock purchase warrants........................    196   137   155   136   196
                                                  ----- ----- ----- ----- -----
Weighted-average common and potential common
 shares outstanding used for diluted earnings
 per share......................................  3,916 3,970 3,988 3,969 4,036
                                                  ===== ===== ===== ===== =====

(3) NOTES RECEIVABLE

  During 1996, the Company loaned $100 to one of its vendors, Dupuis Group, L.L.C. The Company's Chairman, President and Chief Financial Officer owns 100% of Dupuis Group, L.L.C. and has guaranteed payment of this note. The note is due on demand, and interest is accrued quarterly at the prime rate plus 0.75%. During 1996, 1997 and for the six-months ended June 30, 1998, the Company paid Dupuis Group, L.L.C. $53, $74 and $18, respectively, for design and graphic services.

                     INTELLISYS GROUP, INC. AND SUBSIDIARY

  During 1997, the Company loaned $60 to Durand Communications, Inc., Mr. Esters is a member of the Board of Directors of Durand Communications. The loan bears interest at 10% and is due in December 1998.

(4) PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following:

                                                        DECEMBER 31,
                                                        ------------- JUNE 30,
                                            USEFUL LIFE  1996   1997    1998
                                            ----------- ------ ------ --------
Vehicles...................................    5 years  $  191 $  263  $  479
Furniture and equipment....................    7 years   1,450  1,799   3,086
Leasehold improvements.....................  3-7 years     295    312     430
                                                        ------ ------  ------
                                                         1,936  2,374   3,995
Less accumulated depreciation and
 amortization..............................                797  1,152   1,931
                                                        ------ ------  ------
Property and equipment, net................             $1,139 $1,222  $2,064
                                                        ====== ======  ======

  As of December 31, 1996 and 1997 and June 30, 1998, the gross amount of equipment recorded under capital leases was $55, $64, and $64, respectively, and related accumulated amortization was $6, $17, and $21, respectively. Amortization of assets held under capital leases is included with depreciation expense.

(5) INTANGIBLE AND OTHER ASSETS

  Intangible and other assets consisted of the following:

                                                          DECEMBER 31,
                                                          ------------- JUNE 30,
                                                           1996   1997    1998
                                                          ------ ------ --------
Goodwill................................................. $  207 $  207  $1,870
Covenants not to compete.................................    --     --       75
Other....................................................     44     45      84
                                                          ------ ------  ------
                                                             251    252   2,029
Less accumulated amortization............................     15     20      29
                                                          ------ ------  ------
Intangible and other assets.............................. $  236 $  232  $2,000
                                                          ====== ======  ======

(6) LEASES

  The Company leases its offices and warehouse facilities under various operating leases that expire on various dates through 2001. Rent expense for these facilities was $212, $287, $352, and $251 for the years ended December 31, 1995, 1996 and 1997, and for the six-month period ended June 30, 1998, respectively.

                     INTELLISYS GROUP, INC. AND SUBSIDIARY

  Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 1997, are:

YEAR ENDING                                     CAPITAL OPERATING
DECEMBER 31,                                    LEASES   LEASES
------------                                    ------- ---------
1998...........................................  $  18   $  440
1999...........................................      6      345
2000...........................................      6      224
2001...........................................    --       123
                                                 -----   ------
Total future minimum
 lease payments................................     30   $1,132
                                                         ======
Less amount representing
 interest......................................      4
                                                 -----
Present value of minimum
 lease payments................................     26
Less current portion of
 obligations under
 capital leases................................     15
                                                 -----
Obligations under
 capital leases,
 excluding current
 portion.......................................  $  11
                                                 =====

(7) BANK LINE OF CREDIT

  The Company has pledged substantially all accounts receivable and inventory as security for a bank line of credit with available borrowings of up to $5,500. The Company's Chairman, President and Chief Financial Officer has personally guaranteed $1,000 of this line of credit. The Company may borrow at the LIBOR rate plus 2.25% or at the bank's prime rate of interest. The line of credit has certain restrictive financial covenants and expires on October 30, 1998. The Company was in compliance with all such covenants as of December 31, 1997.

(8) ACCRUED EXPENSES

  Accrued expenses consisted of the following:

                                                          DECEMBER 31,
                                                          ------------- JUNE 30,
                                                          1996   1997     1998
                                                          ------------- --------
Commissions.............................................. $ 307    $482  $  539
Wages and bonuses........................................    30     296   1,173
Other....................................................   141     266      63
                                                          ----- -------  ------
                                                          $ 478 $ 1,044  $1,775
                                                          ===== =======  ======

                     INTELLISYS GROUP, INC. AND SUBSIDIARY

(9) LONG-TERM DEBT

  Long-term debt consisted of the following:

                                                       DECEMBER 31,
                                                       ------------- JUNE 30,
                                                        1996   1997    1998
                                                       ------ ------ --------
Note payable to bank; unsecured; interest at the
 bank's prime rate; monthly payments of $5 plus
 interest through October 2001.......................  $  240   $210 $182
Debt incurred in connection with acquisition of the
 Subsidiary at prime rate plus 2%; paid in 1997......      76    --   --
Note payable to bank; secured; interest at the bank's
 prime rate plus 1% payable monthly; outstanding
 principal due April 1, 1999.........................     --     --   268
Note payable to bank; secured; interest at the bank's
 prime rate plus 1.0%; monthly payments of $5,233
 including interest through August 2000..............     --     --   121
Vehicle loans........................................      56    110  207
Other................................................      21    --   --
                                                       ------ ------ ----
Total long-term debt.................................     393    320  778
Less current portion.................................     169     85  120
                                                       ------ ------ ----
Long-term debt, excluding current portion............  $  224   $235 $658
                                                       ====== ====== ====

  The aggregate maturities of long-term debt subsequent to December 31, 1997, are as follows: 1998, $85; 1999, $84; 2000, $79; 2001, $69; and 2002, $3.

(10) INCOME TAXES

  Income tax expense (benefit) for the years ended December 31, 1995, 1996, and 1997, consisted of the following:

                                                             1995   1996  1997
                                                             -----  ----  -----
Current:
  Federal................................................... $ 448  $110  $ 572
  State and local...........................................   137    31    150
                                                             -----  ----  -----
                                                               585   141    722
                                                             -----  ----  -----
Deferred:
  Federal...................................................   (81)  (35)  (156)
  State and local...........................................   (21)   (8)   (43)
                                                             -----  ----  -----
                                                              (102)  (43)  (199)
                                                             -----  ----  -----
    Total................................................... $ 483  $ 98  $ 523
                                                             =====  ====  =====

                     INTELLISYS GROUP, INC. AND SUBSIDIARY

  Income tax expense differed from the amounts computed by applying the statutory federal income tax rate of 34% to pretax income as a result of the following:

                                                                1995 1996  1997
                                                                ---- ----  ----
Computed expected tax expense.................................. $403 $100  $447
State and local taxes, net of federal tax benefit..............   74   15    80
Other..........................................................    6  (17)   (4)
                                                                ---- ----  ----
  Total........................................................ $483 $ 98  $523
                                                                ==== ====  ====

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities as of December 31, 1996 and 1997, are presented below.

                                                                      1996 1997
                                                                      ---- ----
Deferred tax assets:
  State income taxes................................................. $ 10 $ 14
  Accounts receivable, principally due to allowance for doubtful
   accounts..........................................................   31   44
  Inventory reserve and additional costs inventoried for tax
   purposes..........................................................   93  108
  Accrued expenses...................................................   35  172
  Stock option compensation..........................................   14   14
                                                                      ---- ----
    Total deferred tax assets........................................ $183 $352
                                                                      ==== ====
Deferred tax liabilities:
  Property and equipment, principally due to differences in
   depreciation:                                                      $ 30 $--
                                                                      ---- ----
    Total deferred tax liabilities................................... $ 30 $--
                                                                      ==== ====

  Based on the Company's historical operating earnings, management believes it is more likely than not that the Company will realize the benefit of the deferred income tax assets recorded and, accordingly, has established no valuation allowance. Certain factors beyond management's control can affect future levels of taxable income and, therefore, no assurances can be given that sufficient taxable income will be generated to fully realize recorded tax benefits.

(11) PENSION BENEFITS

  The Company sponsors a 401(k) savings plan. All full-time employees over the age of 21 are eligible after 90 days of employment. The Company matches 30% of an employee's annual contribution up to a maximum of five hundred dollars. During 1995, 1996 and 1997, the Company contributed $13, $24 and $26, respectively, to the 401(k) plan.

(12) STOCK OPTIONS

  During 1996 and 1997, the Board of Directors agreed to issue nonqualified stock options to certain employees. The exercise price of options granted must be at least equal to the market value of such shares on the date of grant, as determined by the Board of Directors. The options vest over 5 years and expire 10 years from the grant date.

                     INTELLISYS GROUP, INC. AND SUBSIDIARY

  A summary of stock option activity during 1995, 1996, and 1997, follows:

                                                           WEIGHTED-   OPTIONS
                                                            AVERAGE  EXERCISABLE
                                                           EXERCISE   AT PERIOD
                                                 OPTIONS     PRICE       END
                                                 --------  --------- -----------
Balances as of December 31, 1994................  356,097  $0.00025    356,097
                                                                       =======
Exercised....................................... (142,439)  0.00025
                                                 --------
Balance as of December 31, 1995.................  213,658   0.00025    213,658
                                                                       =======
Granted.........................................   60,698   0.74137
                                                 --------
Balance as of December 31, 1996.................  274,356   0.16409    213,658
                                                                       =======
Granted.........................................   44,512   1.48274
                                                 --------
Balance as of December 31, 1997.................  318,868   0.34820    225,798
                                                                       =======
Granted (unaudited).............................  111,280   1.48274
Exercised.......................................   (8,093)  0.74137
Forfeited.......................................  (12,139)  0.74137
                                                 --------
Balance as of June 30, 1998.....................  409,916   0.63684    233,891
                                                 ========              =======

  The weighted-average per share fair value of options granted during 1996 and 1997 was $0.53 and $1.06, respectively.

  The following table summarizes information about the Company's stock options at December 31, 1997:

                   OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
            --------------------------------- ----------------------------
                          WEIGHTED-AVERAGE
 EXERCISE     NUMBER    REMAINING CONTRACTUAL   NUMBER    WEIGHTED-AVERAGE
   PRICE    OUTSTANDING     LIFE (YEARS)      EXERCISABLE  EXERCISE PRICE
 --------   ----------- --------------------- ----------- ----------------
 $ 0.00025    213,658           5.67            213,658      $ 0.00025
   0.74137     60,698           7.86             12,140        0.74137
   1.48274     44,512           9.39                --             --
              -------                           -------
              318,868                           225,798
              =======                           =======

                     INTELLISYS GROUP, INC. AND SUBSIDIARY

  The Company applies APB Opinion No. 25 in accounting for its stock options. The exercise price for stock options granted to employees in 1996 and 1997 equaled the fair value of the Company's stock at the date of grant. Accordingly, no compensation cost has been recognized for these stock options. There were no stock options granted during 1995. Had compensation cost been determined pursuant to SFAS No. 123, the Company's 1996 and 1997, net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                      1996 1997
                                                                      ---- ----
   Net income:
     As reported..................................................... $195 $793
     Pro forma.......................................................  192  787
   Basic earnings per share:
     As reported.....................................................  .05  .21
     Pro forma.......................................................  .05  .21
   Diluted earnings per share:
     As reported.....................................................  .05  .20
     Pro forma.......................................................  .05  .20

  The fair value of the stock options was calculated using the minimum value method with the following assumptions:

                                                                     1996  1997
                                                                     ----  ----
   Weighted-average risk free rate.................................. 5.60% 6.30%
   Average expected life (years).................................... 3.64  3.17
   Dividend yield................................................... 0.00% 0.00%

(13) REINCORPORATION

  On October 15, 1998, the Company was reincorporated in the State of Delaware. In connection with the reincorporation, the Company increased its authorized shares of Common Stock to 30,000,000 shares, authorized the issuance of 10,000,000 shares of Preferred Stock and declared a common stock split on an approximately 4.047-for-one basis. The accompanying financial statements have been retroactively restated to reflect these changes.

(14) EVENTS SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED)

(a) Acquisition of B. Higginbotham Enterprises, Inc.

  Effective June 1, 1998, the Company acquired all of the outstanding stock of
B. Higginbotham Enterprises, Inc. ("Higginbotham") for $1,600 in cash and a $500 note to the seller. The purchase price may be increased by up to $900, payable in common stock, if Higginbotham achieves certain income levels for the 12 months ended June 30, 1999 as provided in the stock purchase agreement. The acquisition was accounted for using the purchase method of accounting. The excess of the costs over the fair value of the acquired assets was recorded as goodwill and is being amortized over 30 years.

                     INTELLISYS GROUP, INC. AND SUBSIDIARY

(b) Acquisition of Alford Media Sales, Inc.

  Effective June 1, 1998, the Company acquired the net assets of Alford Media Sales, Inc. for $565 in cash. The acquisition was accounted for using the purchase method of accounting.

(c) Acquisition of Digital Networks Corporation

  In August 1998, the Company acquired the net assets of Digital Networks Corporation ("Digital") for $1,000 in cash, $400 in a promissory note and an aggregate of $537 in convertible promissory notes. The purchase price may be increased by a maximum $500 if Digital achieves certain income levels as provided in the purchase agreement. The acquisition was accounted for using the purchase method of accounting. The excess of the costs over the fair value of the acquired assets was recorded as goodwill and is being amortized over 30 years.

(d) Acquisition of Aurora Visual Systems

  In August 1998, the Company entered into a non-binding letter of intent to acquire the net assets of Aurora Visual Systems for $900 in cash and $500 in a convertible note.

(e) Acquisition of Proline Industries, Inc.

  In October 1998, the Company entered into a non-binding letter of intent to acquire all of the outstanding stock of Proline Industries, Inc. for $6,400.

(f) Private Placement

  On June 24, 1998, the Company sold 156,177 shares of common stock for $1,000, net of $50 in related expenses, in a private placement offering.

(g) Short-Term Credit Facility

  On June 29, 1998, the Company entered into a loan agreement with a lender that provided a secured credit facility of $1,020. All advances under the credit facility accrue interest at 12% and mature on January 15, 1999. As part of the loan agreement, the lender was granted warrants to purchase 45,507 shares of the Company's common stock with an exercise price of $6.72 per share. The warrants expire on June 28, 2003. The fair value of these warrants of $189 was recorded as a reduction to the principal amount of the loan and will be recognized as additional interest cost over the term of the loan.

(h) Lines of Credit

  In September 1998, the Company entered into a $15,000 bank line of credit and terminated and paid all outstanding indebtedness under its existing lines of credit. The new line of credit is secured by substantially all of the Company's assets. The outstanding borrowings bear interest at the bank's prime rate plus 0.5% or the Euro-rate plus 3.25%.

(i) Preferred Stock Financing

  The Company expects to issue 1,058,489 shares of preferred stock to finance portions of the proposed acquisitions of Aurora Visual Systems and Proline Industries, Inc. and the repayment of approximately $1.0 million of an outstanding note.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
B. Higginbotham Enterprises, Inc.

  We have audited the accompanying balance sheet of B. Higginbotham Enterprises, Inc. as of June 30, 1997, and the related statements of operations, stockholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of B. Higginbotham Enterprises, Inc. as of June 30, 1997 and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

Dallas, Texas
September 22, 1998

                       B. HIGGINBOTHAM ENTERPRISES, INC.

                                 BALANCE SHEETS

                                                          JUNE 30,   MARCH 31,
                                                            1997       1998
                                                         ---------- -----------
                                                                    (UNAUDITED)
                         ASSETS
Current assets:
  Receivables:
    Trade, less allowance for doubtful accounts of
     $2,455 at June 30, 1997, and $9,302 at March 31,
     1998 (unaudited)................................... $2,268,787 $1,883,615
    Due from stockholder, net...........................     10,280        --
    Due from employees..................................     18,631     30,227
    Other...............................................     74,230     94,003
  Inventories...........................................    277,662    301,774
  Prepaid expenses......................................      6,674     53,977
                                                         ---------- ----------
      Total current assets..............................  2,656,264  2,363,596
                                                         ---------- ----------
Property and equipment, less accumulated depreciation
 and amortization.......................................    534,615    562,006
Other assets............................................     19,601     18,632
                                                         ---------- ----------
                                                         $3,210,480 $   44,234
                                                         ========== ==========
          LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Cash overdraft........................................ $  166,218 $   50,972
  Notes payable under line of credit....................    500,000    500,000
  Current portion of long-term debt.....................     14,480     35,357
  Accounts payable......................................    915,806  1,027,030
  Sales and payroll taxes payable.......................    155,509    164,899
  Accrued expenses......................................    663,000    374,918
  Deferred income taxes.................................     37,399     37,399
  Due to stockholder, net...............................        --      48,787
                                                         ---------- ----------
      Total current liabilities.........................  2,452,412  2,239,362
Long-term debt, excluding current portion...............     60,212     86,427
Deferred income taxes...................................    111,957    111,957
                                                         ---------- ----------
      Total liabilities.................................  2,624,581  2,437,746
                                                         ---------- ----------
Commitments
Stockholder's equity:
  Common stock, $1 par value; authorized 100,000 shares;
   issued and outstanding 1,000 shares..................      1,000      1,000
  Additional paid-in capital............................     44,463     44,463
  Retained earnings.....................................    540,436    461,025
                                                         ---------- ----------
      Total stockholder's equity........................    585,899    506,488
                                                         ---------- ----------
                                                         $3,210,480 $2,944,234
                                                         ========== ==========

                See accompanying notes to financial statements.

                       B. HIGGINBOTHAM ENTERPRISES, INC.

                            STATEMENTS OF OPERATIONS

                                     YEAR ENDED   NINE MONTHS    NINE MONTHS
                                      JUNE 30,       ENDED          ENDED
                                        1997     MARCH 31, 1997 MARCH 31, 1998
                                     ----------  -------------- --------------
                                                  (UNAUDITED)    (UNAUDITED)
Sales and installation services..... $6,037,802    $3,583,353     $5,175,541
Service and maintenance contract
 services...........................  1,065,625       782,899        888,438
                                     ----------    ----------     ----------
                                      7,103,427     4,366,252      6,063,979
Cost of sales.......................  6,017,593     3,709,455      5,113,720
                                     ----------    ----------     ----------
    Gross profit....................  1,085,834       656,797        950,259
Selling, general and administrative
 expenses...........................  1,050,098       538,706      1,021,983
                                     ----------    ----------     ----------
    Operating income (loss).........     35,736       118,091        (71,724)
                                     ----------    ----------     ----------
Other income (expense):
  Gain on investment activity.......     10,791         7,527            --
  Gain (loss) on sale of equipment..    (38,172)        1,719            --
  Interest expense..................    (33,602)      (20,905)       (44,661)
  Other expense.....................    (30,805)       (5,801)        (3,934)
                                     ----------    ----------     ----------
                                        (91,788)      (17,460)       (48,595)
                                     ----------    ----------     ----------
    Income (loss) before income
     taxes..........................    (56,052)      100,631       (120,319)
Income tax expense (benefit)........    (26,844)       34,214        (40,908)
                                     ----------    ----------     ----------
    Net income (loss)............... $  (29,208)   $   66,417     $  (79,411)
                                     ==========    ==========     ==========


                See accompanying notes to financial statements.

                       B. HIGGINBOTHAM ENTERPRISES, INC.

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                          YEAR ENDED JUNE 30, 1997 AND
                  NINE MONTHS ENDED MARCH 31, 1998 (UNAUDITED)

                                            ADDITIONAL               TOTAL
                                     COMMON  PAID-IN   RETAINED  STOCKHOLDER'S
                                     STOCK   CAPITAL   EARNINGS     EQUITY
                                     ------ ---------- --------  -------------
Balances as of June 30, 1996........ $1,000  $44,463   $569,644    $615,107
  Net loss..........................    --       --     (29,208)    (29,208)
                                     ------  -------   --------    --------
Balances as of June 30, 1997........  1,000   44,463    540,436     585,899
  Net loss (unaudited)..............    --       --     (79,411)    (79,411)
                                     ------  -------   --------    --------
Balances as of March 31, 1998
 (unaudited)........................ $1,000  $44,463   $461,025    $506,488
                                     ======  =======   ========    ========



                See accompanying notes to financial statements.

                       B. HIGGINBOTHAM ENTERPRISES, INC.

                            STATEMENTS OF CASH FLOWS

                                                           NINE MONTHS ENDED
                                           YEAR ENDED          MARCH 31,
                                            JUNE 30,    -----------------------
                                              1997         1997        1998
                                           -----------  ----------- -----------
                                                        (UNAUDITED) (UNAUDITED)
Cash flows from operating activities:
 Net (loss) income........................ $   (29,208)  $  66,417   $(79,411)
 Adjustments to reconcile net (loss)
  income to net cash (used in) provided by
  operating activities:
 Depreciation and amortization............     149,680      70,000    127,628
 Loss on sale of property and equipment...      38,172         --       2,209
 Gain on sales of investments.............      (5,855)       (466)       --
 Changes in assets and liabilities:
  Receivables.............................  (1,284,980)   (604,049)   369,959
  Inventories.............................    (237,061)   (189,144)   (24,112)
  Prepaid expenses........................      (6,068)        606    (47,303)
  Other assets............................     (13,495)        (37)       269
  Accounts payable........................     518,871     766,596    111,224
  Sales and payroll taxes payable.........      98,895      29,345      9,390
  Accrued expenses........................     658,993      95,946   (288,082)
  Deferred income taxes...................     (26,844)        --         --
                                           -----------   ---------   --------
   Net cash (used in) provided by
    operating activities..................    (138,900)    235,214    181,771
                                           -----------   ---------   --------
Cash flows from investing activities:
 Proceeds from sale of investments........      72,759      25,513        --
 Purchases of property and equipment......    (375,270)   (234,800)  (156,528)
 Proceeds from sale of property and
  equipment...............................      36,332         --         --
                                           -----------   ---------   --------
   Net cash used in investing activities..    (266,179)   (209,287)  (156,528)
                                           -----------   ---------   --------
Cash flows from financing activities:
 Change in bank overdraft.................     166,218         --    (115,246)
 Payment on debt to stockholder...........      (8,600)     (8,600)    (8,600)
 Proceeds from advance from stockholder...       8,600       8,600     51,511
 Net proceeds (payments) on promissory
  notes payable under line of credit......     149,258    (100,742)       --
 Proceeds from issuance of long-term
  debt....................................      80,465      61,492     47,092
 Payments on long-term debt...............      (9,609)        --         --
                                           -----------   ---------   --------
   Net cash provided by (used in)
    financing activities..................     386,332     (39,250)   (25,243)
                                           -----------   ---------   --------
Net (decrease) increase in cash...........     (18,747)    (13,323)       --
Cash at beginning of period...............      18,747      18,747        --
                                           -----------   ---------   --------
Cash at end of period..................... $       --    $   5,424   $    --
                                           ===========   =========   ========
Supplemental cash flow information:
 Interest paid............................ $    33,600   $  20,905   $ 44,661
                                           ===========   =========   ========

                See accompanying notes to financial statements.

                       B. HIGGINBOTHAM ENTERPRISES, INC.

                         NOTES TO FINANCIAL STATEMENTS
 (INFORMATION AS OF MARCH 31, 1998, AND FOR THE NINE-MONTH PERIODS ENDED MARCH
                        31, 1997 AND 1998, IS UNAUDITED)

(1) GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Description of Business

  B. Higginbotham Enterprises, Inc. (the Company) operates in all phases of the audio/visual business, including audio/visual sales, rental, service and installation. The Company's clients are dispersed among various Fortune 500 corporations, schools, churches and government agencies throughout Texas.

(b) Inventories

  Inventories generally consist of audio/visual equipment, which are stated at the lower of average cost or market. As the majority of equipment is ordered for a specific job, the Company carries very little inventory stock held for sale.

(c) Revenue Recognition

  Revenue from product sales is recognized upon delivery of product. Revenue from audio/visual installation and service is recognized using the percentage of completion method based on the amount of labor incurred. Rental income is recognized when earned. Revenue from the sale and installation of products accounted for approximately 85% of total revenue during the year ended June 30, 1997 and the period ended March 31, 1998 (unaudited), with audio/visual service and rental revenues accounting for the remainder.

(d) Property and Equipment

  Property and equipment are stated at cost and are depreciated and amortized using an accelerated method, which corresponds to the higher use of the assets in the earlier part of their useful lives, over the following estimated useful lives of the respective assets:

      Furniture and fixtures......................................     7 years
      Automobile and trucks.......................................     5 years
      Leasehold improvements...................................... 31-39 years
      Equipment...................................................   5-7 years
      Rental equipment............................................     7 years

(e) Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of

  Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

                       B. HIGGINBOTHAM ENTERPRISES, INC.

(f) Other Assets

  Other assets consist primarily of goodwill and deposits. Amortization of goodwill is calculated using the straight-line method over an estimated useful life of 15 years. Amortization expense for the year ended June 30, 1997 and the nine months ended March 31, 1998 was $744 and $700 (unaudited), respectively.

(g) Income Taxes

  The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(h) Use of Estimates

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(i) Marketing and Advertising Costs

  Costs related to marketing and advertising have been expensed as incurred.

(j) Unaudited Balances

  The accompanying unaudited financial statements include all adjustments (consisting of only normal recurring adjustments) that management considers necessary for a fair presentation of the financial position and results of operations as of the date and for the periods indicated.

(2) PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                            JUNE 30,  MARCH 31,
                                                              1997      1998
                                                            -------- -----------
                                                                     (UNAUDITED)
   Furniture and fixtures.................................. $  8,557  $ 17,386
   Automobile and trucks...................................  145,179   215,678
   Leasehold improvements..................................   70,910    90,740
   Equipment...............................................  101,851    87,547
   Rental equipment........................................  457,441   522,999
                                                            --------  --------
                                                             783,938   934,350
   Less accumulated depreciation and amortization..........  249,323   372,344
                                                            --------  --------
                                                            $534,615  $562,006
                                                            ========  ========

                       B. HIGGINBOTHAM ENTERPRISES, INC.

  Depreciation charged to income was $148,936 and $126,928 (unaudited) for the year ended June 30, 1997 and the nine months ended March 31, 1998, respectively.

(3) NOTES PAYABLE AND LONG-TERM DEBT

  Long-term debt consists of the following:

                                                             JUNE
                                                              30,    MARCH 31,
                                                             1997      1998
                                                            ------- -----------
                                                                    (UNAUDITED)
   Note payable to a bank, due in monthly installments of
    $1,417, interest rate of 9%; final payment due Decem-
    ber 2001..............................................  $62,557  $    --
   Note payable to a bank, due in monthly installments of
    $3,228, interest rate of 9.25%; final payment due De-
    cember 2001...........................................      --     93,267
   Note payable to a bank, due in monthly installments of
    $356, interest rate of 9.25%; final payment due July
    2001..................................................      --     12,184
   Note payable to a bank, due in monthly installments of
    $406, interest rate of 9.00%; final payment due Decem-
    ber 2001..............................................      --     16,333
   Note payable to a bank, due in monthly installments of
    $264, interest rate of 10.25%; final payment due May
    2002..................................................   12,135       --
                                                            -------  --------
     Total................................................   74,692   121,784
   Less current installments..............................   14,480    35,357
                                                            -------  --------
                                                            $60,212  $ 86,427
                                                            =======  ========

  The aggregate maturities of long-term debt subsequent to June 30, 1997, are as follows: 1998, $14,480; 1999, $15,500; 2000, $16,500; 2001, $17,500; and
2002, $10,712.

  The Company has a line of credit agreement with a bank (maximum borrowing base of $500,000) that expires on June 30, 1998. Borrowings under the agreement bear interest at the bank's prime rate plus 1.5% and are secured by substantially all of the Company's assets.

  The Company is subject to a number of restrictive financial and other covenants under the line of credit agreement. As of June 30, 1997 and March 31, 1998 (unaudited), the Company was in compliance with these covenants.

(4) LEASES

  The Company leases certain of its facilities under an operating lease on a month-to-month basis.

(5) INCOME TAXES

  The following are the components of the provision for income taxes for the year ended June 30, 1997:

                                                                          1997
                                                                         -------
      Deferred:
        Federal......................................................... $22,414
        Current.........................................................   4,430
                                                                         -------
                                                                         $26,844
                                                                         =======

                       B. HIGGINBOTHAM ENTERPRISES, INC.

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 1997 are presented below:

                                                                      JUNE 30,
                                                                        1997
                                                                      ---------
Deferred tax assets:
  Net operating loss carry forwards.................................. $  28,621
  Expenses not currently deductible due to cash-basis tax accounting
   ..................................................................   392,139
  Other..............................................................    14,096
                                                                      ---------
    Total gross deferred tax assets..................................   434,856
                                                                      ---------
Deferred tax liabilities:
  Income not currently taxable due to cash-basis tax accounting...... $ 584,212
    Net deferred tax liability....................................... $ 149,356
                                                                      =========

  The following is a reconciliation between income tax expense (benefit) and the amount computed by applying the statutory federal income tax rate to loss before taxes:

                                                                        1997
                                                                      --------
     Statutory rate of 34% applied to pre-tax net loss............... $(19,058)
     Other...........................................................   (7,786)
                                                                      --------
     Income tax expense (benefit).................................... $(26,844)
                                                                      ========

(6) RELATED PARTY TRANSACTIONS

  The Company rents office space from the stockholder of the Company. There is no formal lease agreement related to these arrangements. Rental expense was $103,200 for the year ended June 30, 1997 and $94,846 (unaudited) for the nine months ended March 31, 1998, respectively.

  The Company has made non-interest bearing advances to its sole stockholder. It is expected that the remaining balance of these advances, $2,724 (unaudited) at March 31, 1998, will be received in fiscal 1998.

  Due from (to) the sole stockholder represents non-interest bearing balances resulting from advances made or received monthly.

(7) FAIR MARKET VALUE OF FINANCIAL INSTRUMENTS

  For certain of the Company's financial instruments, including receivables, bank overdraft, accounts payable, and sales and payroll taxes payable, the carrying values approximates fair values because of their short maturity. The carrying value of borrowing under the revolving line of credit approximates fair value because of the variable interest rate. The fair values of borrowings under notes payable and long-term debt approximate carrying values due to current interest rates.

                       B. HIGGINBOTHAM ENTERPRISES, INC.

(8) EMPLOYEE STOCK OWNERSHIP PLAN

  On July 1, 1996, the Company established an Employee Stock Ownership Plan
(ESOP) to enable eligible employees to acquire a proprietary interest in the stock of the Company. Any employee who has completed six months of service and is at least 20 and one-half years old is eligible to participate in the ESOP. The Company accrued a contribution of $152,499 at June 30, 1997 based on a percentage of eligible wages. The common stock was issued in April 1998.

(9) COMMITMENTS

  The Company was guarantor of a loan to the sole stockholder of approximately $100,000 which was used to fund construction of a building which houses the Company's office facilities. The sole stockholder refinanced the loan in July 1997, and the Company was released from its guarantee.

(10) SUBSEQUENT EVENTS

  In April 1998, Higginbotham filed a form 3115 with the IRS for an "Application for Change in Accounting Method" to convert from the cash basis to the accrual method for income tax purposes.

  In June 1998, Higginbotham was acquired by Intellisys Group, Inc. and the Company filed a resolution to terminate the ESOP plan.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors
Proline Industries, Inc.
Seattle, Washington

  We have audited the accompanying balance sheets of Proline Industries, Inc. as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Proline Industries, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          PETERSON SULLIVAN P.L.L.C.

Seattle, Washington
September 22, 1998

                            PROLINE INDUSTRIES, INC.

                                 BALANCE SHEETS

                                                  DECEMBER 31,
                                              ---------------------  JUNE 30,
                                                 1996       1997       1998
                                              ---------- ---------- -----------
                   ASSETS                                           (UNAUDITED)
Current Assets
  Accounts receivable, net of allowance for
   doubtful accounts; 1996--$35,000, 1997--
   $30,000, 1998--$31,500 ................... $4,245,043 $3,852,592 $ 4,676,372
  Inventory..................................  1,484,290  1,670,531   2,047,203
  Prepaid expenses and other current assets..     99,176    253,818     126,766
                                              ---------- ---------- -----------
    Total current assets.....................  5,828,509  5,776,941   6,850,341
Fixed Assets, at cost, net...................  1,455,427    549,938     590,007
Other Assets.................................     74,648     12,502      12,502
                                              ---------- ---------- -----------
                                              $7,358,584 $6,339,381 $ 7,452,850
                                              ========== ========== ===========
    LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable and other accrued
   expenses.................................. $2,118,660 $1,654,520 $ 2,944,266
  Line of credit.............................  2,877,740  3,234,342   2,935,679
  Loans from stockholders....................    649,170    312,593     387,593
  Current portion of long-term debt..........    100,580      8,665       8,665
                                              ---------- ---------- -----------
    Total current liabilities................  5,746,150  5,210,120   6,276,203
Long-term debt, less current portion.........    321,763      4,927       4,927
Stockholders' Equity
  Common stock, $1 par value, 50,000 shares
   authorized; 45,000 shares issued and
   outstanding...............................     45,000     45,000      45,000
  Retained earnings..........................  1,245,671  1,079,334   1,126,720
                                              ---------- ---------- -----------
                                               1,290,671  1,124,334   1,171,720
                                              ---------- ---------- -----------
                                              $7,358,584 $6,339,381 $ 7,452,850
                                              ========== ========== ===========


                       See Notes to Financial Statements

                            PROLINE INDUSTRIES, INC.

                            STATEMENTS OF OPERATIONS

                           YEARS ENDED DECEMBER 31,    SIX MONTHS ENDED JUNE 30,
                           --------------------------  -------------------------
                               1996          1997          1997         1998
                           ------------  ------------  ------------ ------------
                                                              (UNAUDITED)
Sales....................  $ 37,042,747  $ 32,224,366  $ 15,216,270 $ 14,558,567
Cost of sales............    28,973,877    25,574,446    12,041,278   11,266,543
                           ------------  ------------  ------------ ------------
Gross profit.............     8,068,870     6,649,920     3,174,992    3,292,024
Selling and administra-
 tive expenses, including
 interest; December 31,
 1996--$335,129, December
 31, 1997--$335,129, June
 30, 1997--$165,824, June
 30, 1998--$180,442......     7,791,483     6,397,617     2,961,752    3,204,088
                           ------------  ------------  ------------ ------------
Income before provision
 for income taxes........       277,387       252,303       213,240       87,936
Income taxes
  Current tax............       122,719        87,596        52,400       40,550
  Deferred tax...........       (11,255)       (9,840)          --           --
                           ------------  ------------  ------------ ------------
                                111,464        77,756        52,400       40,550
                           ------------  ------------  ------------ ------------
    Net income...........  $    165,923  $    174,547  $    160,840 $     47,386
                           ============  ============  ============ ============


                       See Notes to Financial Statements

                            PROLINE INDUSTRIES, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                       COMMON STOCK
                                     -----------------  RETAINED
                                     SHARES  PAR VALUE  EARNINGS     TOTAL
                                     ------  --------- ----------  ----------
Balances, December 31, 1995......... 46,500   $46,500  $1,114,353  $1,160,853
Net Income..........................    --        --      165,923     165,923
Repurchase of Stock................. (1,500)   (1,500)    (34,605)    (36,105)
                                     ------   -------  ----------  ----------
Balances, December 31, 1996......... 45,000    45,000   1,245,671   1,290,671
Transfer to shareholders in
 corporate reorganization...........    --        --     (340,884)   (340,884)
Net Income..........................    --        --      174,547     174,547
                                     ------   -------  ----------  ----------
Balances, December 31, 1997......... 45,000    45,000   1,079,334   1,124,334
Net Income (unaudited)..............    --        --       47,386      47,386
                                     ------   -------  ----------  ----------
Balances, June 30, 1998
 (unaudited)........................ 45,000   $45,000  $1,126,720  $1,171,720
                                     ======   =======  ==========  ==========



                       See Notes to Financial Statements

                            PROLINE INDUSTRIES, INC.

                            STATEMENTS OF CASH FLOWS

                                     DECEMBER 31,              JUNE 30,
                                 ----------------------  ---------------------
                                    1996        1997       1997        1998
                                 -----------  ---------  ---------  ----------
                                                             (UNAUDITED)
Cash Flows from Operating
 Activities
 Net income..................... $   165,923  $ 174,547  $ 160,840  $   47,386
 Adjustments to reconcile net
  income to net cash flows from
  operating activities
 Depreciation...................     358,361    111,032     60,000      78,000
 Deferred income taxes..........     (11,255)    (9,840)       --          --
 Changes in operating assets
  and liabilities
  Accounts receivable...........     160,463    392,451    114,079    (823,780)
  Inventory.....................   1,042,057   (186,241)  (619,003)   (376,672)
  Other assets..................     (89,007)   (82,656)  (200,811)    127,052
  Accounts payable and other
   accrued expenses.............     235,667   (475,379)   424,028   1,289,746
                                 -----------  ---------  ---------  ----------
   Net cash flows from operating
    activities..................   1,862,209    (76,086)   (60,867)    341,732
Cash Flows from Investing
 Activities
 Purchase of fixed assets.......    (997,452)  (412,257)  (234,750)   (118,069)
 Loan repayments from
  affiliate.....................         --     475,750    375,750         --
                                 -----------  ---------  ---------  ----------
   Net cash flows from investing
    activities..................    (997,452)    63,493    141,000    (118,069)
Cash Flows from Financing
 Activities
 Repurchase of stock............     (36,105)       --         --          --
 Stockholder loans, net.........     128,748   (336,577)  (318,002)        --
 Principal repayments on long-
  term debt.....................     (98,222)    (7,432)       --       75,000
 Proceeds from long-term debt...     500,000        --         581         --
 Increase (decrease) in line of
  credit borrowing, net.........  (1,359,178)   356,602    237,288    (298,663)
                                 -----------  ---------  ---------  ----------
   Net cash flows from financing
    activities..................    (864,757)    12,593    (80,133)   (223,663)
                                 -----------  ---------  ---------  ----------
   Change in cash and cash
    balance, end of year........ $       --   $     --   $     --   $      --
                                 ===========  =========  =========  ==========


                       See Notes to Financial Statements

                            PROLINE INDUSTRIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

 (INFORMATION AS OF JUNE 30, 1998, AND FOR THE SIX-MONTH PERIODS ENDED JUNE 30,
                          1997 AND 1998, IS UNAUDITED)

NOTE 1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization

  Proline Industries, Inc. ("Proline") sells audio-visual, video and computer projection equipment. The majority of the Company's accounts are businesses located in the State of Washington. The Company also has offices in Oregon and California.

Revenue Recognition

  Product sales are recognized as revenue upon shipment.

Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

  For purposes of the statements of cash flows, Proline considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

  Proline had issued checks in excess of bank deposits of $286,521, $465,527, and $459,644 at December 31, 1996 and 1997, and June 30, 1998, respectively. These amounts are included with accounts payable.

  Cash paid for interest was approximately $455,000 and $335,000 for the years ended December 31, 1996 and 1997, respectively, and $156,000 and $180,000 for the six months ended June 30, 1997 and 1998, respectively. Cash paid for income taxes was approximately $94,000 and $92,000 for the years ended December 31, 1996 and 1997, respectively, and $41,000 and $52,000 for the six months ended June 30, 1997 and 1998, respectively.

  The Company occasionally has cash balances on deposit in excess of FDIC insurance limits throughout the year.

Inventory

  Inventories are carried at the lower of cost (first-in, first-out) or market. Certain vendor accounts payable are secured by inventory.

                            PROLINE INDUSTRIES, INC.

Fixed Assets

  Fixed assets are depreciated using straight-line and accelerated methods over the estimated useful lives of the assets.

  Fixed assets consisted of the following:

                                                DECEMBER 31,
                                           -----------------------   JUNE 30,
                                              1996         1997        1998
                                           -----------  ----------  -----------
                                                                    (UNAUDITED)
Rental equipment.......................... $ 1,408,483  $      --   $      --
Furniture and equipment...................     878,325   1,055,318   1,126,926
Vehicles and aircraft.....................     449,856     354,703     401,165
                                           -----------  ----------  ----------
                                             2,736,664   1,410,021   1,528,091
Less accumulated depreciation.............  (1,281,237)   (860,083)   (938,084)
                                           -----------  ----------  ----------
                                           $ 1,455,427  $  549,938  $  590,007
                                           ===========  ==========  ==========

Income Taxes

  Proline accounts for income taxes under the asset and liability approach that requires the recognition of deferred tax assets and liabilities for expected future tax consequences of events that have been recognized in the financial statements or tax returns. In estimating future tax consequences, Proline generally considers all expected future events other than enactments of changes in tax laws or rates.

Advertising

  Advertising costs are charged to operations when the advertising first takes place. Advertising expense amounted to $117,816 and $77,437 in the years ended December 31, 1996 and 1997, and $22,506 and $48,383 in the six months ended June 30, 1997 and 1998, respectively.

Unaudited Balances

  The accompanying unaudited financial statements include all adjustments (consisting of only normal recurring adjustments) that management considers necessary for a fair presentation of the financial position and results of operations as of the date and for the periods indicated.

NOTE 2. CORPORATE REORGANIZATION

  On January 1, 1997, the Company reorganized into two corporations: Proline Industries, Inc. and Proline Audio Visual Rentals, Inc. ("Proline Audio"). The Board of Directors effected this split by forming Proline Audio and simultaneously declaring a dividend to Proline shareholders in the form of 500 shares of common stock in the newly formed corporation. This represented all of the Proline Audio issued stock. Stockholders of record of Proline received one share of Proline Audio common stock for every 90 shares of Proline stock held. No gain or loss was recognized on this disposal of a portion of the Company's business. This transaction has been accounted for as a spin-

                           PROLINE INDUSTRIES, INC.

off and, accordingly, retained earnings has been decreased $340,884 as of January 1, 1997, representing the carrying value of the assets and liabilities transferred at the spin-off date. Proline Audio consists principally of the assets and related liabilities that had been used by Proline in its rental operations. The cost of the rental fixed assets transferred at the time of the transfer was $1,773,512 with a net book value of $1,227,254. The liabilities transferred to Proline Audio consisted of a note payable to a bank in the amount of $410,620 and a loan payable to Proline for $475,750.

NOTE 3. LEASE COMMITMENTS

  Proline leases office and warehouse space in various locations under noncancelable leases. Proline's office lease for its headquarters is cancelable each January 31, but the Company expects to maintain the lease through its entire five-year term, so it is included in the lease commitment table below.

  Proline Audio reimburses the Company for its allocable share of rental costs.

  Future minimum noncancelable rental payments at December 31, 1997 (and rental payments associated with Proline's headquarters) are:

                                          RENT EXPENSE REIMBURSEMENTS    NET
                                          ------------ -------------- ----------
1998.....................................  $  401,832     $ 86,053    $  315,779
1999.....................................     417,187       88,692       328,495
2000.....................................     409,079       76,665       332,414
2001.....................................     272,125       64,194       207,931
2002.....................................     283,010       66,762       216,248
Thereafter...............................      23,660        5,581        18,079
                                           ----------     --------    ----------
  Total..................................  $1,806,893     $387,947    $1,418,946
                                           ==========     ========    ==========

  Total rent expense was $454,164 and $378,617 in the years ended December 31, 1996 and 1997, respectively, and $180,738 and $215,556 in the six months ended June 30, 1997 and 1998, respectively.

  The Company's leased office in Portland, Oregon, is owned by the majority stockholders of Proline. Rent paid on this facility in the year ended December 31, 1996, was $120,700. Rent paid for the year ended December 31, 1997, was $117,180, net of $17,034 of reimbursements from Proline Audio. Rent paid in the six months ended June 30, 1997, was $53,381, net of $12,477 of reimbursements from Proline Audio. Rent on this facility for the six months ended June 30, 1998, was $71,774.

                            PROLINE INDUSTRIES, INC.

NOTE 4. LONG-TERM DEBT

                                                     DECEMBER 31,
                                                   ----------------  JUNE 30,
                                                     1996    1997      1998
                                                   -------- ------- -----------
                                                                    (UNAUDITED)
Note payable to a bank, due in monthly
 installments of $10,490, including interest at
 8.3%, secured by rental equipment................ $410,619 $   --    $   --
Other notes payable...............................   11,724  13,592    13,592
                                                   -------- -------   -------
                                                    422,343  13,592    13,592
Less current portion..............................  100,580   8,665     8,665
                                                   -------- -------   -------
                                                   $321,763 $ 4,927   $ 4,927
                                                   ======== =======   =======

NOTE 5. LOANS FROM STOCKHOLDERS

  The loans from stockholders are unsecured and are due on demand. Interest on the loans is payable quarterly at 12.0%. Total interest expense on these loans was $66,446 and $46,862 in the years ended December 31, 1996 and 1997, respectively. Interest expense on these loans was $27,972 and $20,139 in the six months ended June 30, 1997 and 1998, respectively.

NOTE 6. LINE OF CREDIT

  The Company has established a line of credit with a bank for $4,500,000. The loan bears interest at the bank's prime rate plus .25% (resulting in a rate of 8.75% at December 31, 1997). The line is secured by accounts receivable and inventory. The line is subject to renewal annually on July 31.

NOTE 7. TRANSACTIONS WITH AFFILIATE

  Proline Audio had the following transactions with Proline:

                                                  DECEMBER 31,     JUNE 30,
                                                 -------------- ---------------
                                                 1996    1997    1997    1998
                                                 ----- -------- ------- -------
                                                                  (UNAUDITED)
Reimbursement to Proline for Proline Audio's
 proportionate rent for shared space at various
 locations...................................... $ --  $192,689 $54,660 $48,990
Reimbursement to Proline for office
 expenditures................................... $ --  $ 95,702 $57,545 $62,638
Purchase of equipment from Proline.............. $ --  $135,431 $84,093 $10,647

NOTE 8. EMPLOYEE PROFIT SHARING

  Proline sponsors an employee savings and profit sharing plan. The Plan covers all eligible employees. Proline matches a portion of employees' elective contributions. In addition, Proline may make annual profit sharing contributions at the discretion of the Board of Directors. In the year ended December 31, 1996, there were $22,719 in matching contributions and $50,000 in discretionary contributions. In the year ended December 31, 1997, there were $23,518 in matching contributions and no discretionary contributions. For the six months ended June 30, 1997 and 1998, there were $10,165 and $13,036, respectively, in matching contributions.

                            PROLINE INDUSTRIES, INC.

NOTE 9. SUBSEQUENT EVENT

  Subsequent to June 30, 1998, Proline's stockholders signed a non-binding letter of intent to sell all of Proline's common stock. The value of Proline's assets and liabilities has not been adjusted for this transaction.

                              [INSIDE BACK COVER]

ARTWORK:

[Photograph showing Tandem Computers Advanced Technology Laboratory.]

CAPTIONS:

Tandem Computers Inc. Advanced Technology Laboratory

  The multimedia demonstration system in Tandem's advanced technology laboratory theater uses text, graphics and sound systems designed and installed by Intellisys. The system allows Tandem's researchers to demonstrate their latest developments in computing hardware and software to groups of potential customers.

ARTWORK:

[Photograph showing Santa Clara University lecture hall.]

CAPTIONS:

Santa Clara University Distance Learning Classrooms

  Intellisys created the television and presentation systems for Santa Clara University's new classrooms. These systems allow teachers to share educational media with students at numerous off-site locations. Working through a process of planning, budgeting and installation, Intellisys provided the university with state-of-the-art teaching facilities.

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-------------------------------------------------------------------------------

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL. THE
INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF       , 1998.

                               -----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   9
Use of Proceeds..........................................................  15
Dividend Policy..........................................................  15
Capitalization...........................................................  16
Dilution.................................................................  17
Selected Consolidated Financial Data.....................................  18
Pro Forma Consolidated Financial Data....................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  28
Business.................................................................  35
Management...............................................................  46
Principal Stockholders...................................................  52
Certain Transactions.....................................................  53
Shares Eligible for Future Sale..........................................  53
Description of Capital Stock.............................................  54
Underwriting.............................................................  58
Legal Matters............................................................  60
Experts..................................................................  60
Available Information....................................................  61
Index to Financial Statements............................................ F-1

UNTIL      , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
THAT BUY, SELL OR TRADE THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THESE DEALERS ARE ALSO OBLIGATED TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
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                               2,000,000 SHARES

                                     LOGO

                                 COMMON STOCK

                               -----------------
                                  PROSPECTUS
                               -----------------

                        WEDBUSH MORGAN SECURITIES INC.

                                       , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses to be paid by the Company in connection with the distribution of the securities being registered are as set forth in the following table:

Securities and Exchange Commission Fee................................ $  6,785
NASD Filing Fee.......................................................    2,500
Nasdaq National Market Listing Fee....................................   63,725
*Legal Fees and Expenses..............................................  250,000
*Accounting Fees and Expenses.........................................  300,000
*Printing Expenses....................................................  120,000
*Blue Sky Fees and Expenses...........................................    5,000
*Registrar and Transfer Agent Fees and Expenses.......................   10,000
*Miscellaneous........................................................   41,990
                                                                       --------
  *Total.............................................................. $800,000
                                                                       ========

--------
* Estimated.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Section 145 of the Delaware General Corporation Law (the "DGCL"), the Company's Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (iii) pursuant to Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, the Amended and Restated Bylaws of the Company provide that (i) the Company shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of the Company, or is or was serving in certain capacities of other enterprises (including, for example, subsidiaries of the Company) at the Company's request, including those circumstances in which indemnification would otherwise be discretionary; (ii) the Company may, in its discretion, indemnify employees and agents in those circumstances where indemnification is not required by law; (iii) expenses incurred by a director or officer arising from a threatened or pending action, suit or proceeding shall be paid by the Company in advance of final disposition of the action upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if ultimately he is not entitled to indemnification; and (iv) the rights conferred in the Bylaws are not exclusive and the Company is authorized to enter into indemnification agreements with its directors, officers and employees. The Bylaws permit the Company to maintain director and officer liability insurance for its directors and officers whether or not the Company would have the power or the obligation to indemnify them against such liability under the indemnification provisions of the Bylaws.

The Company has obtained a policy of directors' and officers' liability insurance for its directors and officers to insure directors and officers against the costs of defense, settlement or payment of a judgment under certain circumstances. The Company has entered into indemnification agreements with its executive officers and directors pursuant to which the Company has agreed to indemnify these officers and directors to the fullest extent permitted by the DGCL.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Since October 1995, the Registrant has issued and sold unregistered securities (after giving effect to the Reincorporation) as follows:

  (1) An aggregate of 156,177 shares of the Company's common stock were issued in a private placement in June 1998. The consideration received for such shares was $1,050,000.

  (2) Warrants for the purchase of an aggregate of 47,142 shares of common stock with an exercise price of $27.21 per share were issued in June 1998 in connection with a bridge loan facility.

  (3) In connection with the Company's acquisition of Digital, in August 1998 the Registrant issued three subordinated convertible promissory notes to Digital that are convertible into an aggregate of 72,619 shares of the Company's common stock immediately following this offering.

  (4) In May 1998, Frank DiGirolamo, then an executive officer of the Company, exercised a stock option to purchase 8,093 shares of the Company's common stock at an exercise price of $3.00 per share.

  (5) In October 1995, Douglas Adams, a former executive officer of the Company, exercised options to purchase 142,439 shares of the Company's common stock at an exercise price of $.001 per share.

No underwriters were used in connection with these sales and issuances. The sales and issuances of these securities were exempt from registration under the Securities Act pursuant to (i) Rule 701 promulgated thereunder, on the basis that the stock options were offered and sold pursuant to written contracts relating to consideration, as provided by Rule 701, or (ii) Section 4(2) thereof, on the basis that the transactions did not involve a public offering.

ITEM 16. EXHIBITS

    1.1 Form of Underwriting Agreement.*
    1.2 Form of Warrant Agreement.*
    3.1 Amended and Restated Certificate of Incorporation.
    3.2 Amended and Restated Bylaws.
    4.1 Form of Specimen Common Stock Certificate.*
    5.1 Opinion of Latham & Watkins.*
   10.1 1998 Equity Participation Plan.
   10.2 Investor Agreement among the Company, E*Capital Corporation, Feighner
        Family Trust, Den-Mat Corp., Edward Wedbush and Donald Esters, dated
        June 24, 1998.
   10.3 Registration Rights Agreement among the Company, E*Capital Corporation,
        Feighner Family Trust, Den-Mat Corp. and Edward Wedbush, dated June 24,
        1998.

   10.4  Original Stockholders Agreement among the Company, National Financial
         Associates, Continental Far East, Thomas L. Ringer and Juanita B.
         Ringer, as co-trustees, Advanced Communications Equipment Co. Ltd.,
         John Bohle, Donald Esters, and Walter Goodman, dated March 4, 1994.
   10.5  Stockholders Agreement between the Company and Douglas Adams, dated
         October 17, 1995.
   10.6  Stockholders Agreement between the Company and the Esters Family
         Partnership, dated February 5, 1998.
   10.7 Stockholders Agreement between the Company and Frank S. DiGirolamo, dated May 1, 1998.
   10.8  Option Agreement between the Company and Michael Dennis, dated March
         4, 1994.
   10.9  Option Agreement between the Company and Mark Madison, dated March 4,
         1994.
   10.10 Option Agreement between the Company and Douglas Adams, dated March 4,
         1994.
   10.11 Non-Qualified Stock Option Agreement between the Company and Michael
         Dennis, dated January 1, 1996.
   10.12 Non-Qualified Stock Option Agreement between the Company and Frank
         DiGirolamo, dated January 1, 1996.
   10.13 Non-Qualified Stock Option Agreement between the Company and Craig
         Park, dated September 20, 1996.
   10.14 Non-Qualified Stock Option Agreement between the Company and Michael
         Dennis, dated May 19, 1997.
   10.15 Non-Qualified Stock Option Agreement between the Company and Michael
         Dennis, dated February 1, 1998.
   10.16 Non-Qualified Stock Option Agreement between the Company and Dennis
         Kushner, dated February 1, 1998.
   10.17 Non-Qualified Stock Option Agreement between the Company and Mark
         Madison, dated February 1, 1998.
   10.18 Asset Purchase Agreement between the Company and Digital Networks
         Corporation, dated June 12, 1998.
   10.19 Stock Purchase Agreement among the Company, Alford Media Sales, Inc.
         and the shareholders thereof, dated June 24, 1998.
   10.20 Stock Purchase Agreement among the Company, B. Higginbotham
         Enterprises, Inc. and the shareholders thereof, dated June 10, 1998.
   10.21 Letter of Intent between the Company and Aurora Visual Systems, dated
         August 17, 1998.
   10.22 Letter of Intent between the Company and Proline Industries, Inc., dated October 5, 1998.
   10.23 Stock Purchase Agreement by and among the Company, E*Capital
         Corporation, Feighner Family Trust, Den-Mat Corp. and Edward Wedbush, dated June 24, 1998.
   10.24 Warrant to Purchase Stock issued by the Company for the benefit of Sand Hill Capital LLC.
   10.25 Agreement with Seller Stockholders among the Company, Michael
         Stammire, Richard Bart Moran and Chris H. Ursetta, dated June 12,
         1998.
   10.26 Lease Agreement between the Company and Jack Dymond Lathing Company, dated February 7, 1992.
   10.27 Amendment to Lease Agreement between the Company and Jack Dymond
         Lathing Company, dated October 5, 1995.
   10.28 Lease Agreement between the Company and Robert Geisler, dated April
         13, 1998.
   10.29 Lease Agreement between the Company and Pyramid Investment
         Corporation, dated September 22, 1995.
   10.30 Lease Agreement between the Company and Olen Properties Corp., dated
         August 14, 1996.
   10.31 Lease Agreement between the Company and Fortune Fifty Associates, dated February 23, 1998.

   10.32 First Amendment to Lease Agreement between the Company and Fortune
         Fifty Associates, dated April 3, 1998.
   10.33 Lease Agreement among the Company, Wells Fargo Bank, N.A., as corporate co-trustee for the Automotive Industries Pension Trust Fund, and other corporate co-trustees, dated May 14, 1998.
   10.34 Lease Agreement between the Company and John and Vesna Meehan, dated
         August 10, 1995.
   10.35 Lease Agreement between the Company and Norris Investments Limited, dated August 12, 1996.
   10.36 Lease Agreement between the Company and Inverness Associates--373, dated July 29, 1997.
   10.37 Lease Agreement between the Company and Robert Higginbotham, dated
         June 15, 1998.
   10.38 Lease Agreement between the Company and Richard Ranger, dated June 1,
         1998.
   10.39 Lease Agreement between the Company and Robert Higginbotham, dated
         June 15, 1998.
   10.40 Lease Agreement between the Company and IVEST, Inc., dated February 9,
         1998.
   10.41 First Amendment to Lease Agreement between the Company and IVEST,
         Inc., dated July 13, 1998.
   10.42 Lease Agreement between the Company and The Raymond Malooly Trust, dated December 31, 1997.
   10.43 Lease Agreement between the Company and Your Office USA, Inc., dated
         June 1, 1998.
   10.44 Loan and Security Agreement among the Company, Educational Industrial
         Sales, Incorporated, Alford Media Sales, Inc., B. Higginbotham
         Enterprises, Inc. and Sanwa Business Credit Corporation, dated
         September 3, 1998.
   10.45 Loan Agreement by and among Sand Hill Capital LLC and the Company, dated June 29, 1998.
   10.46 Subordinated Convertible Promissory Notes made by the Company in favor of Digital Networks Corporation, dated August 24, 1998.
   10.47 Subordinated Promissory Buyer Notes made by the Company in favor of
         Digital Networks Corporation, dated August 24, 1998.
   10.48 Demand Note made by The Dupuis Group, L.L.C. for the benefit of the
         Company, dated April 2, 1996.
   10.49 Subordinated Promissory Note made by the Company for the benefit of
         Robert V. Higginbotham, dated June 29, 1998.
   10.50 Promissory Note made by Durand Communications, Inc. for the benefit of the Company dated November 19, 1997.
   10.51 Software Consulting Agreement between Frank Rimmerman Consulting LLC and the Company, dated June 1, 1998.
   10.52 Form of Indemnification Agreement.*
   21    List of Subsidiaries.
   23.1  Consent of KPMG Peat Marwick LLP.
   23.2  Consent of Peterson Sullivan P.L.L.C.
   23.3  Consent of Latham & Watkins (included in Exhibit 5.1).
   24.1  Powers of Attorney (contained on the signature page of this
         Registration Statement).
   27.1  Financial Data Schedule.

--------
* To be filed by amendment.

ITEM 17. UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) It will provide to the Representatives, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Representatives to permit prompt delivery to each purchaser.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on October 16, 1998.

                                          Intellisys Group, inc.

                                              /s/ Donald J. Esters
                                          By: _________________________________
                                            Donald J. Esters
                                            Chairman, President and Chief
                                            Financial Officer

                               POWER OF ATTORNEY

  KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Donald J. Esters and Daniel M. Caserza, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement the Company may hereafter file with the Securities and Exchange Commission pursuant to Rule 462(b) under the Securities Act to register additional shares of common stock, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by each of the following persons in the capacities and on the dates indicated:

              SIGNATURE                           TITLE                    DATE
              ---------                           -----                    ----

         /s/ Donald J. Esters          Chairman, President and       October 16, 1998
______________________________________  Chief Financial Officer
           DONALD J. ESTERS             (Principal Executive
                                        Officer and
                                        Principal Financial
                                        Officer)

        /s/ Daniel M. Caserza          Corporate Controller          October 16, 1998
______________________________________  (Principal Accounting
          DANIEL M. CASERZA             Officer)

           /s/ Frank Perna             Director                      October 16, 1998
______________________________________
             FRANK PERNA

            /s/ John Bohle             Director                      October 16, 1998
______________________________________
              JOHN BOHLE

                                 EXHIBIT INDEX

  1.1  Form of Underwriting Agreement.*
  1.2  Form of Warrant Agreement.*
  3.1  Amended and Restated Certificate of Incorporation.
  3.2  Amended and Restated Bylaws.
  4.1  Form of Specimen Common Stock Certificate.*
  5.1  Opinion of Latham & Watkins.*
 10.1  1998 Equity Participation Plan.
 10.2  Investor Agreement among the Company, E*Capital Corporation, Feighner
       Family Trust, Den-Mat Corp., Edward Wedbush and Donald Esters, dated
       June 24, 1998.
 10.3  Registration Rights Agreement among the Company, E*Capital Corporation,
       Feighner Family Trust, Den-Mat Corp. and Edward Wedbush, dated June 24,
       1998.
 10.4  Original Stockholders Agreement among the Company, National Financial
       Associates, Continental Far East, Thomas L. Ringer and Juanita B.
       Ringer, as co-trustees, Advanced Communications Equipment Co. Ltd., John
       Bohle, Donald Esters, and Walter Goodman, dated March 4, 1994.
 10.5  Stockholders Agreement between the Company and Douglas Adams, dated
       October 17, 1995.
 10.6  Stockholders Agreement between the Company and the Esters Family
       Partnership, dated February 5, 1998.
 10.7 Stockholders Agreement between the Company and Frank S. DiGirolamo, dated May 1, 1998.
 10.8  Option Agreement between the Company and Michael Dennis, dated March 4,
       1994.
 10.9  Option Agreement between the Company and Mark Madison, dated March 4,
       1994.
 10.10 Option Agreement between the Company and Douglas Adams, dated March 4,
       1994.
 10.11 Non-Qualified Stock Option Agreement between the Company and Michael
       Dennis, dated January 1, 1996.
 10.12 Non-Qualified Stock Option Agreement between the Company and Frank
       DiGirolamo, dated January 1, 1996.
 10.13 Non-Qualified Stock Option Agreement between the Company and Craig Park, dated September 20, 1996.
 10.14 Non-Qualified Stock Option Agreement between the Company and Michael
       Dennis, dated May 19, 1997.
 10.15 Non-Qualified Stock Option Agreement between the Company and Michael
       Dennis, dated February 1, 1998.
 10.16 Non-Qualified Stock Option Agreement between the Company and Dennis
       Kushner, dated February 1, 1998.
 10.17 Non-Qualified Stock Option Agreement between the Company and Mark
       Madison, dated February 1, 1998.
 10.18 Asset Purchase Agreement between the Company and Digital Networks
       Corporation, dated June 12, 1998.
 10.19 Stock Purchase Agreement among the Company, Alford Media Sales, Inc. and the shareholders thereof, dated June 24, 1998.
 10.20 Stock Purchase Agreement among the Company, B. Higginbotham Enterprises,
       Inc. and the shareholders thereof, dated June 10, 1998.
 10.21 Letter of Intent between the Company and Aurora Visual Systems, dated
       August 17, 1998.

 10.22 Letter of Intent between the Company and Proline Industries, Inc., dated
       October 5, 1998.
 10.23 Stock Purchase Agreement by and among the Company, E*Capital
       Corporation, Feighner Family Trust, Den-Mat Corp. and Edward Wedbush, dated June 24, 1998.
 10.24 Warrant to Purchase Stock issued by the Company for the benefit of Sand
       Hill Capital LLC.
 10.25 Agreement with Seller Stockholders among the Company, Michael Stammire,
       Richard Bart Moran and Chris H. Ursetta, dated June 12, 1998.
 10.26 Lease Agreement between the Company and Jack Dymond Lathing Company, dated
       February 7, 1992.
 10.27 Amendment to Lease Agreement between the Company and Jack Dymond Lathing
       Company, dated October 5, 1995.
 10.28 Lease Agreement between the Company and Robert Geisler, dated April 13,
       1998.
 10.29 Lease Agreement between the Company and Pyramid Investment Corporation, dated
       September 22, 1995.
 10.30 Lease Agreement between the Company and Olen Properties Corp., dated
       August 14, 1996.
 10.31 Lease Agreement between the Company and Fortune Fifty Associates, dated
       February 23, 1998.
 10.32 First Amendment to Lease Agreement between the Company and Fortune Fifty
       Associates, dated April 3, 1998.
 10.33 Lease Agreement among the Company, Wells Fargo Bank, N.A., as corporate co-trustee for the Automotive Industries Pension Trust Fund, and other corporate co-trustees, dated May 14, 1998.
 10.34 Lease Agreement between the Company and John and Vesna Meehan, dated
       August 10, 1995.
 10.35 Lease Agreement between the Company and Norris Investments Limited, dated August 12, 1996.
 10.36 Lease Agreement between the Company and Inverness Associates--373, dated
       July 29, 1997.
 10.37 Lease Agreement between the Company and Robert Higginbotham, dated June
       15, 1998.
 10.38 Lease Agreement between the Company and Richard Ranger, dated June 1,
       1998.
 10.39 Lease Agreement between the Company and Robert Higginbotham, dated June
       15, 1998.
 10.40 Lease Agreement between the Company and IVEST, Inc., dated February 9,
       1998.
 10.41 First Amendment to Lease Agreement between the Company and IVEST, Inc., dated
       July 13, 1998.
 10.42 Lease Agreement between the Company and The Raymond Malooly Trust, dated
       December 31, 1997.
 10.43 Lease Agreement between the Company and Your Office USA, Inc., dated
       June 1, 1998.
 10.44 Loan and Security Agreement among the Company, Educational Industrial
       Sales, Incorporated, Alford Media Sales, Inc., B. Higginbotham
       Enterprises, Inc. and Sanwa Business Credit Corporation, dated September
       3, 1998.
 10.45 Loan Agreement by and among Sand Hill Capital LLC and the Company, dated
       June 29, 1998.
 10.46 Subordinated Convertible Promissory Notes made by the Company in favor of Digital Networks Corporation, dated August 24, 1998.
 10.47 Subordinated Promissory Buyer Notes made by the Company in favor of Digital Networks Corporation, dated August 24, 1998.
 10.48 Demand Note made by The Dupuis Group, L.L.C. for the benefit of the Company, dated April 2, 1996.
 10.49 Subordinated Promissory Note made by the Company for the benefit of Robert V. Higginbotham, dated June 29, 1998.
 10.50 Promissory Note made by Durand Communications, Inc. for the benefit of the Company dated November 19, 1997.

 10.51 Software Consulting Agreement between Frank Rimmerman Consulting LLC and the Company, dated June 1, 1998.
 10.52 Form of Indemnification Agreement.*
 21    List of Subsidiaries.
 23.1  Consent of KPMG Peat Marwick LLP.
 23.2  Consent of Peterson Sullivan P.L.L.C.
 23.3  Consent of Latham & Watkins (included in Exhibit 5.1).*
 24.1  Powers of Attorney (contained on the signature page of this Registration
       Statement).
 27.1  Financial Data Schedule.

--------
* To be filed by amendment.